                                                                  EXECUTION COPY

================================================================================

                                CREDIT AGREEMENT

                          DATED AS OF FEBRUARY 7, 2006

                                  by and among

                                RATHGIBSON, INC.

                                   as Borrower

                                       and

                     THE OTHER PERSONS PARTY HERETO THAT ARE

                          DESIGNATED AS CREDIT PARTIES

                                       and

                      GENERAL ELECTRIC CAPITAL CORPORATION

                        as Agent, L/C Issuer and a Lender

                                       and

                  THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

                                   as Lenders

================================================================================

                                TABLE OF CONTENTS

        2.6    Landlords' Agreements, Mortgagee Agreements, Bailee

                                       -i-

        4.10   Accounting Terms; Utilization of GAAP for Purposes of

                                      -ii-

        9.7    Lenders' Obligations Several; Independent Nature of

                                      -iii-

                               INDEX OF APPENDICES

Annexes
--------

Annex A               -        Definitions
Annex B               -        Pro Rata Shares and Commitment Amounts
Annex C               -        Closing Checklist
Annex D               -        Pro Forma
Annex E               -        Lenders' Bank Accounts

Exhibits
--------

Exhibit 1.1(a)(i)     -        Revolving Note
Exhibit 1.1(a)(ii)    -        Notice of Revolving Credit Advance
Exhibit 1.1(c)        -        Swing Line Note
Exhibit 1.2(e)        -        Notice of Continuation/Conversion
Exhibit 4.9(d)        -        Borrowing Base Certificate
Exhibit 4.9(k)        -        Compliance Certificate
Exhibit 8.1           -        Assignment Agreement
Exhibit A-1           -        Fixed Charge Coverage Ratio
Exhibit B             -        Form of Copyright Security Agreement
Exhibit C             -        Form of Patent Security Agreement

Schedules
---------

Schedule 2.7          -        Corporate and Trade Names
Schedule 3.1          -        Indebtedness
Schedule 3.3          -        Investments
Schedule 3.4          -        Contingent Obligations
Schedule 3.8          -        Affiliate Transactions
Schedule 5.4(a)       -        Jurisdictions of Organization and Qualifications
Schedule 5.4(b)       -        Capitalization
Schedule 5.6          -        Intellectual Property
Schedule 5.7          -        Investigations and Audits
Schedule 5.8          -        Employee Matters
Schedule 5.10         -        Litigation
Schedule 5.12         -        Real Estate
Schedule 5.13         -        Environmental Matters
Schedule 5.14         -        ERISA
Schedule 5.16         -        Deposit and Disbursement Accounts
Schedule 5.17         -        Agreements and Other Documents
Schedule 5.18         -        Insurance

                                      -iv-

                                CREDIT AGREEMENT

        This CREDIT AGREEMENT is dated as of February 7, 2006 and entered into by and among RATHGIBSON, INC., a Delaware corporation ("RathGibson" or the
"Borrower"), the other persons designated as "Credit Parties" on the signature pages hereof, the financial institutions who are or hereafter become parties to this Agreement as Lenders, and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware
corporation (in its individual capacity "GE Capital"), as the initial L/C Issuer and as Agent.

                                R E C I T A L S:

        WHEREAS, Borrower desires that Lenders extend a revolving credit facility to Borrower to refinance existing Indebtedness (as hereinafter defined)
of Borrower and to provide working capital for Borrower; and

        WHEREAS, pursuant to the Acquisition Agreement (as hereinafter defined),
RGCH Holdings Corp., a Delaware corporation ("Holdings") intends to acquire all the Stock of Borrower contemporaneously with the Closing Date (the
"Acquisition"); and

        WHEREAS, Borrower desires to secure all of its Obligations (as hereinafter defined) under the Loan Documents (as hereinafter defined) by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its personal and real property; and

        WHEREAS, after giving effect to the Acquisition, Holdings will own all of the Stock of Borrower and is willing to guaranty the Obligations and to pledge to Agent, for the benefit of Agent and Lenders, all of the Stock of
Borrower to secure the Obligations; and

        WHEREAS, all capitalized terms herein shall have the meanings ascribed thereto in Annex A hereto which is incorporated herein by reference.

        NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Credit Parties, Lenders and
Agent agree as follows:

                                   SECTION 1.
                           AMOUNTS AND TERMS OF LOANS

        1.1     Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower and the other
Credit Parties contained herein:

                (a)     Revolving Loans.

                        (i)     Each Revolving Lender agrees, severally and not
jointly, to make available to Borrower from time to time until the Commitment
Termination Date its Pro Rata Share of advances (each a "Revolving Credit
Advance") requested by Borrower hereunder. The Pro Rata Share of the Revolving
Loan of any Revolving Lender (including, without duplication, Swing Line Loans)
shall not at any time exceed its separate Revolving Loan Commitment. Revolving
Credit Advances may be repaid and reborrowed; provided, that the amount of any
Revolving Credit Advance to be made at any time shall not exceed Borrowing
Availability. Borrowing Availability may be further reduced by Reserves imposed by Agent in its reasonable credit judgment. All Revolving Loans shall be repaid in full on the Commitment Termination Date. Borrower shall execute and deliver to each Revolving Lender a note to evidence the Revolving Loan Commitment of that Revolving Lender. Each note shall be in the principal amount of the
Revolving Loan Commitment of the applicable Revolving Lender, dated the

Closing Date and substantially in the form of Exhibit 1.1(a)(i) (as amended, restated, renewed, replaced modified or supplemented from time to time, each a
"Revolving Note" and, collectively, the "Revolving Notes"). Other than pursuant to Section 1.1(a)(ii), if at any time the outstanding Revolving Loans (including the Swing Line Loans) exceed the Borrowing Base (any such excess Revolving Loans are herein referred to as "Overadvances"), Lenders shall not be obligated to make Revolving Credit Advances, no additional Letters of Credit shall be issued and, except as provided in Section 1.1(a)(ii) below, Revolving Loans must be repaid within one (1) Business Day and Letters of Credit cash collateralized in an amount sufficient to eliminate any Overadvances. All Overadvances shall constitute Index Rate Loans and shall bear interest at the Default Rate.
Revolving Loans which are Index Rate Loans may be requested in any amount with one (1) Business Day prior written notice required for funding requests equal to or greater than $5,000,000. For funding requests for such Loans less than
$5,000,000, written notice must be provided by 1:00 p.m. (New York time) on the
Business Day on which the Loan is to be made. All LIBOR Loans require three (3)
Business Days prior written notice. Written notices for funding requests shall be in the form attached as Exhibit 1.1(a)(ii) ("Notice of Revolving Credit
Advance").

                        (ii)    If Borrower requests that Revolving Lenders
make, or permit to remain outstanding any Overadvances, Agent may, in its sole discretion, elect to make, or permit to remain outstanding such Overadvances;
provided, however, that Agent may not cause Revolving Lenders to make, or permit to remain outstanding, aggregate Revolving Loans (including, without duplication, Swing Line Loans) in excess of the Maximum Amount. If an
Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Revolving Lenders shall be bound to make, or permit to remain outstanding such Overadvance based upon their Pro Rata Shares of the
Revolving Loan Commitments in accordance with the terms of this Agreement. If an
Overadvance remains outstanding for more than ninety (90) days during any one hundred eighty (180) day period, Revolving Loans must be repaid immediately in an amount sufficient to eliminate all of such Overadvances. Furthermore, holders of a majority of the Revolving Loan Commitment may prospectively revoke Agent's ability to make or permit Overadvances by written notice to Agent. Any
Overadvance may be made as a Swing Line Advance.

                (b)     Omitted.

                (c)     Swing Line Facility.

                        (i)     Agent shall notify the Swing Line Lender upon
Agent's receipt of any Notice of Revolving Credit Advance. Subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, make available from time to time until the Commitment Termination Date advances
(each, a "Swing Line Advance") in accordance with any such notice. The provisions of this Section 1.1(c) shall not relieve Revolving Lenders of their obligations to make Revolving Credit Advances under Section 1.1(a); provided that if the Swing Line Lender makes a Swing Line Advance pursuant to any such notice, such Swing Line Advance shall be in lieu of any Revolving Credit Advance that otherwise may be made by Revolving Lenders pursuant to such notice. Except as provided in Section 1.1(a)(ii) above, the aggregate amount of Swing Line
Advances outstanding shall not exceed at any time the lesser of (A) the Swing
Line Commitment and (B) Borrowing Availability ("Swing Line Availability").
Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(c). Each Swing Line Advance shall be made pursuant to a Notice of Revolving Credit Advance delivered by Borrower to
Agent in accordance with Section 1.1(a). Unless the Swing Line Lender has received at least one (1) Business Day's prior written notice from Requisite
Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in
Section 7.2, be entitled to fund that Swing Line Advance, and to have each
Revolving Lender make Revolving Credit Advances in accordance with

                                        2

Section 1.1(c)(iii) or purchase participating interests in accordance with
Section 1.1(c)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan.
The aggregate outstanding principal amount of the Swing Line Loan shall be repaid with the proceeds of Revolving Credit Advances made hereunder from time to time in accordance with Section 1.1(c)(iii). The entire unpaid balance of the
Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination
Date if not sooner paid in full.

                        (ii)    Borrower shall execute and deliver to the Swing
Line Lender a promissory note to evidence the Swing Line Commitment. Each note shall be in the principal amount of the Swing Line Commitment of the Swing Line
Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(c)
(as amended, restated, renewed, replaced, modified or supplemented from time to time, each a "Swing Line Note" and, collectively the "Swing Line Notes"). Each
Swing Line Note shall represent the obligation of Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrower together with interest thereon as prescribed in Section 1.2.

                        (iii)   The Swing Line Lender, at any time and from time
to time in its sole and absolute discretion, may on behalf of Borrower (and
Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Revolving Lender (including the Swing Line Lender) to make a Revolving Credit Advance to Borrower (which shall be an Index Rate Loan) in an amount equal to that Revolving Lender's Pro Rata Share of the principal amount of Borrower's Swing Line Loan (the "Refunded Swing Line Loan") outstanding on the date such notice is given. Unless any of the events described in Sections
6.1(f) and 6.1(g) has occurred (in which event the procedures of Section
1.1(c)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent, its Pro Rata
Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to
3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date that notice is given. The proceeds of those Revolving
Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

                        (iv)    If, prior to refunding a Swing Line Loan with a
Revolving Credit Advance pursuant to Section 1.1(c)(iii), one of the events described in Sections 6.1(f) or 6.1(g) has occurred, then, subject to the provisions of Section 1.1(c)(v) below, each Revolving Lender shall, on the date such Revolving Credit Advance was to have been made, purchase from the Swing
Line Lender an undivided participation interest in the Swing Line Loan to
Borrower in an amount equal to its Pro Rata Share (determined with respect to
Revolving Loans) of such Swing Line Loan. Upon request, each Revolving Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

                        (v)     Each Revolving Lender's obligation to make
Revolving Credit Advances in accordance with Section 1.1(c)(iii) and to purchase participation interests in accordance with Section 1.1(c)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A)
any setoff, counterclaim, recoupment, defense or other right that such Revolving
Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
Swing Line Lender shall be entitled to recover, on demand, from each Revolving
Lender the amounts required pursuant to Sections 1.1.(c)(iii) or 1.1(c)(iv), as the case may be. If any Revolving Lender does not make available such amounts to
Agent or the Swing Line Lender, as applicable, the Swing Line Lender shall be

                                        3

entitled to recover, on demand, such amount on demand from such Revolving
Lender, together with interest thereon for each day from the date of non payment until such amount is paid in full at the Federal Funds Rate for the first two
Business Days and at the Index Rate thereafter.

                (d)     Letters of Credit. The Revolving Loan Commitment may,
   in addition to advances under the Revolving Loan, be utilized, upon the request of Borrower, for the issuance of Letters of Credit; provided, that no
   Letter of Credit shall be issued in excess of Borrowing Availability.
   Immediately upon the issuance by an L/C Issuer of a Letter of Credit, and without further action on the part of Agent or any of the Lenders, each
   Revolving Lender shall be deemed to have purchased from such L/C Issuer a participation in such Letter of Credit (or in its obligation under a risk participation agreement with respect thereto) equal to such Revolving
   Lender's Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit.

                        (i)     Maximum Amount. The aggregate amount of Letter
of Credit Obligations with respect to all Letters of Credit outstanding at any time shall not exceed $2,000,000 ("L/C Sublimit").

                        (ii)    Reimbursement. Borrower shall be irrevocably and
unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse any L/C Issuer on demand in immediately available funds for any amounts paid by such L/C Issuer with respect to a Letter of Credit, including all reimbursement payments, Fees, Charges, costs and expenses paid by such L/C Issuer. Borrower hereby authorizes and directs Agent, except as provided below, to debit Borrower's account (by increasing the outstanding principal balance of the Revolving Credit Advances)
in the amount of any payment made by an L/C Issuer with respect to any Letter of
Credit; provided, however, that Agent, in its discretion, may elect not to debit
Borrower's account for such amount if it would result in an Overadvance or if the conditions precedent set forth in this Agreement to the making of a
Revolving Credit Advance are not satisfied. All amounts paid by an L/C Issuer with respect to any Letter of Credit that are not immediately repaid by Borrower with the proceeds of a Revolving Credit Advance shall bear interest at the interest rate applicable to Revolving Loans which are Index Rate Loans plus, at the election of Agent or Requisite Lenders, an additional two percent (2.00%)
per annum. In the event Agent elects not to debit Borrower's account for the reimbursement of any amounts paid by an L/C Issuer with respect to any Letter of
Credit, such reimbursement shall be made within one (1) Business Day of the date that such L/C Issuer made such payment and until paid shall bear interest at the interest rate applicable to Revolving Loans which are Index Rate Loans plus, at the election of Agent or Requisite Lenders, an additional two percent (2.00%)
per annum. Each Revolving Lender agrees to fund its Pro Rata Share of any
Revolving Loan made pursuant to this Section 1.1(d)(ii). In the event Agent elects not to debit Borrower's account as provided above and Borrower fails to reimburse the L/C Issuer in full on the date of any payment in respect of a
Letter of Credit, Agent shall promptly notify each Revolving Lender of the amount of such unreimbursed payment and the accrued interest thereon and each
Revolving Lender, on the next Business Day prior to 3:00 p.m. (New York time), shall deliver to Agent an amount equal to its Pro Rata Share thereof in same day funds. Each Revolving Lender hereby absolutely and unconditionally agrees to pay to the L/C Issuer upon demand by the L/C Issuer such Revolving Lender's Pro Rata
Share of each payment made by the L/C Issuer in respect of a Letter of Credit and not immediately reimbursed by Borrower or satisfied through a debit of
Borrower's account. Each Revolving Lender acknowledges and agrees that its obligations pursuant to this subsection in respect of Letters of Credit are absolute and unconditional and shall not be affected by any circumstance whatsoever, including setoff, counterclaim, the occurrence and continuance of a
Default or an Event of Default or any failure by Borrower to satisfy any of the conditions set forth in Section 7.2. If any Revolving Lender fails to make available to the L/C Issuer the amount of such Revolving Lender's Pro Rata Share of any payments made by the L/C Issuer in respect of a Letter of Credit as provided in this

                                        4

Section 1.1(d)(ii), the L/C Issuer shall be entitled to recover such amount on demand from such Revolving Lender together with interest at the Index Rate.

                        (iii)   Request for Letters of Credit. Borrower shall
give Agent at least three (3) Business Days prior written notice specifying the date a Letter of Credit is requested to be issued, the amount and the name and address of the beneficiary and a description of the transactions proposed to be supported thereby. If Agent informs Borrower that the L/C Issuer cannot issue the requested Letter of Credit directly, Borrower may request that L/C Issuer arrange for the issuance of the requested Letter of Credit under a risk participation agreement with another financial institution reasonably acceptable to Agent, L/C Issuer and Borrower. The issuance of any Letter of Credit under this Agreement shall be subject to the conditions that the Letter of Credit (i)
supports a transaction entered into in the ordinary course of business of
Borrower and (ii) is in a form and contains such terms and conditions as are reasonably satisfactory to the L/C Issuer and, in the case of standby letters of credit, Agent. The initial notice requesting the issuance of a Letter of Credit shall be accompanied by the form of the Letter of Credit and the Master Standby
Agreement or Master Documentary Agreement, as applicable, and an application for a letter of credit, if any, then required by the L/C Issuer completed in a manner satisfactory to such L/C Issuer. If any provision of any application or reimbursement agreement is inconsistent with the terms of this Agreement, then the provisions of this Agreement, to the extent of such inconsistency, shall control. A request to amend an outstanding Letter of Credit to increase the maximum amount thereof or to extend the expiration date of an outstanding Letter of Credit shall be deemed to be a request to issue a Letter of Credit hereunder.

                        (iv)    Expiration Dates of Letters of Credit. The
expiration date of each Letter of Credit shall be on a date which is not later than the earlier of (a) one year from its date of issuance or (b) the date set forth in clause (a) of the definition of the term Commitment Termination Date.
Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one (1) or more successive one (1) year periods provided that the L/C Issuer has the right to terminate such Letter of
Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the date set forth in clause (a) of the definition of the term Commitment Termination Date. The L/C
Issuer may elect not to renew any such Letter of Credit and, upon direction by
Agent or Requisite Lenders, shall not renew any such Letter of Credit at any time during the continuance of an Event of Default, provided that, in the case of a direction by Agent or Requisite Lenders, the L/C Issuer receives such directions prior to the date notice of non-renewal is required to be given by the L/C Issuer and the L/C Issuer has had a reasonable period of time to act on such notice.

                        (v)     Obligations Absolute. The obligation of Borrower
to reimburse the L/C Issuer, Agent and Lenders for payments made in respect of
Letters of Credit issued by the L/C Issuer shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement, including the following circumstances: (a) any lack of validity or enforceability of any Letter of Credit; (b) any amendment or waiver of or any consent or departure from all or any of the provisions of any
Letter of Credit or any Loan Document; (c) the existence of any claim, set-off, defense or other right which Borrower, any of its Subsidiaries or Affiliates or any other Person may at any time have against any beneficiary of any Letter of
Credit, Agent, any L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreements or transactions; (d) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (e) payment under any Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit; or (f) any other act or omission to act or delay of any kind of any L/C Issuer, Agent, any Lender or any other

                                        5

Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 1.1(d)(v), constitute a legal or equitable discharge of Borrower's obligations hereunder.

                        (vi)    Obligations of L/C Issuers. Each L/C Issuer
(other than GE Capital) hereby agrees that it will not issue a Letter of Credit hereunder until it has provided Agent with written notice specifying the amount and intended issuance date of such Letter of Credit and Agent has returned a written acknowledgment of such notice to L/C Issuer. Each L/C Issuer (other than
GE Capital) further agrees to provide to Agent: (a) a copy of each Letter of
Credit issued by such L/C Issuer promptly after its issuance; (b) a weekly report summarizing available amounts under Letters of Credit issued by such L/C
Issuer, the dates and amounts of any draws under such Letters of Credit, the effective date of any increase or decrease in the face amount of any Letters of
Credit during such week and the amount of any unreimbursed draws under such
Letters of Credit; and (c) such additional information reasonably requested by
Agent from time to time with respect to the Letters of Credit issued by such L/C
Issuer. Without limiting the generality of the foregoing, it is expressly understood and agreed by Borrower that the absolute and unconditional obligation of Borrower to Agent and Lenders hereunder to reimburse payments made under a
Letter of Credit will not be excused by the gross negligence or willful misconduct of the L/C Issuer. However, the foregoing shall not be construed to excuse an L/C Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, with Borrower hereby waiving all claims for any consequential damages to the extent permitted by Applicable Law)
suffered by Borrower that are subject to indemnification under the Master
Standby Agreement or the Master Documentary Agreement.

                (e)     Funding Authorization. The proceeds of all Loans made
   pursuant to this Agreement subsequent to the Closing Date are to be funded by
   Agent by wire transfer to the account designated by Borrower below (the
   "Disbursement Account"):

                Bank: Wells Fargo Bank N.A.
                ABA: 121000248
                Bank Address: 420 Montgomery
                              MAC A0101-101
                              San Francisco, CA 94104-1207
                Account No: 0040000531
                Reference: CFN6801

Borrower shall provide Agent with written notice of any change in the foregoing instructions at least three (3) Business Days before the desired effective date of such change.

        1.2     Interest and Applicable Margins.

                (a)     Borrower shall pay interest to Agent, for the ratable
   benefit of Lenders, in accordance with the various Loans being made by each
   Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances which are designated as Index Rate Loans (and for all other Obligations not otherwise set forth below), the Index Rate plus the Applicable Revolver Index Margin per annum or, with respect to Revolving Credit Advances which are designated as LIBOR
   Loans, at the election of Borrower, the applicable LIBOR Rate plus the
   Applicable Revolver LIBOR Margin per annum; and (ii) with respect to the
   Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum.

        The Applicable Margins are as follows:

                                        6

        Applicable Revolver Index Margin                                  1.00%

        Applicable Revolver LIBOR Margin                                  2.00%

        Applicable L/C Margin                                             2.00%

                (b)     If any payment on any Loan becomes due and payable on a
   day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR
   Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension

                (c)     All computations of Fees calculated on a per annum
   basis and interest (other than on Loans which are designated as Index Rate
   Loans) shall be made by Agent on the basis of a 360-day year, and in the case of Loans which are designated as Index Rate Loans all computations of interest shall be made by Agent on the basis of a 365/366-day year, in each case for the actual number of days occurring in the period for which such
   Fees and interest are payable. The Index Rate is a floating rate determined for each day. Each determination by Agent of an interest rate and Fees hereunder shall be presumptive evidence, absent manifest error.

                (d)     So long as an Event of Default has occurred and is
   continuing under Section 6.1(a), (f) or (g) and without notice of any kind, or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders)
   confirmed by written notice from Agent to Borrower, the interest rates applicable to the Loans and the Letter of Credit Fee shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fee otherwise applicable hereunder ("Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate
   shall accrue, in the case of an Event of Default that has occurred and is continuing under Section 6.1(a), (f) or (g), from the initial date of such
   Event of Default until that Event of Default is cured or waived and in the case of any other Event of Default, from the date Agent provides written notice to Borrower of the election of the Default Rate until that Event of
   Default is cured or waived, and in each case shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date sate forth herein for such Obligation.

                (e)     Borrower shall have the option to (i) request that any
   Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from
   Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index
   Rate Loan, subject to payment of the LIBOR Breakage Fee in accordance with
   Section 1.3(e) if such conversion is made prior to the expiration of the
   LIBOR Period applicable thereto, or (iv) continue all or any portion of any
   Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued
   Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR
   Loan must be in a minimum amount of $2,000,000 and integral multiples of
   $500,000 in excess of such amount. Any such election must be made by 1:00
   p.m. (New York time) on the 3rd Business Day prior to (1) the date of any proposed Revolving Credit Advance which is to bear interest at the LIBOR
   Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any
   Index Rate Loan to a

                                        7

   LIBOR Loan for a LIBOR Period designated by Borrower in such election. If no election is received with respect to a LIBOR Loan by 1:00 p.m. (New York time) on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto, that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower must make such election by notice to
   Agent in writing, by fax or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a
   "Notice of Conversion/Continuation") in the form of Exhibit 1.2(e). No Loan shall be made, converted into or continued as a LIBOR Loan, if an Event of
   Default has occurred and is continuing and Agent or Requisite Lenders have determined not to make or continue any Loan as a LIBOR Loan as a result thereof.

                (f)     Notwithstanding anything to the contrary set forth in
   this Section 1.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by
   Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections
   1.2(a) through (e), unless and until the rate of interest again exceeds the
   Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the
   Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section
   1.2(f), a court of competent jurisdiction shall determine by a final, non-appealable order that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by
   Applicable Law, promptly apply such excess as specified in Section 1.5(e) and thereafter shall refund any excess to Borrower or as such court of competent jurisdiction may otherwise order.

        1.3     Fees.

                (a)     Fee Letter. Borrower shall pay to GE Capital,
   individually, the Fees specified in that certain fee letter dated as of
   February 7, 2006 between Borrower and GE Capital (the "GE Capital Fee
   Letter"), at the times specified for payment therein.

                (b)     Unused Line Fee. As additional compensation for the
   Revolving Lenders, Borrower shall pay to Agent, for the ratable benefit of such Revolving Lenders, in arrears, on the last day of each calendar quarter prior to the Commitment Termination Date and on the Commitment Termination
   Date, a fee for Borrower's non use of available funds on the actual daily amount by which Revolving Loan Commitments exceeds the sum of (i) the aggregate outstanding principal amount of Revolving Credit Advances, (ii) the aggregate outstanding principal amount of Swing Line Loans and (iii) the outstanding amount of the Letter of Credit Obligations for all Letters of
   Credit and (the "Unused Commitment Fee") from the date hereof through the
   Commitment Termination Date at a rate of (i) in the event that for the calendar quarter (or portion thereof in the case of the fee payable on the
   Commitment Termination Date) ending on the date on which payment of the
   Unused Commitment Fee is due, the average daily outstanding amount of
   Revolving Loan (including Swing Line Advances) are not more than 50% of the average daily amount of the Revolving Loan Commitments during such

                                        8

   period, 0.50% per annum or (b) in the event that for the calendar quarter (or portion thereof in the case of the fee payable on the Commitment Date) ending on the date on which payment of the Unused Commitment Fee is due the average daily outstanding amount of the Revolving Loan is equal to or more than 50%
   of the average daily amount of the Revolving Loan Commitments during such period, 0.375% per annum.

                (c)     Omitted.

                (d)     Letter of Credit Fee. Borrower agrees to pay to Agent
   for the benefit of Revolving Lenders, as compensation to such Revolving
   Lenders for Letter of Credit Obligations incurred hereunder, (i) all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each calendar quarter during which any Letter of Credit Obligation shall remain outstanding, a fee (the
   "Letter of Credit Fee") in an amount equal to the Applicable L/C Margin per annum from time to time in effect multiplied by the daily undrawn face amount of all Letters of Credit issued hereunder. Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first Business
   Day of each calendar quarter and on the Commitment Termination Date. In addition, Borrower shall pay (i) to any L/C Issuer, within five (5) days following demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued and (ii) to Agent, any bank fees or charges incurred by Agent to any L/C Issuer.

                (e)     LIBOR Breakage Fee. Upon (i) any default by Borrower in
   making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower's delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay Agent, for the benefit of all Lenders that funded or were prepared to fund any such LIBOR Loan, the LIBOR Breakage Fee.

                (f)     Omitted.

                (g)     Expenses and Attorneys' Fees. Borrower agrees to
   promptly pay all reasonable out-of-pocket fees, charges, costs and expenses
   (including reasonable attorneys' fees and expenses of outside counsel, but excluding the fees and expenses of internal legal staff) incurred by Agent in connection with any matters contemplated by or arising out of the Loan
   Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued
   administration of the Loan Documents including any amendments, modifications, consents and waivers. Borrower agrees to reimburse Agent for all due and payable out of pocket costs (including reasonable fees and expenses) as incurred by Agent to third party appraisers and auditors, and a fee of $800 per audit day per in-house auditor, plus reasonable out-of-pocket expenses incurred by any such appraisers and auditors. Borrower agrees to promptly pay all reasonable out-of-pocket fees, charges, costs and expenses (including fees, charges, costs and expenses of attorneys, auditors (whether internal or external), appraisers, consultants and advisors) incurred by Agent in connection with any Event of Default, work-out or action to enforce any Loan
   Document or to collect any payments due from Borrower or any other Credit
   Party. In addition, in connection with any action to enforce any Loan
   Document or to collect any payments due from Borrower or any other Credit
   Party, Borrower agrees to promptly pay all out-of-pocket fees, charges, costs and expenses incurred by Lenders for one (1) counsel acting for all Lenders other than Agent. All fees, charges, costs and expenses for which

                                        9

   Borrower is responsible under this Section 1.3(g) shall be deemed part of the
   Obligations when incurred, payable within five (5) Business Days of demand or in accordance with the final sentence of Section 1.4 and secured by the
   Collateral.

        1.4     Payments. All payments by Borrower of the Obligations shall be without deduction, defense, setoff or counterclaim and shall be made in same day funds and delivered to Agent, for the benefit of Agent and Lenders, as applicable, by wire transfer to the following account or such other place as
Agent may from time to time designate in writing.

                    ABA No. 021001033
                    Account Number 502 328 54
                    Deutsche Bank Trust Company Americas
                    Jersey City, New Jersey
                    ACCOUNT NAME: GECC/CAF DEPOSITORY
                    Reference: GE Capital re RathGibson, Inc.  CFN 6801

Borrower shall receive credit on the day of receipt for funds received by Agent by 2:00 p.m. (New York time). In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder.

        Borrower hereby authorize Lenders to make Revolving Credit Advances or
Swing Line Advances, on the basis of their Pro Rata Shares, for the payment of interest, Fees and expenses, Letter of Credit reimbursement obligations and any amounts required to be deposited with respect to outstanding Letter of Credit
Obligations pursuant to Sections 1.5(g) or 6.3.

        1.5     Prepayments.

                (a)     Voluntary Prepayments of Loans. At any time, Borrower
   may prepay the Loans, in whole or in part, subject to the payment of LIBOR
   Breakage Fees, if applicable, and may terminate in whole or reduce in part the Revolving Loan Commitment, without premium, fees or penalty.

                (b)     Excess Borrowings. Except as provided in Section
   1.1(a)(ii), Borrower shall immediately repay the Revolving Loan to the extent that the outstanding principal balance of the Revolving Loan exceeds the lesser of the Borrowing Base and the Maximum Amount. The prepayments shall be applied in accordance with Section 1.5(e).

                (c)     Prepayments from Asset Dispositions. Within five (5)
   Business Days of receipt of any Net Proceeds of an Asset Disposition in excess of $250,000 during any Fiscal Year, to the extent not reinvested (or committed to be reinvested) pursuant to the following sentence, Borrower shall prepay the Revolving Credit Advances (without a reduction of the
   Revolving Loan Commitment, except to the extent that the Net Proceeds of
   Asset Dispositions since the Closing Date exceed $10,000,000 in the aggregate) by an amount equal to the amount of such Net Proceeds. Borrower or its Subsidiaries may reinvest any Net Proceeds of such Asset Disposition within two hundred seventy days from the date of receipt thereof (or enter into binding commitments to reinvest and reinvest such Net Proceeds within
   365 days from the receipt of such Net Proceeds), in productive replacement assets of a kind then used or usable in the business of Borrower, and
   Borrower shall not be required to apply such Net Proceeds to repayment of
   Revolving Credit Advances pending such reinvestment. If Borrower does not intend to so reinvest such Net Proceeds or if the 270 day period set forth in the immediately

                                       10

   preceding sentence expires without Borrower having reinvested (or having entered into binding commitments to reinvest) or if Borrower shall have entered into binding commitments within such 270 day period and shall not have reinvested such Net Proceeds within such 365 days period, Borrower shall prepay the Obligations in an amount equal to such remaining Net Proceeds of such Asset Disposition. The prepayments shall be applied in accordance with
   Section 1.5(e).

                (d)     Prepayments from Issuance of Securities. Immediately
   upon the receipt by Holdings or any of its Subsidiaries of the Net Proceeds
   of Equity Issuances by Holdings or any of its Subsidiaries (other than (i)
   Net Proceeds from Equity Issuances to members of the management of Holdings or any of its Subsidiaries or used to repurchase, redeem or prepay Senior
   Note in accordance with the Senior Notes Documents and Section 3.18, and (ii)
   Net Proceeds from Equity Issuances that are applied to repay any Interim
   Financing and interest thereon and fees payable in connection therewith)
   Borrower shall prepay the Obligations in an amount equal to such Net
   Proceeds. The prepayments shall be applied in accordance with Section 1.5(e).

                (e)     Application of Proceeds. With respect to any prepayments
   made by Borrower pursuant to Sections 1.5(c) and 1.5(d), such prepayments shall be applied as follows: first, to reduce the outstanding principal balance of the Swing Line Loan until the same has been repaid in full; and
   second, to the Revolving Credit Advances outstanding to that Borrower until the same has been repaid in full but not (except, in the case of Section
   1.5(c) where prepayments are made with the Net Proceeds of Asset
   Dispositions, to the extent that the aggregate Net Proceeds from Asset
   Dispositions after the Closing Date exceed $10,000,000) as a permanent reduction of the Revolving Loan Commitment. Any excess of Net Proceeds referred to in Section 1.5(c) or Section 1.5(d) remaining after such applications may be applied by Borrower to repay any Interim Financing, and interest and fees payable in connection therewith or for general corporate purposes. Considering each type of Loan being prepaid separately, any such prepayment shall be applied first to Index Rate Loans of the type required to be prepaid before application to LIBOR Loans of the type required to be prepaid, in each case in a manner which minimizes any resulting LIBOR
   Breakage Fee.

                (f)     Omitted.

                (g)     Letter of Credit Obligations. In the event any Letters
   of Credit are outstanding at the time that the Revolving Loan Commitment is terminated, Borrower shall (1) deposit with Agent for the benefit of all
   Revolving Lenders cash or, with the approval of Agent in each instance, back to back letters of credit in form and issued by a Person acceptable to Agent and L/C Issuer, in each case in an amount equal to 105% of the aggregate outstanding Letter of Credit Obligations to be available to Agent to reimburse payments of drafts drawn under such Letters of Credit and pay any
   Fees and expenses related thereto and (2) prepay the fee payable under
   Section 1.3(d) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit (assuming no renewal thereof beyond the then current term). Upon termination of any such Letter of Credit, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrower.

        1.6     Maturity. All of the Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining Obligations
(other than Contingent Indemnification Obligations) shall become due and payable upon termination of this Agreement. Until all Obligations have been fully paid and satisfied (other than Contingent Indemnification Obligations to the extent no unsatisfied claim has been asserted), the Revolving Loan Commitment has been terminated and all Letters of Credit have been terminated or otherwise secured as provided in Section 1.5(g), Agent shall be entitled to retain the security interests in the Collateral granted under the Collateral Documents and the ability to exercise all rights and remedies available to them under the Loan
Documents and Applicable Laws.

                                       11

Notwithstanding anything contained in this Agreement to the contrary, upon any termination of the Revolving Loan Commitment, all of the Obligations (other than
Contingent Indemnification Obligations) shall be due and payable.

        1.7     Eligible Accounts. All of the Accounts owned by each Credit
Party and reflected in the most recent Borrowing Base Certificate delivered by
Borrower to Agent shall be "Eligible Accounts" for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its reasonable credit judgment upon not less than five (5) Business Days' prior notice. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Accounts, in its reasonable credit judgment upon not less than five (5) Business Days' prior notice, subject to the approval of Supermajority Revolving Lenders in the case of adjustments, new criteria or changes in advance rates which have the effect of making more credit available; provided, that notwithstanding the foregoing, the consent of Agent shall be sufficient for any such adjustment, adoption of new criteria or change in advance rates that does not result in the criteria or advance rates being more favorable to the Borrower than those in effect on the Closing Date.
Eligible Accounts shall not include any Account of any Credit Party:

                (a)     that does not arise from the sale of goods or the
   performance of services by such Credit Party in the ordinary course of its business;

                (b)     (i) upon which such Credit Party's right to receive
   payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor's obligation to pay that invoice is subject to such Credit Party's completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

                (c)     to the extent of any defense, counterclaim, setoff or
   dispute asserted as to such Account;

                (d)     that is not a true and correct statement of bona fide
   obligations incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

                (e)     with respect to which an invoice, reasonably acceptable
   to Agent in form and substance, has not been sent to the applicable Account
   Debtor;

                (f)     that (i) is not owned by such Credit Party or (ii) is
   subject to any right, claim, security interest or other interest of any other
   Person, other than Liens in favor of Agent, on behalf of itself and Lenders and Permitted Encumbrances of the types described in clauses (vii) and
   (xviii) of the definition of Permitted Encumbrance;

                (g)     that arises from a sale to any director, officer, other
   employee or Affiliate of any Credit Party, or to any entity that has any common officer or director with any Credit Party; provided that arm's length sales to Sponsor Portfolio Companies not in excess of $250,000 in the aggregate at any time outstanding shall not be ineligible under this paragraph (g);

                                       12

                (h)     that is the obligation of an Account Debtor that is the
   United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing and Borrower, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation;

                (i)     that is the obligation of an Account Debtor located in
   a foreign country other than Canada unless payment thereof is assured by credit insurance (reasonably satisfactory to Agent as to insurer, amount and form) or a letter of credit assigned and delivered to Agent (and of which
   Agent has "control" under Article 9 of the Code), reasonably satisfactory to
   Agent as to form, amount and issuer;

                (j)     to the extent such Credit Party is liable for goods sold
   or services rendered by the applicable Account Debtor to such Credit Party but only to the extent of the potential offset;

                (k)     that arises with respect to goods that are delivered on
   a bill and hold, cash on delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

                (l)     the Account is not paid within the earlier of: 60 days
   following its due date or 90 days following its original invoice date;

                (m)     the Account Debtor obligated upon such Account suspends
   business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

                (n)     a petition is filed by or against any Account Debtor
   obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

                (o)     that is the obligation of an Account Debtor if 50% or
   more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the criteria set forth in Section 1.7(l);

                (p)     as to which Agent, on behalf of itself and Lenders, does
   not have a first priority perfected Lien;

                (q)     as to which any of the representations or warranties in
   the Loan Documents are untrue;

                (r)     to the extent such Account is evidenced by a judgment,
   Instrument or Chattel Paper;

                (s)     to the extent that such Account, together with all other
   Accounts owing to such Account Debtor and its Affiliates as of any date of determination exceed 20% of all Eligible Accounts of Credit Parties; or

                (t)     that is payable in any currency other than Dollars.

                                       13

        1.8     Eligible Inventory. All of the Inventory owned by each Credit
Party and reflected in the most recent Borrowing Base Certificate delivered by
Borrower to Agent shall be "Eligible Inventory" for purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in its reasonable credit judgment upon not less than five (5) Business Days' prior notice. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Inventory in its reasonable credit judgment upon not less than five (5) Business Days' prior notice, subject to the approval of Supermajority Revolving Lenders in the case of adjustments, new criteria or changes in advance rates which have the effect of making more credit available; provided, that notwithstanding the foregoing, the consent of Agent shall be sufficient for any such adjustment, adoption of new criteria or change in advance rates that does not result in the criteria or advance rates being more favorable to the Borrower than those in effect on the Closing Date.
Eligible Inventory shall not include any Inventory of such Credit Party that:

                (a)     is not owned by such Credit Party free and clear of all
   Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Credit Party's performance with respect to that
   Inventory), except the Liens in favor of Agent, on behalf of itself and
   Lenders and Permitted Encumbrances of the types described in clauses (viii)
   and (xviii) and to the extent (1) waived or subordinated in a manner acceptable to Agent, (2) Reserves in respect thereof have been imposed by
   Agent or (3) approved by Agent without imposition of a Reserve, clause (viii)
   of the definition of Permitted Encumbrance;

                (b)     (i) is not located on premises owned, leased or rented
   by such Credit Party and set forth in Disclosure Schedule 5.12 or (ii) is stored at a leased location unless (x) a reasonably satisfactory landlord waiver has been delivered to Agent (if requested by the Agent), or (y) if a landlord waiver has been requested by the Agent and no such landlord waiver has been obtained, Reserves equal to three months rent (based upon base rent and such Credit Party's pro rata share of operating costs, utilities and taxes payable by such Credit Party under the lease, but excluding any supplemental rent or other costs, expenses or amounts or any indemnities payable thereunder, upon default or otherwise) (without duplication of any
   Reserves for rent established in respect of M&E at such location) reasonably satisfactory to Agent have been established with respect thereto, (iii) is stored with a bailee, converter, processor or warehouseman unless either a reasonably satisfactory, acknowledged bailee letter has been received by
   Agent (if requested by the Agent) or Reserves reasonably satisfactory to
   Agent have been established with respect thereto, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent, unless, if requested by Agent, a reasonably satisfactory mortgagee waiver has been delivered to Agent, or (v) is located at any site if the aggregate book value of Inventory at any such location is less than $100,000;

                (c)     is placed on consignment or similar arrangement, unless
   (A) as to each consignee (it being understood that for the purposes of this paragraph (c), the term consignee shall include any Person to whom such
   Credit Party has provided possession of Inventory prior to the consummation of an irrevocable sale of such Inventory to such Person), such Credit Party has, at such Credit Party's cost and expense (i) conducted Code, tax lien and judgment searches against such consignee, (ii) filed UCC-1 financing statements against each consignee naming such Credit Party as secured party and Agent as assignee of secured party, (iii) provided to each secured party of record that has filed a financing statement against such consignee
   (whether or not such Inventory is Inventory in the hands of such consignee) a notice, in form and substance reasonably satisfactory to Agent, pursuant to
   Section 9-324 of the Code of such Credit Party's intent to provide purchase money financing to such consignee and (iv) obtained from such consignee a letter agreement, in form and substance reasonably satisfactory to Agent, in which such consignee acknowledges the Lien of Agent and agrees that to the

                                       14

   extent that such consignee has not paid the purchase price of any item of
   Inventory, Agent can take possession of and remove such item of Inventory upon an Event of Default and (B) such Credit Party holds a perfected first priority security interest against such consignee, such security interest having been assigned of record to Agent;

                (d)     is in transit, except for Inventory in transit between
   locations set forth on Schedule 5.12 as to which Agent's Liens on behalf of itself and Lenders have been perfected at origin and destination;

                (e)     is covered by a negotiable document of title, unless
   such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent and Lenders;

                (f)     is excess, obsolete, unsaleable, shopworn, seconds,
   damaged or unfit for sale to the extent in excess of its Scrap Value;

                (g)     consists of display items or packing or shipping
   materials, manufacturing supplies, work in process Inventory (to the extent in excess of its Scrap Value) or replacement parts;

                (h)     consists of goods which have been returned as defective
   by the buyer to the extent in excess of its Scrap Value;

                (i)     is not of a type held for sale in the ordinary course of
   such Credit Party's business;

                (j)     is not subject to a first priority perfected Lien in
   favor of Agent on behalf of itself and Lenders;

                (k)     breaches any of the representations or warranties
   pertaining to Inventory set forth in the Loan Documents;

                (l)     consists of any costs associated with "freight in"
   charges;

                (m)     consists of Hazardous Materials or goods that can be
   transported or sold only with licenses that are not readily available; or

                (n)     is not covered by casualty insurance reasonably
   acceptable to Agent.

        1.8A    Eligible M&E. All of the M&E owned by each Credit Party and reflected in the most recent Borrowing Base Certificate delivered by Borrower to
Agent shall be "Eligible M&E" for purposes of this Agreement, except any M&E to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible M&E from time to time in its reasonable credit judgment upon not less than five (5)
Business Days' prior notice. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible M&E in its reasonable credit judgment upon not less than five (5)
Business Days' prior notice, subject to the approval of Supermajority Revolving
Lenders in the case of adjustments, new criteria or changes in advance rates which have the effect of making more credit available; provided, that notwithstanding the foregoing, the consent of Agent shall be sufficient for any such adjustment, adoption of new criteria or change in advance rates that does not result in the criteria or advance rates being more favorable to the

                                       15

Borrower than those in effect on the Closing Date. Eligible M&E shall not include any M&E of any Credit Party that:

                (a)     is not owned by such Credit Party free and clear of all
   Liens, except the Liens in favor of Agent, on behalf of itself and Lenders and Permitted Encumbrances of the types described in clauses (vii) and
   (xviii) and to the extent (1) waived or subordinated in a manner acceptable to Agent, (2) Reserves in respect thereof have been imposed by Agent or (3)
   approved by Agent without imposition of a Reserve, clause (viii) of the definition of Permitted Encumbrance;

                (b)     is not located on premises owned, leased or rented by
   such Credit Party and set forth in Schedule 5.12;

                (c)     is located on premises leased or rented by such Credit
   Party, (x) unless a reasonably satisfactory landlord's waiver has been delivered to Agent in accordance herewith, or (y) Reserves equal to three months' rent (based upon base rent and such Credit Party's pro rata share of operating costs, utilities and taxes payable by such Credit Party under the lease, but excluding any supplemental rent or other costs, expenses or amounts or any indemnities payable thereunder, upon default or otherwise), without duplication of Reserves for rent established in respect of Inventory at such location, have been established with respect thereto;

                (d)     is located at an owned location subject to a mortgage in
   favor of a Person other than Agent, unless a reasonably satisfactory mortgagee waiver has been delivered to Agent;

                (e)     is located at any site if the aggregate book value of
   M&E, of such Credit Party,  at any such location is less than $100,000;

                (f)     that is covered by a certificate of title unless the
   interest of Agent has been noted on such certificate of title, free and clear of all Liens except those in favor of Agent and Lenders and Permitted
   Encumbrances of the types described in clauses (vii) and (xviii) and to the extent (1) waived or subordinated in a manner acceptable to Agent, (2)
   Reserves in respect thereof have been imposed by Agent or (3) approved by
   Agent without imposition of a Reserve, clause (viii) of the definition of
   Permitted Encumbrance;

                (g)     is obsolete;

                (h)     is not subject to a first priority perfected Lien in
   favor of Agent on behalf of itself and Lenders;

                (i)     breaches any of the representations or warranties
   pertaining to M&E or Equipment set forth in the Loan Documents;

                (j)     consists of Hazardous Materials or goods that can be
   transported or sold only with licenses that are not readily available; or

                (k)     is not covered by casualty insurance reasonably
   acceptable to Agent.

        1.8B    Eligible Real Estate. All of the Real Estate owned by each
Credit Party and reflected in the most recent Borrowing Base Certificate delivered by Borrower to Agent shall be "Eligible Real Estate" for purposes of this Agreement, except any Real Estate to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Real Estate from time to time in its reasonable credit judgment upon not less than five (5)

                                       16

Business Days' prior notice. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Real Estate in its reasonable credit judgment upon not less than five (5) Business Days' prior notice, subject to the approval of Supermajority
Revolving Lenders in the case of adjustments, new criteria or changes in advance rates which have the effect of making more credit available; provided, that notwithstanding the foregoing, the consent of Agent shall be sufficient for any such adjustment, adoption of new criteria or change in advance rates that does not result in the criteria or advance rates being more favorable to the Borrower than those in effect on the Closing Date. Eligible Real Estate shall not include any Real Estate of any Credit Party that:

                (a)     is not owned in fee by such Credit Party free and clear
   of all Liens and rights of any other Person, except the Liens in favor of
   Agent, on behalf of itself and Lenders and Permitted Encumbrances of the types described in clauses (vi), (vii), (ix), (xi), (xv) and (xviii) and to the extent (1) waived or subordinated in a manner acceptable to Agent, (2)
   Reserves in respect thereof have been imposed by Agent or (3) approved by
   Agent without imposition of a Reserve, clause (viii) of the definition of
   Permitted Encumbrance;

                (b)     as to which Agent has not received a loan policy of
   title insurance in favor of Agent and in form and amount, and issued by a title insurance company, reasonably satisfactory to Agent, in its reasonable credit judgment, together with such endorsements thereto as Agent shall require, in its reasonable credit judgment (provided such endorsements are available in the jurisdiction where such Real Estate is located);

                (c)     as to which Agent has not received an environmental
   report reasonably satisfactory to Agent;

                (d)     is not subject to a first priority perfected Lien in
   favor of Agent on behalf of itself and Lenders;

                (e)     breaches any of the representations or warranties
   pertaining to Real Estate set forth in the Loan Documents; or

                (f)     is not covered by casualty insurance that is reasonably
   acceptable to Agent.

        1.9     Loan Accounts. Agent shall maintain a loan account (the "Loan
Account") on its books to record: all Advances, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by
Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower's duty to pay the Obligations.
Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to Borrower for the immediately preceding month. Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within thirty (30) days after the date thereof, each and every such accounting shall, absent manifest error, be deemed final, binding and conclusive on Borrower in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by
Borrower. Notwithstanding any provision herein contained to the contrary, any
Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

                                       17

        1.10    Yield Protection; Illegality.

                (a)     Capital Adequacy and Other Adjustments. In the event
   that any Lender shall have determined in good faith that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental)
   rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital or other funds required to be maintained by such Lender or any corporation controlling such
   Lender and thereby reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder, then
   Borrower shall from time to time within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such
   Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrower and
   Agent shall, absent manifest error, be presumptive evidence for all purposes.

                (b)     Increased LIBOR Funding Costs; Illegality.
   Notwithstanding anything to the contrary contained herein, if, after the date hereof, the introduction of or any change in any law, rule, regulation, treaty or directive (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender's opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to continue to fund or maintain
   LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by Borrower to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into
   Index Rate Loans; provided that no such conversion shall be required as to any LIBOR Loan prior to the end of its then LIBOR Period to the extent it is not illegal for such Lender to maintain such LIBOR Loan until such time. If, after the date hereof, the introduction of, change in or interpretation of any law, rule, regulation, treaty or directive would impose or increase reserve requirements (other than as taken into account in the definition of
   LIBOR Rate) or otherwise increase the cost to any Lender of making or maintaining a LIBOR Loan, then Borrower shall from time to time within fifteen (15) days after notice and demand from Agent to Borrower (together with the certificate referred to in the next sentence) pay to Agent, for the account of all such affected Lenders, additional amounts sufficient to compensate such Lenders for such increased cost. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Agent on behalf of all such affected Lenders to Borrower shall, absent manifest error, be presumptive evidence for all purposes.

        1.11    Taxes.

                (a)     No Deductions. Except as otherwise provided in this
Section 1.11, any and all payments or reimbursements made hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future, taxes, levies, imposts, deductions or withholdings, and all liabilities with respect thereto (including any interest, additions to tax or penalties applicable thereto) of any nature whatsoever imposed by any Governmental Authority ("Taxes"), excluding (a) such Taxes to the extent imposed on or measured by Agent's or a Lender's net income or capital
(and franchise taxes, branch profits taxes, taxes on doing business or other taxes imposed in lieu

                                       18

thereof) as a result of a connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Agent or Lender having executed, delivered, performed its obligations or received a payment under, or enforced, this
Agreement or any other Loan Document), (b) any U.S. federal withholding tax that is imposed on amounts payable to a Foreign Lender at the time such Foreign
Lender becomes a party to this Agreement, except to the extent that such Foreign
Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this Section 1.11(a), (c) any U.S. federal withholding tax that would not have been imposed but for such Foreign Lender's failure (other than as a result of a change in law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental
Authority) to comply with Section 1.11(d), or (d) any U.S. federal withholding tax that would not have been imposed but for a change by such Foreign Lender in the jurisdiction of its applicable lending office (other than a change in lending office made at the request of the Borrower) (collectively, "Excluded
Taxes," and all such non-Excluded Taxes being referred to herein as
"Non-Excluded Taxes").

                (b)     Additional Payments. If Borrower shall be required by
law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or Agent, then (i) in the case of
Non-Excluded Taxes, the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable pursuant to this Section 1.11), such
Lender or Agent receives, on an after-Tax basis, an amount equal to the sum it would have received had no such deductions been made; and (ii) all required deductions shall be withheld and timely paid over to the relevant Governmental
Authority in accordance with Applicable Law.

                (c)     Other Taxes. In addition, Borrower agrees to timely pay
to the relevant Governmental Authority in accordance with Applicable Law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan
Document ("Other Taxes").

                (d)     Tax Forms.

                        (i)     Prior to becoming a Lender under this Agreement
and within fifteen (15) days after a reasonable written request of Borrower or
Agent from time to time thereafter, each such Person or Lender that is not in each case a "United States person" (as such term is defined in IRC Section
7701(a)(30)) for U.S. federal income tax purposes (a "Foreign Lender") shall provide to Borrower and Agent, if it is legally entitled to, two properly completed and executed IRS Forms W-8BEN or Forms W-8ECI or other applicable forms, certificates or documents prescribed by the IRS, certifying as to such
Foreign Lender's entitlement to an exemption from, or reduction in, U.S.
withholding tax with respect to payments to be made to such Foreign Lender under this Agreement and under the Notes.

                        (ii)    Prior to becoming a Lender under this Agreement
and within fifteen (15) days after a reasonable written request of Borrower or
Agent from time to time thereafter, each such Person or Lender that is in each case a "United States person" (as such term is defined in IRC Section
7701(a)(30)) for U.S. federal income tax purposes provide to Borrower and Agent, if it is legally entitled to, two properly completed and executed IRS Forms W-9, certifying as to such Lender's entitlement to an exemption from U.S. backup withholding tax, or any successor form.

                (e)     Indemnification. Borrower will indemnify each Lender and
Agent for the full amount of Non-Excluded Taxes and Other Taxes (including any
Non-Excluded Taxes and Other Taxes

                                       19

imposed by any jurisdiction on amounts payable under this Section 1.11) paid by such Lender or Agent, as the case may be, and any liability (including penalties, interest and expenses, including reasonable attorney's fees and expenses) arising therefrom or with respect thereto, whether or not such
Non-Excluded Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payments or liabilities submitted by Lender or Agent to Borrower (with a copy to Agent if applicable) shall be presumptive evidence of the amount due. Borrower shall pay
Agent or such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after the receipt thereof.

                (f)     Evidence of Payments. As soon as practicable after any
payment of Taxes or Other Taxes by the Borrower to a Governmental Authority, the
Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

                                   SECTION 2.
                              AFFIRMATIVE COVENANTS

        Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the
Termination Date:

        2.1     Compliance with Laws and Contractual Obligations. Each Credit
Party will (a) comply with and shall cause each of its Subsidiaries to comply with (i) the requirements of all Applicable Laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which any Credit Party or any of its Subsidiaries is now doing business or may hereafter be doing business and
(ii) the obligations, covenants and conditions contained in all Contractual
Obligations of such Credit Party or any of its Subsidiaries other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and shall cause each of its Subsidiaries to maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by such Credit Party or any of its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. This Section
2.1 shall not preclude any Credit Party or its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP, subject to Section 3.2.

        2.2     Insurance; Damage to or Destruction of Collateral.

                (a)     The Credit Parties shall, at their sole cost and
   expense, maintain and provide Agent with policies or binders for property, casualty, liability, business interruption and other insurance described on
   Schedule 5.18 as in effect on the date hereof or otherwise as in effect on the date hereof or in form and amounts and with insurers customary for their industry or otherwise reasonably acceptable to Agent. Such policies of insurance (or the loss payable, assignment, mortgage and additional insured, as appropriate, endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide 30 days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating

                                       20

   thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable and Agent will use reasonable efforts to provide prior written notice to the applicable Credit Party of any such action. Agent shall have no obligation to obtain insurance for any
   Credit Party or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit
   Party's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Borrower to
   Agent and shall be additional Obligations hereunder secured by the
   Collateral.

                (b)     Agent reserves the right at any time upon any materially
   adverse change in any Credit Party's risk profile (including any materially adverse change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent's reasonable opinion, adequately protect both Agent's and Lenders' interests in all or any portion of the
   Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If reasonably requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to Agent, with respect to its insurance policies.

                (c)     On or prior to the date that is thirty (30) days
   following the Closing Date, each Credit Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, (i) endorsements to "All
   Risk" insurance naming Agent, on behalf of itself and Lenders and (ii)
   endorsements to all general liability and other liability policies naming
   Agent, on behalf of itself and Lenders, as additional insured. Each Credit
   Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed
   $5,000,000, as each Credit Party's true and lawful agent and attorney in fact for the purpose of making, settling and adjusting claims under such "All
   Risk" policies of insurance, endorsing the name of each Credit Party on any check or other item of payment for the proceeds of such "All Risk" policies of insurance and for making all determinations and decisions with respect to such "All Risk" policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $750,000 or more, whether or not covered by insurance. Net Proceeds of casualty insurance shall be used to prepay obligations or for reinvestment as provided in Section 1.5(c).

        2.3     Inspection; Lender Meeting.No more than three (3) times per
Fiscal Year, each Credit Party shall permit any authorized representatives of
Agent to visit, audit and inspect any of the properties of such Credit Party and its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested. Representatives of each Lender will be permitted to accompany representatives of Agent during each visit, inspection and discussion referred to in the immediately preceding sentence as often as may be reasonably requested so as not to materially interfere with the normal business operations of the Borrower; provided, that while an Event of Default is continuing the three times per Fiscal Year limit shall not apply. Without in any way limiting the foregoing, each Credit Party will participate and will cause key management personnel of each Credit Party and its Subsidiaries to participate in a meeting with Agent and Lenders at least once during each year, which meeting shall be held at such time and such place as may be reasonably requested by Agent.

        2.4     Organizational Existence. Except as otherwise permitted by
Section 3.6, each Credit Party will and will cause its Subsidiaries to at all times preserve and keep in full force and effect its

                                       21

organizational existence and, except as would not reasonably be expected to result in a Material Adverse Effect, all rights and franchises material to its business.

        2.5     Environmental Matters. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and
Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate which are required by Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or
Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities to a Credit Party or its Subsidiaries in excess of $250,000; and (d) promptly forward to Agent a copy of any written order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or
Release or any other matter relating to any Environmental Laws or Environmental
Permits that could reasonably be expected to result in Environmental Liabilities in excess of $300,000, in each case whether or not the Environmental Protection
Agency or any Governmental Authority has taken or threatened any action in writing in connection with any such violation, Release or other matter. If Agent at any time while an Event of Default is continuing has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental
Permits by any Credit Party or any Person under its control or any Environmental
Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit
Party and its Subsidiaries shall, upon Agent's written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower's expense, as Agent may from time to time reasonably request, but no more than one time per year, with respect to such violation, Environmental Liability or
Release, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

        2.6     Landlords' Agreements, Mortgagee Agreements, Bailee Letters and
Real Estate Purchases. Each Credit Party shall notify Agent promptly upon becoming a party to any lease for real property or warehouse space or any arrangement whereby Inventory shall be shipped to a processor or converter after the Closing Date, and upon request of the Agent, such Credit Party shall use commercially reasonable efforts to obtain a landlord's agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. Each Credit Party shall timely and fully pay and perform in all material respects their obligations under all leases and other agreements with respect to each leased location or public warehouse where any
Collateral is or may be located.

        2.7     Conduct of Business. Except as could not reasonably be expected to have a Material Adverse Effect, each Credit Party shall at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order

                                       22

and condition in all material respects (taking into consideration ordinary wear and tear and loss from casualty or condemnation) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth in Schedule 2.7.

        2.8     Further Assurances.

                (a)     Each Credit Party shall, from time to time, execute such
   guaranties, financing statements, documents, security agreements and reports as Agent or Requisite Lenders at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents.

                (b)     In the event that after the Closing Date any Credit
   Party acquires directly or by means of a Permitted Acquisition (i) a fee interest in real property having a fair market value in excess of $1,000,000
   (unless such real property is acquired with the proceeds of Indebtedness permitted under Section 3.1(b)(v)) or (ii) a leasehold interest in real property upon which is located (or such Credit Party intends to locate) a manufacturing facility, such Credit Party shall deliver to Agent a fully executed mortgage or deed of trust over such real property in form and substance reasonably satisfactory to Agent, together with such title insurance policies, surveys, appraisals, evidence of insurance, legal opinions, environmental assessments (which in any event shall disclose no potential Environmental Liability in excess of $1,000,000 with respect to such real property) and other documents and certificates as shall be reasonably required by Agent.

                (c)     Each Credit Party shall (i) cause each Person, upon its
   becoming a Domestic Subsidiary of such Credit Party (provided that this shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement), promptly to become a party to this Agreement, to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a security interest in the real, personal and mixed property of such Person to secure the Obligations, (ii) pledge, or cause to be pledged, to Agent, for the benefit of Agent and Lenders, all, or in the case of a Foreign Subsidiary directly owned by Holdings or a Domestic Subsidiary thereof, 65%, of the
   Stock of such Subsidiary to secure the Obligations and (iii) not issue any additional Stock unless concurrently therewith (A) the Person obtaining ownership of any such additional Stock pledges to Agent all of such additional Stock and becomes a party to the Pledge Agreement by executing a counterpart of the Pledge Agreement and delivering such counterpart to Agent or (B) if the Person obtaining ownership of any such additional Stock is a pledgor under the Pledge Agreement, such pledgor pledges all such additional
   Stock to Agent in accordance with the provisions of Section 6(d) of the
   Pledge Agreement. The documentation for such guaranty, security and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent.

                (d)     With respect to each Person holding any Credit Party's
   Inventory on consignment or under purchase money financing or similar arrangements in an amount in excess of $250,000, Borrower will, at the request of Agent, and at such Credit Party's cost and expense (i) conduct
   Code, tax lien and judgment searches against all Persons who hold Borrower's
   Inventory on consignment or under purchase money financing or similar arrangements, (ii) file UCC-1 financing statements against each such Person naming Borrower as secured party and Agent as assignee of secured party,
   (iii) provide to each secured party of record that has filed a financing statement against each such Person covering such Inventory (whether or not such Inventory is Inventory in the hands of such Person) a notice, in form and substance reasonably satisfactory to Agent, pursuant to Section 9-324 of the Code of such Credit Party's intent to provide purchase money financing to such Person and (iv) use reasonable efforts to obtain from such Person a letter agreement, in form and substance

                                       23

   reasonably satisfactory to Agent, in which such Person acknowledges the Lien of Agent and agrees that to the extent that such Person has not paid the purchase price of such Inventory, Agent can take possession of and remove such Inventory upon an Event of Default. Each Credit Party shall, promptly following entry into any consignment or under purchase money financing or similar arrangement after the Closing Date, provide notice thereof to Agent, together with copies of all documents evidencing or governing such arrangement and sufficient details regarding the consignee such that Code, tax lien and judgment searches can be conducted.

                (e)     On or prior to the date that is forty-five (45) days
   following the Closing Date, Borrower shall deliver to Agent (i) a
   Subordination, Nondisturbance and Attornment Agreement with respect to the
   North Branch, New Jersey property, duly executed by the Borrower and Wachovia
   Bank, National Association and in form and substance satisfactory to Agent;
   (ii) a Leasehold Mortgage with respect to the North Branch, New Jersey property, in form and substance satisfactory to Agent and duly executed by the Borrower and recorded with the Somerset County Recorder.

                (f)     On or prior to the date that is five (5) days following
   the Closing Date, Borrower shall deliver to Agent certificates from the appropriate Governmental Authorities of the State of New Jersey and the State
   of Wisconsin indicating that Borrower is qualified in such states as a foreign corporation.

        2.9     Omitted.

        2.10    Cash Management Systems. Borrower shall, and shall cause each other Credit Party to, enter into Control Agreements with respect to each deposit account maintained by Borrower or such Credit Party (other than any payroll account or controlled disbursement account so long as such account is a zero balance account) as of or after the Closing Date. Each such Control
Agreement shall be in form and substance reasonably satisfactory to Agent. The
Borrower and each other Credit Party shall enter into and maintain with one or more banks and pursuant to agreements in form and substance reasonably satisfactory to Agent, lockbox arrangements, it being understood that unless an
Event of Default shall be continuing and notice has been given by Agent in accordance with the applicable Control Agreement, amounts credited to any deposit account will not be transferred on a daily basis to the Agent's account and shall be available to Borrower and each such Credit Party.

        2.11    Consents. Holdings shall concurrently upon the issuance of any
Stock of Holdings to a Person who does not hold Stock in Holdings as of the
Closing Date, deliver to the Agent an agreement, in form and substance reasonably satisfactory to the Agent, from such Person, pursuant to which such
Person, as a Stockholder of Holdings, consents to the Related Transactions and the Related Transactions Documents.

        2.12    Supplemental Disclosure. From time to time as may be requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default) and from time to time with the approval of Agent (such approval not to be unreasonably withheld, provided that no such supplement shall be permitted for
Schedules 3.2 through Schedule 3.8, inclusive), the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or which is necessary to correct any information in such
Disclosure Schedule or representation which has been rendered inaccurate thereby
(and, in the case of any supplements to any Disclosure Schedule, such Disclosure
Schedule shall be appropriately marked to show the changes made therein);
provided that (a) no such supplement to any such Disclosure Schedule or representation shall be or be deemed a waiver of any Default or Event of

                                       24

Default resulting from the matters disclosed therein, except as consented to by
Agent and Requisite Lenders in writing; and (b) no supplement shall be required as to representations and warranties that relate solely to the Closing Date.

                                   SECTION 3.
                               NEGATIVE COVENANTS

        Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the
Termination Date:

        3.1     Indebtedness.

                (a)     The Credit Parties shall not and shall not cause or
   permit their Subsidiaries directly or indirectly, to create, incur, issue, assume, guarantee or otherwise become or, solely with respect to Indebtedness incurred, issued, assumed or guaranteed in reliance on Section 3.1(b), remain directly or indirectly liable, contingently or otherwise, with respect to any
   Indebtedness (including Acquired Debt), and Holdings will not issue any
   Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that Holdings may incur
   Indebtedness (including Acquired Debt) or issue Disqualified Stock and its
   Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Interest Coverage Ratio for Borrower's most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such additional
   Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period;

                (b)     Notwithstanding the foregoing, Section 3.1(a) shall not
   prohibit the incurrence, issuance, guarantee, or other becoming or remaining liable, contingently or otherwise:

                        (i)     by Borrower (and the Guaranty thereof by any
Guarantor) with respect to the Obligations;

                        (ii)    by Borrower and its Subsidiaries with respect to
existing Indebtedness listed on Schedule 3.1;

                        (iii)   by Borrower and its Subsidiaries with respect to
Indebtedness represented by the Senior Notes, not in excess of $200,000,000 in aggregate principal amount less repayments of principal thereof and repurchases and redemptions thereof;

                        (iv)    by Borrower or any of its Subsidiaries with
respect to Attributable Debt in connection with a sale and leaseback of the facility located in Janesville, Wisconsin and owned by Borrower on the date hereof, in an aggregate principal amount for all Attributable Debt, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Attributable Debt incurred pursuant to this clause (iv), not to exceed $5,000,000 at any time outstanding;

                        (v)     by Borrower or any of its Subsidiaries with
respect to Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property, plant or equipment used in the

                                       25

business of Borrower or any of its Subsidiaries (whether through the direct acquisition or otherwise of such Equity Interests of any Person owning such assets), in an aggregate principal amount for all such Indebtedness, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause
(v), not to exceed $5,000,000 at any time outstanding;

                        (vi)    by Holdings or any of its Subsidiaries with
respect to Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under Section 3.1(a) or clauses (ii),
(iii), (iv), (v), (vi), (xii), (xv) or (xviii) of this Section 3.1(b);

                        (vii)   by Holdings or any of its Subsidiaries with
respect to intercompany Indebtedness between or among Holdings and any of its
Subsidiaries; provided, however, that:

                                (a)     if Borrower or any Guarantor is the
        obligor on such Indebtedness and the payee is not Borrower or a
        Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations;

                                (b)     any subsequent issuance or transfer of
        Equity Interests that results in any such Indebtedness being held by a
        Person other than Holdings or a Subsidiary and (ii) any sale or other transfer of any such Indebtedness (other than solely as a result of the creation of a Permitted Encumbrance upon such intercompany Indebtedness)
        to a Person that is not either Holdings or a Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by
        Holdings or such Subsidiary, as the case may be, that was not permitted by this clause (vii);

                                (c)     at the time that such intercompany
        Indebtedness is incurred and after giving effect thereto, the obligor and the obligee of such intercompany Indebtedness shall be Solvent, in each case, on a consolidated basis;

                                (d)     omitted;

                                (e)     any intercompany Indebtedness made by
        Credit Parties to Subsidiaries of Holdings that are not Credit Parties shall not, together with Permitted Investments described in clause
        (i)(y) of the definition of such term, Permitted Acquisitions of the type described in Section 3.6(ii)(G) and the outstanding guarantees by
        Credit Parties of Indebtedness or other obligations of Subsidiaries of
        Holdings that are not Credit Parties under Section 3.1(b)(x), exceed
        $5,000,000 in the aggregate at any time outstanding; and

                                (f)     (1) Borrower shall have executed and
        delivered to each such other Credit Party, and each such other Credit
        Party shall have executed and delivered to Borrower, on the Closing Date or on the later of the date of first advance of such intercompany loan or advance, a demand note (collectively, the "Intercompany Notes") to evidence any such intercompany Indebtedness owing at any time by
        Borrower to such other Credit Party or by such other Credit Party to
        Borrower, which Intercompany Notes shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to
        Agent pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (2) Borrower shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; and (3) the obligations of each
        Credit Party under any such Intercompany Notes shall be subordinated to the Obligations of such Credit Party hereunder pursuant to Section 9.21 or otherwise in a manner reasonably satisfactory to Agent;

                        (viii)  by any of Borrower's Subsidiaries with respect
to the issuance thereby to Borrower or to any of its Subsidiaries of shares of preferred stock; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a

                                       26

Person other than Borrower or a Subsidiary; and (b) any sale or other transfer of any such preferred stock (other than solely as a result of the creation of a
Permitted Encumbrance upon such Equity Interests) to a Person that is not either
Borrower or a Subsidiary, will be deemed, in each case, to constitute an issuance of such preferred stock by such Subsidiary that was not permitted by this clause (viii);

                        (ix)    by Holdings or any of its Subsidiaries with
respect to Indebtedness arising in connection with Hedge Agreements entered into in the ordinary course of business;

                        (x)     by Holdings or any of its Subsidiaries with
respect to the guarantee of Indebtedness of Holdings or a Subsidiary of Holdings
that was permitted to be incurred by Section 3.1 or with respect to Guaranteed
Indebtedness of obligations (other than Indebtedness) of which Holdings or a
Subsidiary of Holdings is the primary obligor; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Obligations, then the
Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed; provided, further, that guarantees by Credit
Parties of Indebtedness or such other obligations of Subsidiaries of Holdings are not Credit Parties shall not, together with intercompany Indebtedness then outstanding under Section 3.1(b)(vii)(e), Permitted Investments described in clause (i)(y) of the definition of such term and Permitted Acquisitions described in Section 3.6(ii)(G), exceed $5,000,000 in the aggregate outstanding at any time; provided, further, that in no event shall Holdings be permitted to guarantee Indebtedness under the Senior Notes;

                        (xi)    by Holdings or any of its Subsidiaries with
respect to obligations in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, performance, completion and surety bonds, completion guarantees and similar obligations in the ordinary course of business;

                        (xii)   by Holdings or any of its Subsidiaries with
respect to Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business
Days;

                        (xiii)  by Holdings or a Subsidiary with respect to
Indebtedness arising from agreements of Holdings or such Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the sale or other disposition of any business, assets or Capital Stock of Holdings or any Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock; provided that (A) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, whether or not cash, actually received by Holdings and its
Subsidiaries in connection with such disposition and (B) such Indebtedness is not reflected in the balance sheet of Holdings or any Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (B));

                        (xiv)   by Holdings or any of its Subsidiaries with
respect to contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

                        (xv)    by a Foreign Subsidiary with respect to
additional Indebtedness in an aggregate principal amount, including all
Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause
(xv), not to exceed $5,000,000 at any time outstanding;

                                       27

                        (xvi)   by Holdings or any of its Subsidiaries with
respect to earn-outs and similar obligations incurred in connection with the
Acquisition or Permitted Acquisitions; and

                        (xvii)  by Holdings or any of its Subsidiaries of with
respect to additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xvii), not to exceed $10,000,000 in the aggregate.

                (c)     For purposes of determining compliance with this Section
   3.1, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Indebtedness described in subsection (b)
   above, or is entitled to be incurred pursuant to subsection (a) of this
   Section 3.1, Borrower (in its sole discretion) will be permitted to divide and classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 3.1. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any
   Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of
   Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Interest Charges and interest expense of Borrower as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Borrower or any
   Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

                (d)     The amount of any Indebtedness outstanding as of any
   date will be:

                        (i)     subject to clauses (ii), (iii) and (iv) below,
the principal amount of the Indebtedness;

                        (ii)    in respect of Indebtedness of another Person
secured by a Lien on the assets of the specified Person (as to which the specified Person has no liability in excess of the assets subject to such Lien), the lesser of: (A) the fair market value of such assets at the date of determination; and (B) the amount of the Indebtedness subject to such Lien of the other Person;

                        (iii)   with respect to Indebtedness of others supported
by a guarantee of Holdings or a Subsidiary, the lesser of the amount of the primary Indebtedness and any stated limit on recourse under the guarantee; and

                        (iv)    the accreted value of such Indebtedness, in the
case of any such Indebtedness issued with original issue discount which provides by its express terms that the holders thereof are not entitled to receive upon acceleration or redemption more than the accreted value at such time;

                (e)     the amount of the Indebtedness in respect of any Hedge
   Agreement at any time shall be equal to the amount payable as a result of the termination of such Hedge Agreement at such time.

                                       28

        3.2     Liens and Related Matters.

                (a)     No Liens. The Credit Parties shall not and shall not
   cause or permit their Subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of such Credit Party or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted
   Encumbrances (including, without limitation, those Liens constituting
   Permitted Encumbrances existing on the date hereof and renewals and extensions thereof, as set forth on Schedule 3.2).

                (b)     No Negative Pledges. The Credit Parties shall not and
   shall not cause or permit their Subsidiaries to directly or indirectly enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, except (i) in connection with any document or instrument governing Indebtedness permitted (A) under Section 3.1(b)(iii) or
   (B) so long as such prohibition applies only to the assets securing such
   Indebtedness, Section 3.1(b)(ii), (b)(v) or (b)(xv), or (C) so long as such prohibition is not materially more restrictive, taken as a whole, than the prohibitions in this Agreement, under Section 3.1(b)(xvii), or (D) under
   Section 3.1(b)(vi), with respect to any Indebtedness described in subclauses
   (A), (B) or (C) above, so long as the prohibition is not materially more restrictive taken as a whole, than the prohibition in the Indebtedness that was renewed, refunded, refinanced, replaced, defeased or discharged, and (ii)
   licenses and contracts which by their terms prohibit the assignment of such agreements (to the extent such prohibition is enforceable at law) or the granting of Liens on the rights contained therein.

                (c)     No Restrictions on Subsidiary Distributions to Borrower.
   Except as provided herein, the Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary's Stock owned by Borrower or any other Subsidiary; (2) pay any Indebtedness owed to
   Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) transfer any of its property or assets to
   Borrower or any other Subsidiary, except:

                        (i)     agreements governing Indebtedness described in
Section 3.1(b)(ii) as in effect on the date of this Agreement and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Agreement;

                        (ii)    the Senior Notes Documents;

                        (iii)   applicable law, rule, regulation or order;

                        (iv)    any instrument governing Indebtedness or Capital
Stock of a Person acquired by Holdings or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or
Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of
Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

                                       29

                        (v)     customary non-assignment provisions in contracts
and licenses entered into in the ordinary course of business;

                        (vi)    purchase money obligations for property acquired
in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (4) of Section 3.2(c);

                        (vii)   any agreement for the sale or other disposition
of all or substantially all of the Capital Stock or assets of a Subsidiary or an agreement entered into for the sale by such Subsidiary of assets that restricts distributions by that Subsidiary pending such sale or other disposition;

                        (viii)  Permitted Refinancing Indebtedness; provided
that the restrictions contained in the agreements governing such Permitted
Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

                        (ix)    Permitted Encumbrances that limit the right of
the debtor to dispose of the assets subject to such Liens;

                        (x)     provisions limiting the disposition or
distribution of assets or property in joint venture agreements (by such joint venture to the extent that it is not a Credit Party), limited liability company operating agreements (by such limited liability company to the extent that it is not a Credit Party), partnership agreements (by such partnership to the extent that it is not a Credit Party), asset sale agreements, sale-leaseback agreements, options, stock sale agreements, lease agreements, licenses and other similar agreements entered into with the approval of Borrower's Board of
Directors, which limitation is applicable only to the assets that are the subject of such agreements;

                        (xi)    provisions in agreements or instruments that
prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person on other than a pro rata basis;

                        (xii)   any encumbrance or restriction contained in any
Indebtedness incurred by a Foreign Subsidiary pursuant to Section 3.1(b)(xv)
that applies only to such Foreign Subsidiary; and

                        (xiii)  in the case of clause (4) of Section 3.2(c) of
this covenant:

                                (A)     that restrict in a customary manner the
                                subletting, assignment or transfer of any
                                property or asset that is a lease, license,
                                conveyance or contract or similar property or
                                asset, or

                                (B)     existing by virtue of any transfer of,
                                agreement to transfer, option or right with
                                respect to, or Lien on, any property or assets
                                of Holdings or any of its Subsidiaries not
                                otherwise prohibited by this Agreement;

                        (xiv)   any encumbrances or restrictions imposed by any
amendments, modifications restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, in the good faith judgment of the Board of Directors of Borrower than the encumbrances or restrictions prior to such

                                       30

amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

        3.3     [Intentionally Omitted].

        3.4     [Intentionally Omitted].

        3.5     Restricted Payments.

                (a)     The Credit Parties shall not and shall not cause or
   permit their Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, unless, at the time of and after giving effect to such Restricted Payment:

                        (i)     no Default or Event of Default has occurred and
is continuing or would occur as a consequence of such Restricted Payment;

                        (ii)    Borrower would, at the time of such Restricted
Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to Section
3.1(a); and

                        (iii)   such Restricted Payment, together with the
aggregate amount of all other Restricted Payments made by Borrower and its
Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (xiii), (xiv) and
(xv) of Section 3.5(b)), is less than the sum, without duplication, of:

                        (1)     50% of the  Consolidated Net Income of Borrower
for the period (taken as one accounting period) from the beginning of the first
Fiscal Quarter commencing after the date of this Agreement to the end of
Borrower's most recently ended Fiscal Quarter for which financial statements have been delivered hereunder to Agent at the time of such Restricted Payment
(or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

                        (2)     100% of the aggregate Qualified Proceeds
received by Borrower since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Borrower (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Borrower that have been converted into or exchanged for such Equity Interests
(other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Borrower), together with the aggregate cash and Cash Equivalents received by Borrower or any of its Subsidiaries at the time of such conversion or exchange

                        (3)     to the extent that any Restricted Investment
that was made after the Closing Date is sold for cash or is otherwise disposed of or is repurchased, redeemed, liquidated or repaid for cash, the amount of cash so received (less the cost of disposition, if any, and less any amount included in clause (1) of this Section 3.5(a)(iii) in respect of such transaction); and

                        (iv)    after giving effect to such Restricted Payment
(x) Borrowing Availability shall be not less than $15,000,000 and (y) on a pro forma basis for the period of four Fiscal Quarters for which financial statements have been delivered to the Agent hereunder ending on or most recently prior to such Restricted Payment, as though such Restricted Payment was made on the first day of such period, the Fixed Charge Coverage Ratio shall be at least
1.0:1.0.

                                       31

                (b)     The preceding subsection (a) shall not prohibit:

                        (i)     the payment of any dividend or the consummation
of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;

                        (ii)    the making of any Restricted Payment or a
purchase, redemption, defeasance or prepayment of Senior Notes contemplated by
Section 3.18, in exchange for, or out of the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings) of, Equity Interests of
Holdings or Borrower (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Holdings or Borrower;
provided that the amount of any such Net Proceeds that are utilized for any such
Restricted Payment will be excluded from Section 3.5(a)(iii)(2);

                        (iii)   the repurchase, redemption, defeasance or other
acquisition or retirement for value of Indebtedness of Borrower or any Guarantor that is contractually subordinated to the Obligations with the Net Proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

                        (iv)    the payment of any dividend (or, in the case of
any partnership or limited liability company, any similar distribution) by a
Subsidiary of Borrower to the holders of its Equity Interests on a pro rata basis;

                        (v)     so long as no Default has occurred and is
continuing or would be caused thereby, and after giving effect thereto, the repurchase, redemption or other acquisition or retirement for value of any
Equity Interests of Borrower or any Subsidiary of Borrower and any distribution, dividend, loan or advance to Holdings or any direct or indirect parent of
Holdings for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or any direct or indirect parent of
Holdings, in each case, held by any current or former officer, director, or employee of Borrower or any of its Subsidiaries or, in each case to the extent applicable, their respective estates, spouses, former spouses or family members, in each case, pursuant to any equity subscription agreement, stock option agreement, shareholders' agreement or similar agreement or benefit plan of any kind; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1,500,000 in any Fiscal
Year or $5,000,000 in the aggregate from and after the Closing Date; provided further that if after giving effect to any such repurchase, redemption, acquisition or other retirement for value, (x) Borrowing Availability shall be equal to or greater than $10,000,000 and (y) on a pro forma basis for the period of four Fiscal Quarters for which financial statements have been delivered hereunder to the Agent ending on or most recently prior to such repurchase, redemption or other acquisition or retirement for value, as though such repurchase, redemption or other acquisition or retirement for value occurred on the first day of such period, the Fixed Charge Coverage Ratio shall be at least
1.0:1.0, Borrower may (X) carry over and (so long as no Default has occurred and is continuing or would be caused thereby) make in subsequent Fiscal Years, in addition to the amounts permitted for such Fiscal Year, the amount of such repurchases, redemptions or other acquisitions or retirements for value, distributions, loans or advances permitted to have been made but not made in any preceding Fiscal Year up to a maximum of $3,000,000 in any Fiscal Year and (Y)
(so long as no Default has occurred and is continuing or would be caused thereby) make such repurchases, redemptions or other acquisitions or retirements for value in excess of an aggregate of $5,000,000, but not in excess of an aggregate of $7,500,000; provided further that such amount in any Fiscal Year may be increased by an amount not to exceed the Net Proceeds from the sale of
Equity Interests (other than Disqualified Stock) of Borrower (or any direct or indirect parent of Borrower to the extent such Net Proceeds are contributed to the common

                                       32

equity of Borrower) to employees, officers, directors or consultants of Borrower and its Subsidiaries that occurs after the date of this Agreement (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments (including pursuant to Section
3.5(a)(iii)(2) above)) less any amounts previously applied to the payment of
Restricted Payments pursuant to this clause (v); provided further that the Net
Proceeds from such sales of Equity Interests described in this clause (v) shall be excluded from Section 3.5(a)(iii)(2) above to the extent such proceeds have been or are applied to the payment of Restricted Payments pursuant to this clause (v);

                        (vi)    the repurchase of Equity Interests deemed to
occur upon the exercise of stock options or warrants to the extent such Equity
Interests represent a portion of the exercise price of those stock options or warrants;

                        (vii)   so long as no Default has occurred and is
continuing or would be caused thereby and after giving effect thereto, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock issued on or after the Closing Date in accordance with the Interest Coverage Ratio set forth in Section 3.1(a);

                        (viii)  (x) so long as no Event of Default has occurred
and is continuing or would be caused thereby and after giving effect thereto payments in connection with or as a result of the Acquisition (including, without limitation, payment of the "Contingent Payment" or "Second Contingent
Payment" under and as such terms are defined in the Acquisition Agreement) and
(y) so long as no Event of Default has occurred and is continuing or would be caused thereby and after giving effect thereto, on a pro forma basis for the period of four Fiscal Quarters for which financial statements have been delivered hereunder to the Agent ending on or most recently prior to such payment, as though such payment occurred on the first day of such period, the
Fixed Charge Coverage Ratio shall be at least 1.0:1.0, payments in respect of earnout obligations that have become due and payable in respect of Permitted
Acquisitions that are consummated after the Closing Date;

                        (ix)    Permitted Payments to Parent;

                        (x)     the redemption, repurchase or other acquisition
for value of any common Equity Interests of any Foreign Subsidiary of Holdings
that are held by a Person that is not an Affiliate of Holdings to the extent required to satisfy applicable laws, rules or regulations in an aggregate amount since the date of this Agreement not to exceed $1,000,000; provided that the consideration for such redemption, repurchase or other acquisition is not in excess of an amount equal to the lesser of (x) the fair market value of such common Equity Interests or (y) such amount required by applicable laws, rules or regulations;

                        (xi)    so long as no Default has occurred and is
continuing or would be caused thereby, payments not to exceed $100,000 in the aggregate since Closing Date to enable Holdings to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock;

                        (xii)   so long as no Default has occurred and is
continuing or would be caused thereby, the payment of intercompany Indebtedness that is expressly subordinated to the Obligations, the incurrence of which is permitted under Section 3.1(b)(vii);

                        (xiii)  so long as no Default has occurred and is
continuing or would be caused thereby, and (x) after giving effect thereto,
Borrowing Availability shall be equal to or greater than $10,000,000 and (y) on a pro forma basis for the period of four Fiscal Quarters for which financial statements have been delivered hereunder to the Agent ending on or most recently prior to such Restricted Payment, as though such Restricted Payment occurred on the first day of such period, the Fixed Charge

                                       33

Coverage Ratio shall be at least 1.0:1.0, other Restricted Payments in an aggregate amount not to exceed $7,500,000 since the Closing Date;

                        (xiv)   Permitted Acquisitions; and

                        (xv)    so long as no Event of Default has occurred and
is continuing or would be caused thereby, and after giving effect thereto,
Restricted Payments constituting the payment of fees and reimbursement of expenses not in excess of the amounts specified in, or determined pursuant to, the Management Agreement as in effect on the Closing Date.

                (c)     The amount of all Restricted Payments (other than cash)
   will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by a Credit Party or its Subsidiary, as the case may be, pursuant to the Restricted Payment.
   The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of
   Borrower whose resolution with respect thereto will be delivered to the
   Agent. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10,000,000.

        3.6     Restriction on Fundamental Changes. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly: (a)
amend, modify or waive in any manner adverse to any Lender any term or provision of its organizational documents, including its articles of incorporation, certificates of designations pertaining to preferred stock, by laws, partnership agreement or operating agreement unless required by law; (b) enter into any transaction of merger or consolidation; (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (d) acquire by purchase or otherwise all or a substantial part of the business or assets of any other
Person, except that:

                        (i)     on the Closing Date, Rath Manufacturing Co.,
Inc. may merge with and into the Borrower with the Borrower as the surviving
Person,

                        (ii)    Borrower may acquire all or substantially all of
the assets or all of the Stock of any Person (the "Target") (in each case, a
"Permitted Acquisition") subject to the satisfaction of each of the following conditions:

                (A) Agent shall receive at least 30 Business Days' prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed
                Permitted Acquisition;

                (B) such Permitted Acquisition shall be consensual and shall have been approved by the Target's board of directors;

                (C) the Stock, business and/or assets acquired in such Permitted
                Acquisition shall be free and clear of all Liens (other than
                Permitted Encumbrances);

                (D) at or prior to the closing of any Permitted Acquisition, the
                Borrower shall have complied with Section 2.8 in respect of the
                Target and acquired assets;

                (E) concurrently with delivery of the notice referred to in clause (i) above, Borrower shall have delivered to Agent, in form and substance reasonably satisfactory to Agent, a pro forma consolidated balance sheet, income statement and cash flow statement of

                                       34

                Borrower and its Subsidiaries (the "Acquisition Pro Forma"),
                based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of
                Borrower and its Subsidiaries in accordance with GAAP
                consistently applied, but taking into account such Permitted
                Acquisition and the funding of all Loans in connection
                therewith, and such Acquisition Pro Forma shall reflect that (x)
                average daily Borrowing Availability for the 90-day period preceding the consummation of such Permitted Acquisition would have exceeded $10,000,000 on a pro forma basis (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period)
                and the Acquisition Projections (as hereinafter defined) shall reflect that such Borrowing Availability of $10,000,000 shall continue for at least 90 days after the consummation of such
                Permitted Acquisition and (y) on a pro forma basis, no Event of
                Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition. The "Acquisition
                Projections" shall be the updated versions of the most recently delivered Projections covering the three-year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the Projections, based upon historical
                financial data of a recent date reasonably satisfactory to
                Agent, taking into account such Permitted Acquisitions;

                (F) on or prior to the date of such Permitted Acquisition, Agent shall have received, in form and substance reasonably
                satisfactory to Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions,
                certificates, lien search results and other documents reasonably requested by Agent;

                (G) in the event that such Permitted Acquisition constitutes the acquisition of Stock in a Target that will become upon
                consummation thereof a Foreign Subsidiary or an entity that is not and is not required to be a Credit Party, the total
                consideration paid for such Target and all prior Targets that are Foreign Subsidiaries and are not and are not required to be
                Credit Parties (including any Acquired Debt and, without
                duplication, the fair market value of any property of the Target subject to Liens described in clause (iii) of the definition of
                Permitted Encumbrance and the amount of any earn-out or similar obligations incurred with respect to such Permitted
                Acquisition), shall not exceed, together with outstanding
                guarantees and Guaranteed Indebtedness described in Section
                3.1(b)(x), outstanding intercompany Indebtedness described in
                Section 3.1(b)(vii)(e) and other Pemitted Investments of the type described in clause (i)(y) of such term, $5,000,000; and

                (H) at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

                Notwithstanding the foregoing, the Accounts, Inventory, M&E and
                Real Estate of the Target shall not be included in Eligible
                Accounts, Eligible Inventory, Eligible M&E or Eligible Real
                Estate without the prior written consent of Agent and Requisite
                Lenders (it being understood that Agent will in the ordinary course of business undertake its customary efforts to assess the value of such Collateral for the purposes of determining its eligibility (or lack of eligibility) in the Borrowing Base).

                        (iii)   any Wholly-Owned Subsidiary of the Borrower may
be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving

                                       35

Person) or with or into any Subsidiary Guarantor (provided that the Subsidiary
Guarantor shall be the continuing or surviving Person);

                        (iv)    any Wholly-Owned Subsidiary may sell, lease,
transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Wholly-Owned Subsidiary;
(provided that if the transferor in such a transaction is a Subsidiary
Guarantor, then the transferee must either be the Borrower or a Subsidiary
Guarantor);

                        (v)     any Wholly-Owned Subsidiary of the Borrower may
merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition;

                        (vi)    any Subsidiary of the Borrower may wind-up into
the Borrower or any Subsidiary of the Borrower; provided that if the Subsidiary being wound up is a Guarantor, it may be wound up into the Borrower or any
Subsidiary that is, or will become concurrently with the transaction, a
Guarantor; and

                        (vii)   Holdings may merge with or into or consolidate
with, or wind-up or liquidate into or otherwise transfer all of its assets to, a parent of Holdings or a Subsidiary of a parent of Holdings, so long as (i) the
Person surviving such transaction, if not Holdings, shall become a Guarantor and assume all of Holdings' covenants and obligations hereunder pursuant to a joinder agreement in form and substance reasonably satisfactory to the Agent
(and each reference to Holdings in this Agreement or any Loan Document shall thereafter be deemed to refer and apply to such surviving person), (ii) after giving effect to such transactions, Holdings and its Subsidiaries shall be in compliance with the covenants set forth in Sections 2, 3 and 4 hereto (iii) the representations and warranties contained in Section 5 that are subject to materiality or Material Adverse Effect qualifications shall be true, correct and complete in all respects and all representations and warranties that are not subject to materiality or Material Adverse Effect qualification are true, correct and complete in all material respects, after giving effect to such transaction, (iv) no Change of Control shall have occurred as a result of such transaction, (v) on or prior to the date of such transaction, Agent shall have received all amendments, certificates and filings necessary or desirable in the
Agent's sole discretion to continue the Lien on all of Borrower's stock and other "Pledged Collateral" under the Pledge Agreement and such surviving Person shall have joined the Pledge Agreement as a pledgor in a manner acceptable to
Agent (vi) on or prior to the date of such transaction, Agent shall have received such legal opinions as it may reasonably request; provided that for the purposes of sub-clauses (ii) and (iii) of this Section 3.6 and any test related thereto, any reference to Holdings shall be deemed to refer to the Person surviving such transaction, if not Holdings.

        3.7     Disposal of Assets or Subsidiary Stock. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any
Person an option to acquire, in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except for:

                (a)     sales of inventory to customers in the ordinary course
   of business;

                (b)     transfers of cash and Cash Equivalents otherwise
   permitted by the terms of this Agreement;

                (c)     dispositions of obsolete or surplus assets not used or
   useful in the business, the consideration for which shall not exceed $500,000 in any Fiscal Year;

                                       36

                (d)     (i) the transfer of assets to the Borrower, (ii) the
   transfer of assets by any Guarantor, to any other Guarantor, and (iii) the transfer of assets by any Subsidiary that is not a Guarantor, to any
   Subsidiary, each in accordance with any applicable provision of Section 3.6;

                (e)     (A) Asset Dispositions by Borrowers and their
   Subsidiaries (excluding sales of Accounts) if all of the following conditions are met: (i) the fair market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed
   $500,000 and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $1,000,000; (ii) the consideration received is at least equal to the fair market value of such assets; (iii) 75%
   of the consideration received is cash; (iv) the Net Proceeds of such Asset
   Disposition are applied as required by Section 1.5(c); and (v) no Event of
   Default then exists or would result from such disposition and (B) the Asset
   Disposition consisting of the sale of the Borrower's facility located in
   Janesville, Wisconsin as part of a sale and leaseback so long as (i) the Net
   Proceeds of such Asset Disposition are applied as required by Section 1.5(c)
   and (ii) no Event of Default then exists or would result from such Asset
   Disposition;

                (f)     while no Event of Default has occurred and is
   continuing, the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

                (g)     transfers of assets pursuant to Investments permitted by
   Section 3.5 or that are Permitted Investments;

                (h)     qualifying exchanges for solely like kind, owned Real
   Estate with a value at least equal to the fair market value of Real Estate exchanged therefor, pursuant to Section 1031 of the IRC, evidenced by an opinion of counsel, together with an appraisal report in form and substance and from an appraiser reasonably satisfactory to Agent, unless Agent in its discretion elects to exclude such Real Estate from the Borrowing Base of
   Eligible Real Estate; provided that to the extent the property to be exchanged is subject to a Mortgage, the newly-acquired Real Estate shall also be subject to a Mortgage and the Borrower shall comply with Section 2.8(a);
   and

                (i)     sales of Capital Stock to Credit Parties that are
   Domestic  Subsidiaries  of Holdings; and

                (j)     non-exclusive licenses of Intellectual Property granted
   in the ordinary course of business.

        3.8     Transactions with Affiliates. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate
(other than between Credit Parties) or with any director, officer or employee of any Credit Party, except on terms that are no less favorable to such Credit
Party or the relevant Subsidiary than those that would be obtained in a comparable transaction by such Credit Party or such Subsidiary with an unrelated
Person. The following transaction shall not be subject to the prohibition in the preceding sentence:

                (a)     any employment agreement or arrangement, incentive
   compensation plan, stock option or stock ownership plan, employee benefit plan, severance arrangements, officer or director indemnification agreement or any similar arrangement entered into by Borrower or any of its
   Subsidiaries in the ordinary course of business and payments pursuant thereto;

                                       37

                (b)     transactions between or among the Credit Parties and/or
   their Subsidiaries;

                (c)     payment of reasonable directors fees to directors of
   Borrower, Holdings, or any direct or indirect parent or any Subsidiary of
   Borrower or Holdings and the provision of customary indemnification to directors, officers and employees of Borrower or Holdings or direct or indirect parent or any Subsidiary of Borrower or Holdings;

                (d)     any issuance of Equity Interests (other than
   Disqualified Stock) of Holdings to Affiliates of Holdings or any contribution to the capital of Holdings (other than as Disqualified Stock);

                (e)     Restricted Payments that do not violate Section 3.5;

                (f)     omitted;

                (g)     transaction with any joint venture in which a Credit
   Party is an investor and which is controlled by a Person that is not an
   Affiliate;

                (h)     any agreement or arrangements as in effect on the
   Closing Date and described on Schedule 3.8 and any renewals, extensions or replacements of any such agreement or arrangements (so long as such renewals, extensions or replacements are not less favorable to the Lenders as determined by the Board of Directors in its reasonable good faith judgment)
   and the transactions contemplated thereby;

                (i)     loans or advances to employees in the ordinary course of
   business not to exceed $1,000,000 in the aggregate at any one time outstanding and expense reimbursements to employees in the ordinary course of business; and

                (j)     repurchases of Senior Notes in accordance with Section
   3.18 if repurchased on the same terms as offered to Persons that are not
   Affiliates of the Credit Parties.

        3.9     Conduct of Business. The Credit Parties will not and will not permit their Subsidiaries to directly or indirectly engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and businesses that are reasonably similar, ancillary, complementary, or related to, or a reasonable extension, development or expansion of the businesses engaged in on the Closing Date and (ii) such other lines of business as may be consented to by Requisite Lenders. Holdings will not engage in any type of business activity other than the ownership of Stock of Borrower and performance of its obligations under the Related Transaction Documents to which it is a party and activities incidental thereto.

        3.10    Changes Relating to Indebtedness. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly change or amend the terms of any of its Indebtedness permitted by Section
3.1(b)(iii) if the effect of such amendment is to: (a) increase the interest rate on such Indebtedness; (b) accelerate the dates upon which payments of principal or interest are due on such Indebtedness; (c) add or make more restrictive any event of default or covenant with respect to such Indebtedness;
(d) change in any manner adverse to any Lender or to any Credit Party the redemption or prepayment provisions of such Indebtedness; (e) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner materially adverse to any Credit Party or Lenders;
or (f) increase the portion of interest payable in cash with respect to any
Indebtedness for which interest is payable by the issuance of payment-in-kind notes or is permitted to accrue;.

                                       38

        3.11    Fiscal Year. No Credit Party shall change its Fiscal Year or permit any of its  Subsidiaries  to change their respective fiscal years without the consent of Agent.

        3.12    Press Release; Public Offering Materials. Each Credit Party
executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure, including any prospectus, proxy statement or other materials filed with any Governmental
Authority relating to a public offering of the Stock of any Credit Party, using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two
(2) Business Days' prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or
Affiliate is required to do so under law and then, in any event, such Credit
Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Each Credit Party consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.
Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Credit Party for review and comment prior to the publication thereof. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

        3.13    Subsidiaries. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly establish, create or acquire any new Subsidiary unless it has complied, and caused such new
Subsidiary to comply, with Section 2.8(c) in connection with establishing, creating or acquiring such new Subsidiary.

        3.14    Bank Accounts. The Credit Parties shall not and shall not cause or permit their Subsidiaries to establish any new deposit accounts without prior written notice to Agent and unless the account to be opened is subject to a
Control Agreement, in form and substance reasonably satisfactory to Agent.

        3.15    Hazardous Materials. The Credit Parties shall not and shall not cause or permit their Subsidiaries to cause or permit a Release of any Hazardous
Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate or form the basis for any Environmental
Liabilities by the Credit Parties or any of their Subsidiaries under, any
Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral,
other than such violations, Environmental Liabilities or adverse impacts that could not reasonably be expected to have a Material Adverse Effect.

        3.16    ERISA. The Credit Parties shall not and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse
Effect.

        3.17    Sale Leasebacks. The Credit Parties shall not, and shall not permit any of their Subsidiaries to, enter into any sale and leaseback transaction, except if:

                (a)     Borrower could have incurred (i) Indebtedness in an
   amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Interest Coverage Ratio test in Section 3.1(a) or pursuant to Section 3.1(b)(iv) or 3.1(b)(v) and (ii) a Lien to secure such
   Indebtedness pursuant to Section 3.2;

                (b)     the gross cash proceeds of such sale and leaseback
   transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of the Borrower

                                       39

   and set forth in an officers' certificate delivered to the Agent, of the property that is the subject of that sale and leaseback transaction; and

                (c)     Borrower applies the proceeds of such transaction in
   compliance with Section 1.5(c).

        3.18    Prepayments of Other Indebtedness. The Credit Parties shall not, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than (i) the Obligations; (ii) Indebtedness secured by a
Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 3.7(b); (iii) intercompany
Indebtedness reflecting amounts owing to Borrower or any Credit Party, subject to any subordination restrictions to which such Indebtedness is subject; (iv)
prepayments of any portion of Interim Financing with the (x) Net Proceeds of any
Asset Disposition remaining after any prepayment of Obligations required by
Section 1.5(c) or of any issuance of Stock described in Section 1.5(d)(2) or (y)
proceeds of a Permitted Refinancing; (v) in connection with (and in an amount not exceeding the Net Proceeds of) a Permitted Refinancing; and (vi) with the proceeds of Equity Issuances not required to be applied to Interim Financing or the Obligations in accordance with the terms hereof, (vii) as otherwise permitted by Section 3.5, or (viii) provided that after giving effect to such purchase, redemption, defeasance or prepayment, (x) Borrowing Availability shall be equal to or greater than $12,500,000 and (y) on a pro forma basis for the period of four Fiscal Quarters for which financial statements have been delivered hereunder to the Agent ending on or most recently prior to such redemption or deposit as though such purchase, redemption, defeasance or prepayment occurred on the first day of such period, the Fixed Charge Coverage
Ratio shall be at least 1.0:1.0, the purchase, redemption, defeasance or prepayment after the date of this Agreement of the Senior Notes, in the aggregate cumulative amount not to exceed the sum of (1) $25,000,000 and (2) Net
Proceeds of Stock issued by Holdings and applied to such purchase, redemption, defeasance or prepayment in accordance with the Senior Notes Documents as in effect on the Closing Date.

                                   SECTION 4.
                          FINANCIAL COVENANTS/REPORTING

        Borrower covenants and agrees that from and after the date hereof until the Termination Date, Borrower shall perform and comply with, and shall cause each of the other Credit Parties to perform and comply with, all covenants in this Section 4 applicable to such Person.

        4.1     Omitted.

        4.2     Omitted.

        4.3     Omitted.

        4.4     Omitted.

        4.5     Omitted.

        4.6     Omitted.

        4.7     Omitted.

        4.8     Omitted.

                                       40

        4.9     Financial Statements and Other Reports. Holdings will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Financial Statements in conformity with GAAP (it being understood that monthly Financial Statements are not required to have footnote disclosures). Borrower will deliver each of the Financial Statements and other reports described below to Agent.

                (a)     Monthly Financials. As soon as available and in any
   event within thirty (30) days after the end of each month (including the last month Borrower's Fiscal Year), Borrower will deliver (1) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries, as at the end of such month, and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year of Holdings to the end of such month, (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal
   Year delivered pursuant to Section 4.9(F), (3) a schedule of the outstanding
   Indebtedness for borrowed money of Holdings and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan, and (4) a schedule of Hedge Agreements to which
   Holdings or any of its Subsidiaries is then a party, describing each such
   Hedge Agreement in reasonable detail.

                (b)     Year-End Financials. As soon as available and in any
   event within ninety (90) days after the end of each Fiscal Year (or 120 days in the case of the Fiscal Year ended January 31, 2006), Borrower will deliver
   (1) the consolidated and consolidating balance sheets of Holdings and its
   Subsidiaries, as at the end of such year, and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such Fiscal Year, (2) a schedule of the outstanding Indebtedness for borrowed money of Holdings and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan and
   (3) a report with respect to the consolidated Financial Statements from a firm of Certified Public Accountants selected by Borrower and reasonably acceptable to Agent, which report shall be prepared in accordance with
   Statement of Auditing Standards No. 58 (the "Statement") "Reports on Audited
   Financial Statements" and such report shall be "Unqualified" (as such term is defined in such Statement).

                (c)     Accountants' Reports. Promptly upon receipt thereof,
   Borrower will deliver copies of all significant reports submitted by
   Borrower's firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the Financial
   Statements or related internal control systems of Holdings or its
   Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

                (d)     Additional Deliveries.

                        (i)     To Agent, on or prior to noon New York time on
the date that is ten (10) Business Days after the end of each Fiscal Month
(together with a copy of any of the following reports requested by any Lender in writing after the Closing Date), and, while any Event of Default is continuing, upon request of Agent, each of the following reports, each of which shall be prepared by Borrower as of the last day of the immediately preceding Fiscal
Month or the date 2 days prior to the date of any such request:

        (1)     a Borrowing Base Certificate with respect to the Credit Parties, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable

                                       41

                credit judgment (each in substantially the same form as Exhibit
                4.9(D) (a "Borrowing Base Certificate"));

        (2)     with respect to the Credit Parties, a summary of Inventory by location and type with, to the extent requested by Agent, a supporting perpetual Inventory report, and a summary of M&E by location and type in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable credit judgment; and

        (3)     with respect to the Credit Parties, a monthly trial balance showing Accounts outstanding aged from invoice date as follows:
                1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable credit judgment.

                        (ii)    To Agent, if (i) Borrowing  Availability is less
than $5,000,000 or (ii) an Event of Default shall have occurred and be continuing, and upon Agent's request (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports with respect to the Credit Parties, including all additions and reductions (cash and non-cash) with respect to Accounts of the Credit
Parties, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable credit judgment each of which shall be prepared by Borrower as of the last day of the immediately preceding week;

                        (iii)   To Agent, at the time of delivery of each of
the monthly Financial Statements delivered pursuant to this Section 4.9:

        (1)     a reconciliation of the most recent Borrowing Base, general ledger and month-end Inventory reports of the Credit Parties to the Credit Parties' general ledger and monthly Financial
                Statements delivered pursuant to this Section 4.9, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable credit judgment;

        (2)     a reconciliation of the summary of Inventory by location and type to the most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to this Section 4.9, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable credit judgment;

        (3)     an aging of accounts payable and a reconciliation of that
                accounts payable aging to Borrower's general ledger and monthly
                Financial Statements delivered pursuant to this Section 4.9, in each case accompanied by such supporting detail and
                documentation as shall be requested by Agent in its reasonable credit judgment; and

        (4)     a reconciliation of the outstanding Loans as set forth in the monthly Loan Account statement provided by Agent to the Credit
                Parties' general ledger and monthly Financial Statements
                delivered pursuant to this Section 4.9, in each case accompanied by such supporting detail and documentation as shall be
                requested by Agent in its reasonable credit judgment.

                        (iv)    To Agent, at the time of delivery of each of the
annual Financial Statements delivered pursuant to Section 4.9, (i) a listing of government contracts of Borrower subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Patent,
Trademark or Copyright filed by any Credit Party with the United States Patent
and

                                       42

Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Year;

                (e)     Appraisals; Inspections.

                        (i)     On or prior to the date that is forty-five (45)
days following the Closing Date, Borrower shall, at Borrower's expense, (x)
obtain appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market values or Net Orderly
Liquidation Value, as applicable, of all or any portion of the Real Estate, M&E and Inventory owned by the Credit Parties, as applicable; (y) obtain from FIRREA certified appraisers, appraisals, in form and substance reasonably satisfactory to Agent and in compliance with FIRREA, of the fair market value of the owned
Real Estate of the Credit Parties and (z) permit Agent to conduct a field examination performed by Agent or its representatives of the business, operations, financial condition and assets of the Credit Parties.

                        (ii)    From time to time, if Agent or any Lender
determines that obtaining appraisals is necessary in order for Agent or such
Lender to comply with Applicable Laws or regulations, Agent will, at Borrower's expense, obtain appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market values of all or any portion of the Real Estate owned by Credit Parties. In addition to the foregoing, at Borrower's expense, at any time while and so long as an Event of Default shall have occurred and be continuing, and in the absence of an Event of Default not more than once during each calendar year (or, the case of
Inventory, twice during any calendar year in which Borrowing Availability is less than $3,000,000 at any time), Agent may obtain appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current Net Orderly Liquidation Value or fair market value, as applicable, of all or any portion of the Real Estate, M&E or Inventory owned by any of the
Credit Parties, as applicable.

                        (iii)   Borrower, at its own expense, shall deliver to
Agent at the end of each Fiscal Year of Borrower or more frequently upon Agent's request, the results of each physical verification, if any, that Borrower or any of its Subsidiaries may in their discretion have made, or caused any other
Person to have made on their behalf, of all or any portion of their Inventory
(and, if an Event of Default has occurred and is continuing, Borrower shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require).

                (f)     Projections. As soon as available and in any event no
   later than thirty (30) days after the first day of each of Borrower's Fiscal
   Years, Borrower will deliver Projections of Holdings and its Subsidiaries for the forthcoming three (3) Fiscal Years and each Fiscal Month of the forthcoming Fiscal Year.

                (g)     SEC Filings and Press Releases. Promptly upon their
   becoming available, Borrower will deliver copies of (1) all Financial
   Statements, reports, notices and proxy statements sent or made available by
   Holdings or any of its Subsidiaries to their Stockholders generally in their capacity as such, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its
   Subsidiaries with any securities exchange or with the Securities and Exchange
   Commission, any Governmental Authority or any private securities regulatory authority, and (3) all press releases and other written statements made available by Holdings or any of its Subsidiaries to the public concerning developments in the business of any such Person.

                (h)     Events of Default, Etc. Promptly upon any officer of any
   Credit Party obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all notices given or received by
   Holdings or any of its Subsidiaries with respect to any such event or

                                       43

   condition and a certificate of Borrower's chief executive officer specifying the nature and period of existence of such event or condition and what action
   Holdings or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes an Event of
   Default; (2) any notice that any Person has given to Borrower or any of their
   Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in Section 6.1(B); or (3) any event or condition that could reasonably be expected to result in any
   Material Adverse Effect.

                (i)     Litigation. Promptly upon any officer of any Credit
   Party obtaining knowledge of (1) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or, to the knowledge of such Credit Party, threatened in writing against or affecting any Credit Party or any of its
   Subsidiaries or any property of any Credit Party or any of its Subsidiaries
   ("litigation") not previously disclosed by Borrower to Agent or (2) any material development in any previously disclosed Litigation or Litigation that was required to be disclosed which, in each case, could reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Agent and provide such other information reasonably requested by Agent as may be reasonably available to Borrower to enable Agent and its counsel to evaluate such matter.

                (j)     Notice of Corporate and other Changes. Borrower shall
   provide prompt written notice of (1) all jurisdictions in which a Credit
   Party becomes qualified after the Closing Date to transact business, (2) any change after the Closing Date in the jurisdiction of incorporation, federal employer identification number, state corporate identification or registration number or authorized and issued Stock of any Credit Party or any
   Subsidiary of any Credit Party or any amendment to their articles or certificate of incorporation, by laws, partnership agreement or other organizational documents, (3) any Subsidiary created or acquired by any
   Credit Party or any of its Subsidiaries after the Closing Date, such notice to identify the jurisdictions of organization and qualification of such
   Subsidiary and a description of the terms of, and complete list of holders of, such Subsidiary's authorized and issued Stock, and (4) any other event that occurs after the Closing Date which would cause any of the representations and warranties in Section 5 of this Agreement or in any other
   Loan Document to be untrue or misleading in any material respect. The foregoing notice requirement shall not be construed to constitute consent by any of the Lenders to any transaction or change referred to above which is not expressly permitted by the terms of this Agreement.

                (k)     Compliance Certificate. Together with each delivery of
   Financial Statements of Holdings and its Subsidiaries pursuant to SectionS
   4.9(a) AND (b), Borrower will deliver a fully and properly completed
   Compliance Certificate (in substantially the same form as Exhibit 4.9(k) (the
   "Compliance Certificate") signed by Borrower's chief executive officer or chief financial officer.

                (l)     Omitted.

                (m)     Other Information. With reasonable promptness, Borrower
   will deliver such other information and data with respect to any Credit Party or any Subsidiary of any Credit Party as from time to time may be reasonably requested by Agent.

                (n)     Taxes. Borrower shall provide prompt written notice of
   (i) the execution or filing with the IRS or any other Governmental Authority of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges by any
   Credit Party or any of its Subsidiaries and (ii) any agreement by any Credit
   Party or any of its Subsidiaries or request directed to any Credit Party or any of its Subsidiaries to make any adjustment

                                       44

   under IRC Section 481(a), by reason of a change in accounting method or otherwise, which could reasonably be expected to have a Material Adverse
   Effect.

        4.10    Accounting Terms; Utilization of GAAP for Purposes of
Calculations Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Agent pursuant to Section 4.9 or any other Section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided that no Accounting Change after the Closing Date shall affect financial covenants, standards or terms in this Agreement; provided further that Borrower shall prepare footnotes to the
Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such
Accounting Changes) and the basis for calculating financial covenant compliance
(without reflecting such Accounting Changes).

                                   SECTION 5.
                         REPRESENTATIONS AND WARRANTIES

        To induce Agent and Lenders to enter into the Loan Documents, to make
Loans and to issue or cause to be issued Letters of Credit, Borrower and the other Credit Parties executing this Agreement, jointly and severally, represent, warrant and covenant to Agent and each Lender that the following statements are and, after giving effect to the Related Transactions, will remain true, correct and complete until the Termination Date with respect to all Credit Parties:

        5.1     Disclosure. No representation or warranty of any Credit Party contained in this Agreement, the Financial Statements referred to in Section 5.5 or any other document, certificate or written statement prepared by or on behalf of any Credit Party and furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

        5.2     No Material Adverse Effect. Since January 31, 2005, there have been no events or changes in facts or circumstances affecting any Credit Party or any of its Subsidiaries which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed herein or in the attached Disclosure Schedules.

        5.3     No Conflict. (a) The consummation of the Related Transactions does not and will not violate or conflict with any laws, rules, regulations or orders of any Governmental Authority or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both)
under any Contractual Obligation or organizational documents of any Credit Party or any of its Subsidiaries except if such violations, conflicts, breaches or defaults could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. None of the Credit Parties is an
"investment company" within the meaning of the Investment Company Act of 1940.

                (b)     Each Credit Party (i) is in compliance and each of its
   Subsidiaries is in compliance with the requirements of all Applicable Laws, rules, regulations and orders of any Governmental Authority and the obligations, covenants and conditions contained in all Contractual
   Obligations other than those laws, rules, regulations, orders and provisions of such Contractual Obligations, in each case, the noncompliance with which could not be reasonably expected to have,

                                       45

   either individually or in the aggregate, a Material Adverse Effect, and (ii)
   maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to in Section 2.1.

        5.4     Organization, Powers, Capitalization and Good Standing.

                (a)     Organization and Powers. Each of the Credit Parties and
   each of their Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified could not reasonably be expected to have a
   Material Adverse Effect. The jurisdiction of organization and all jurisdictions in which each Credit Party is qualified to do business are set forth on Schedule 5.4(a). Each of the Credit Parties and each of their
   Subsidiaries has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Related Transactions Document to which it is a party and to incur the Obligations, grant liens and security interests in the Collateral and carry out the Related Transactions.

                (b)     Capitalization. As of the Closing Date: (i) the
   authorized Stock of each of the Credit Parties and each of their Subsidiaries is as set forth on SCHEDULE 5.4(b); (ii) all issued and outstanding Stock of each of the Credit Parties and each of their Subsidiaries is duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders and
   Permitted Encumbrances, and such Stock was issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities; (iii) the identity of the holders of the Stock of each of the
   Credit Parties and each of their Subsidiaries and the percentage of their fully diluted ownership of the Stock of each of the Credit Parties and each of their Subsidiaries is set forth on Schedule 5.4(b); and (iv) no Stock of any Credit Party or any of their Subsidiaries, other than those described above, are issued and outstanding. Except as provided in Schedule 5.4(b), as of the Closing Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party or any of their
   Subsidiaries of any Stock of any such entity.

                (c)     Binding Obligation. This Agreement is, and the other
Related Transactions Documents when executed and delivered will be, the legally valid and binding obligations of the applicable parties thereto, each enforceable against each of such parties, as applicable, in accordance with their respective terms subject to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

        5.5     Financial Statements and Projections. All Financial Statements
concerning Holdings and its Subsidiaries which have been or will hereafter be furnished to Agent pursuant to this Agreement, including those listed below, have been or will be prepared in accordance with GAAP consistently applied
(except as disclosed therein) and do or will present fairly the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited Financial Statements, the absence of footnotes and normal year end adjustments.

                (a)     The restated consolidated balance sheets at January 31,
   2005 and the related statement of income of Holdings and its Subsidiaries, for the Fiscal Year then ended, audited by Pricewaterhouse Coopers LLP.

                (b)     The consolidated balance sheet at November 30, 2005 and
   the related statement of income of Holdings and its Subsidiaries for the ten
   (10) months then ended.

                                       46

The Projections delivered on or prior to the Closing Date and the updated
Projections delivered pursuant to Section 4.9(f) represent and will represent as of the date thereof the good faith estimate of Borrower and its senior management of the financial condition and operations of Borrower and its
Subsidiaries for the periods covered thereby, it being recognized that actual results may differ from the projected results by a material amount.

        5.6     Intellectual Property. Each of the Credit Parties and its
Subsidiaries owns, is licensed to use or otherwise has the right to use, all
Intellectual Property used in or necessary for the conduct of its business as currently conducted and as proposed to be conducted that is material to the condition (financial or other), business or operations of such Credit Party and its Subsidiaries. All such Intellectual Property is identified on Schedule 5.6 and all such Intellectual Property owned by a Credit Party is properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. Except as disclosed in Schedule 5.6, to the best knowledge of the Credit Parties (a) the conduct and operations of the businesses of the Credit Parties and its Subsidiaries does not infringe, misappropriate, dilute, violate, or otherwise impair any Intellectual Property owned by any other Person in any material respect and (b) except as disclosed on
Schedule 5.6, no other Person has contested any right, title, or interest of any of the Credit Parties and its Subsidiaries in, or relating to, any Intellectual
Property, other than, in each case, as cannot reasonably be expected to materially adversely affect the Loan Documents and the transactions contemplated therein and would no, in the aggregate, reasonably be expected to have a
Material Adverse Effect. In addition, except as disclosed in Schedule 5.6, (x)
there are no pending (or, to the knowledge of any of the Credit Parties and its
Subsidiaries, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders, or disputes affecting any of the Credit Parties and its
Subsidiaries with respect to (y) no judgment or order regarding any such claim has been rendered by any competent Governmental Authority, no settlement agreement or similar Contractual Obligation has been entered into by any of the
Credit Parties and its Subsidiaries, with respect to and (z) none of the Credit
Parties and its Subsidiaries knows or has any reason to know of any valid basis for any claim based on, any such infringement, misappropriation, dilution, violation, or impairment or contest, other than, in each case, as cannot reasonably be expected to materially adversely affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

        5.7     Investigations, Audits, Etc. As of the Closing Date, except as set forth on Schedule 5.7, no Credit Party or any of their Subsidiaries is the subject of any review or audit by the IRS or any governmental investigation concerning the violation or possible violation of any law.

        5.8     Employee Matters. Except as set forth on Schedule 5.8, (a) no
Credit Party or Subsidiary of a Credit Party nor any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any
Credit Party or any of their Subsidiaries and since February 7, 2003 no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Credit Party or any of their Subsidiaries, (c)
there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of any Credit Party after due inquiry, threatened between any
Credit Party or any of their Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a
Material Adverse Effect and (d) hours worked by and payment made to employees of each Credit Party and each of their Subsidiaries comply in all material respects with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters. Except as set forth on Schedule 5.8, neither Borrower nor any of its Subsidiaries is party to a written employment contract.

        5.9     Solvency. Each of the Credit Parties and its Subsidiaries is
Solvent.

                                       47

        5.10    Litigation; Adverse Facts. Except as set forth on Schedule 5.10, there are no judgments outstanding against any Credit Party or any of its
Subsidiaries or affecting any property of any Credit Party or any of its
Subsidiaries, nor is there any Litigation pending, or to the best knowledge of any Credit Party threatened in writing, against any Credit Party or any of its
Subsidiaries which, in each case, could reasonably be expected to result in any
Material Adverse Effect.

        5.11    Use of Proceeds; Margin Regulations. (a) No part of the proceeds of any Loan will be used for "buying" or "carrying" "margin stock" within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the
Board of Governors of the Federal Reserve System. If requested by Agent, each
Credit Party will furnish to Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G 3 or FR Form U-1, as applicable, referred to in Regulation U.

                (b)     Borrower shall utilize the proceeds of the Loans solely
   for the Refinancing (and to pay any related transaction expenses), and for the financing of Borrower's ordinary working capital and general corporate needs and shall provide Agent on or prior to the Closing Date with a description of Borrower's sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred for particular uses.

        5.12    Ownership of Property; Liens. As of the Closing Date, the real estate ("Real Estate") listed in Schedule 5.12 constitutes all of the real property owned, leased, subleased, or used by any Credit Party or any of its
Subsidiaries. Each of the Credit Parties and each of its Subsidiaries owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Schedule 5.12, and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent. Schedule
5.12 further describes any Real Estate with respect to which any Credit Party or any of its Subsidiaries is a lessor, sublessor or assignor as of the Closing
Date. Each of the Credit Parties and each of its Subsidiaries also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets. As of the Closing Date, and after giving effect to the
Related Transactions, none of the properties and assets of any Credit Party or any of its Subsidiaries are subject to any Liens other than Permitted
Encumbrances, and there are no facts, circumstances or conditions known to any
Credit Party that may result in any Liens (including Liens arising under
Environmental Laws) other than Permitted Encumbrances against the properties or assets of any Credit Party or any of its Subsidiaries. Each of the Credit
Parties and each of its Subsidiaries has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party's or
Subsidiary's right, title and interest in and to all such Real Estate and other properties and assets. Schedule 5.12 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real
Estate. As of the Closing Date, no portion of any Credit Party's or any of its
Subsidiaries' Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing
Date, all material permits required to have been issued to enable the Real
Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

        5.13    Environmental Matters.

                (a)     Except as set forth in SCHEDULE 5.13, as of the Closing
   Date: (i) the Real Estate is free of contamination from any Hazardous
   Material except for such contamination that could not

                                       48

   reasonably be expected to have a Material Adverse Effect on the value or marketability of such Real Estate; (ii) no Credit Party and no Subsidiary of a Credit Party has caused or suffered to occur any Release of Hazardous
   Materials on, at, in, under, above, to, from or about any of their Real
   Estate that could reasonably be expected to result in a Material Adverse
   Effect; (iii) the Credit Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that could not reasonably be expected to result in a Material Adverse Effect; (iv)
   the Credit Parties and their Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits could not reasonably be expected to result in a Material Adverse Effect, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party and no Subsidiary of a
   Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party or Subsidiary which could reasonably be expected to result in a Material Adverse Effect, and no Credit Party or Subsidiary of a Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any
   Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses or injunctive relief against, or that alleges criminal misconduct by any Credit Party or any Subsidiary of a
   Credit Party that could reasonably be expected to result in a Material
   Adverse Effect; (vii) no notice has been received by any Credit Party or any
   Subsidiary of a Credit Party identifying any of them as a "potentially responsible party" or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any of the Credit Parties or their Subsidiaries being identified as a "potentially responsible party"
   under CERCLA or analogous state statutes; and (viii) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential
   Environmental Liabilities, in each case relating to any of the Credit Parties or their Subsidiaries.

                (b)     Each Credit Party hereby acknowledges and agrees that
   Agent (i) is not now, and has not ever been, in control of any of the Real
   Estate or affairs of such Credit Party or its Subsidiaries, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party's or its Subsidiaries' conduct with respect to the ownership, operation or management of any of their Real Estate or compliance with Environmental Laws or Environmental Permits.

        5.14    ERISA.

                (a)     Schedule 5.14 lists all Plans and separately identifies
   all Pension Plans, including Title IV Plans, Multiemployer Plans and ESOPs, including all Retiree Welfare Plans. Except with respect to Multiemployer
   Plans, each Qualified Plan has been determined by the IRS to qualify under
   Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax exempt status. Each Plan is in material compliance with its terms and the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104 23. Neither any Credit Party nor ERISA Affiliate
   has engaged in a nonexempt "prohibited transaction," as defined in Section
   406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

                (b)     Except as set forth in Schedule 5.14: (i) no Title IV
   Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to

                                       49

   any Title IV Plan has occurred or is reasonably expected to occur; (iii)
   there are no pending, or to the knowledge of Borrower, threatened in writing claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has
   incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has
   been terminated, whether or not in a "standard termination" as that term is used in Section 404(b)(1) of ERISA, nor has any Title IV Plan of any Credit
   Party or ERISA Affiliate (determined at any time within the past five years)
   with Unfunded Pension Liabilities been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Credit
   Party or ERISA Affiliate.

        5.15    Brokers. No broker or finder acting on behalf of any Credit
Party or Affiliate thereof brought about the obtaining, making or closing of the
Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

        5.16    Deposit and Disbursement Accounts. Schedule 5.16 lists all banks and other financial institutions at which any Credit Party maintains deposit or securities or commodities accounts as of the Closing Date, including any
Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

        5.17    Agreements and Other Documents. As of the Closing Date, each
Credit Party has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which is listed in SCHEDULE
5.17: supply agreements and purchase agreements not terminable by such Credit
Party within sixty (60) days following written notice issued by such Credit
Party and involving transactions in excess of $1,000,000 per annum; leases of
Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum; licenses and permits held by the Credit Parties, the absence of which could reasonably be expected to have a Material Adverse Effect; instruments and documents evidencing any
Indebtedness or Guaranteed Indebtedness of such Credit Party and any Lien granted by such Credit Party with respect thereto (other than the Loan
Documents); and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such
Credit Party.

        5.18    Insurance. Schedule 5.18 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each
Credit Party, as well as a summary of the key business terms of each such policy such as deductibles, coverage limits and term of policy.

        5.19    OFAC. No Credit Party (a) is a person whose property or interest in property is blocked or subject to blocking pursuant to any of the embargoes or trade sanctions administered by the U.S. Department of Treasury, Office of
Foreign Assets Control, contained in 31 C.F.R. Chapter V (the "OFAC
Regulations"); (b) engages in any dealings or transactions prohibited by the
OFAC Regulations or is otherwise associated with any such person in any manner violative of such regulations; or (c) is a person on the Specially Designated
Nationals and Blocked Persons List contained in Appendix A to the OFAC
Regulations (31 C.F.R. Chapter V, App. A), or (d) is otherwise in violation of the limitations or prohibitions contained in the OFAC Regulations or any related
Executive Order. Each Credit Party is in compliance, in all material respects, with the Trading With the Enemy Act, as amended, and each of the foreign assets control regulations contained in the OFAC Regulations and any other applicable enabling legislation or executive order relating thereto.

                                       50

        5.20    Patriot Act and Foreign Corrupt Practices Act. Each Credit Party
is in compliance, in all material respects, with the applicable provisions of the Uniting And Strengthening America By Providing Appropriate Tools Required To
Intercept And Obstruct Terrorism (USA Patriot Act 2001). No part of the proceeds of the Revolving Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of
1977, as amended.

        5.21    Taxes. All federal and material state, local and foreign income and franchise and other tax returns, reports and statements (collectively, the
Tax Returns") required to be filed by any Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax
Returns are required to be filed. All such Tax Returns are true and correct in all material respects. All Taxes, Charges and other impositions that are reflected on such Tax Returns, or that are otherwise due and payable, have been paid prior to the date on which any liability may be added thereto for non-payment thereof except for amounts contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Credit Party in accordance with GAAP. No Tax
Return is under audit or examination by any Governmental Authority and no written notice of such an audit or examination or any assertion of any claim for material Taxes has been given or made by any Governmental Authority, other than those being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Credit Party in accordance with GAAP. Proper and accurate amounts have been withheld by each Credit Party from their respective employees for all periods in compliance in all material respects with the tax, social security and unemployment withholding provisions of Applicable Law and such withholdings have been timely paid to the respective Governmental Authorities. Except as would not have a Material Adverse Effect, no Credit Party has participated in a
"reportable transaction" within the meaning of Treasury Regulation Section
1.6011-4(b). Except as would not have a Material Adverse Effect, no Credit Party has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

                                   SECTION 6.
                          DEFAULT, RIGHTS AND REMEDIES

        6.1     Event of Default. "Event of Default" shall mean the occurrence or existence of any one or more of the following:

                (a)     Payment. (1) Failure to pay any installment or other
   payment of principal of any Loan when due, or to repay Revolving Loans to reduce their balance to the maximum amount of Revolving Loans then permitted to be outstanding or to reimburse any L/C Issuer for any payment made by such
   L/C Issuer under or in respect of any Letter of Credit when due or (2)
   failure to pay, within three (3) days after the due date, any interest on any
   Loan or any other amount due under this Agreement or any of the other Loan
   Documents;

                (b)     Default in Other Agreements. (1) Any Credit Party or any
   of its Subsidiaries fails to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Loans) or any Contingent Obligations or (2) breach or default of any Credit Party or any of its Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Loans) or any Contingent
   Obligations, if the effect of such breach, default or occurrence is to cause or to permit the holder or holders then to cause, Indebtedness and/or
   Contingent Obligations

                                       51

   having an individual principal amount in excess of $2,000,000 or having an aggregate principal amount in excess of $2,000,000 to become or be declared due prior to their stated maturity;

                (c)     Breach of Certain Provisions; Breach of Warranty.
   Failure of any Credit Party to perform or comply with any term or condition contained in that portion of Section 2.2 relating to the Credit Parties'
   obligation to maintain insurance, Section 2.3, Section 3 or Section 4 and, solely with respect to the financial statements and reports required to be delivered by paragraphs (a), (b), (d)(iii), (d)(iv), (e), (f) or (g) of
   Section 4.9, such default is not cured within five (5) Business Days;

                (d)     Borrowing Base Certificate; Breach of Warranty. Any
   information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than inadvertent, immaterial errors not exceeding $100,000 in the aggregate in any Borrowing Base Certificate), or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a
   Borrowing Base Certificate) made or delivered to Agent or any Lender by any
   Credit Party is untrue or incorrect in any material respect (without duplication of materiality qualifiers contained therein) as of the date when made or deemed made;

                (e)     Other Defaults Under Loan Documents. Any Credit Party
   defaults in the performance of or compliance with any term contained in this
   Agreement or the other Loan Documents (other than occurrences described in other provisions of this Section 6.1 for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Borrower of notice from Agent or Requisite Lenders of such default or (2) actual knowledge of Borrower or any other Credit Party of such default;

                (f)     Involuntary Bankruptcy; Appointment of Receiver, Etc.
   (1) A court enters a decree or order for relief with respect to any Credit
   Party in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for forty-five (45) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any Credit Party, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or
   (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party, or over all or a substantial part of its property, is entered; or (c) a receiver, trustee or other custodian is appointed without the consent of a Credit Party, for all or a substantial part of the property of the Credit Party;

                (g)     Voluntary Bankruptcy; Appointment of Receiver, Etc. (1)
   any Credit Party commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any
   Credit Party makes any general assignment for the benefit of creditors; or
   (3) the Board of Directors of any Credit Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this
   Section 6.1(G);

                (h)     Judgment and Attachments. Any money judgment, writ or
   warrant of attachment, or similar process (other than those described elsewhere in this Section 6.1) involving (1) an amount in any individual case in excess of $2,000,000 or (2) an amount in the aggregate at any time in excess of $2,000,000 (in either case to the extent not adequately covered by insurance in Agent's sole discretion as to which the insurance company has acknowledged coverage) is entered or filed against one or more of the Credit
   Parties or any of their respective assets and remains undischarged,

                                       52

   unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder;

                     (i) Dissolution. Any order, judgment or decree is entered
   against any Credit Party decreeing the dissolution or split up of such Credit
   Party and such order remains undischarged or unstayed for a period in excess of fifteen (15) days;

                     (j) Insolvency. Any Credit Party ceases to be Solvent,
   fails to pay its debts as they become due or admits in writing its present or prospective inability to pay its debts as they become due;

                     (k) Invalidity of Loan Documents. Any of the Loan Documents
   for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Credit Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect;

                     (l) Damage; Casualty. Any event occurs, whether or not
   insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at any facility of any Credit Party generating more than 20% of the consolidated revenues of Holdings and its Subsidiaries for the Fiscal Year preceding such event and such cessation or curtailment continues for more than thirty (30) days following the last day for which a
   Credit Party has a claim under its business interruption insurance policy in respect of such event;

                (m)     Omitted.

                (n)     Change of Control. A Change of Control occurs; or

                (o)     Subordinated Indebtedness. The failure of any Credit
   Party or any creditor of Borrower or any of its Subsidiaries to comply with the terms of any subordination or intercreditor agreement or any subordination provisions of any note or other document running to the benefit of Agent or Lenders, or if any such document becomes null and void or any party denies further liability under any such document or provides notice to that effect.

        6.2     Suspension or Termination of Commitments. Upon the occurrence and during the continuance of any Event of Default, Agent may, and at the request of Requisite Lenders Agent shall, without notice or demand, immediately suspend or terminate all or any portion of Lenders' obligations to make additional Loans or issue or cause to be issued Letters of Credit under the
Revolving Loan Commitment.

        6.3     Acceleration and Other Remedies. Upon the occurrence of any
Event of Default described in Sections 6.1(f) or 6.1(g), the Commitments shall be immediately terminated and all of the Obligations, including the Revolving
Loans, shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived (including for purposes of Section 10) by Borrower, and the
Commitments shall thereupon terminate. Upon the occurrence and during the continuance of any other Event of Default, Agent may, and at the request of the
Requisite Lenders, Agent shall, by written notice to Borrower (a) reduce the aggregate amount of the Commitments from time to time, (b) declare all or any portion of the Loans and all or any portion of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, (c) terminate all or any portion of the obligations of
Agent, L/C Issuers and Lenders to make Revolving Credit Advances and issue
Letters of Credit, (d) demand that Borrower immediately deliver cash (or, with

                                       53

the consent of Agent in each instance, back to back letters of credit in form and issued by a Person acceptable to Agent) to Agent for the benefit of L/C
Issuers (and Borrower shall then immediately so deliver) in an amount equal to
105% of the aggregate outstanding Letter of Credit Obligations and (e) exercise any other remedies which may be available under the Loan Documents or Applicable
Law. Borrower hereby grants to Agent, for the benefit of L/C Issuers and each
Lender with a participation in any Letters of Credit then outstanding, a security interest in such cash collateral to secure all of the Letter of Credit
Obligations. Any such cash collateral shall be made available by Agent to L/C
Issuers to reimburse L/C Issuers for payments of drafts drawn under such Letters of Credit and any Fees, Charges and expenses of L/C Issuers with respect to such
Letters of Credit and the unused portion thereof, after all such Letters of
Credit shall have expired or been fully drawn upon, shall be applied to repay any other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon and all Obligations shall have been satisfied and paid in full, the balance, if any, of such cash collateral shall be returned to
Borrower. Borrower shall from time to time execute and deliver to Agent such further documents and instruments as Agent may request with respect to such cash collateral.

        6.4     Performance by Agent. If any Credit Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, upon five (5) days prior written notice to Borrowers (except that no such notice shall be required for the purchase of insurance permitted by Section 2.2(a)),
Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Credit Party after the expiration of any cure or grace periods set forth herein, and Agent will use reasonable efforts to provide written notice to the applicable Credit Party of any such action taken. In such event, such Credit Party shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to
Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in Section 1.2(d) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of any Credit Party under this Agreement or any other Loan Document.

        6.5     Application of Proceeds. Notwithstanding anything to the
contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent and (b) in the absence of a specific determination by Agent with respect thereto, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all Fees, costs and expenses incurred by or owing to
Agent and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on the Obligations
(including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the
Obligations outstanding (other than Obligations owed to any Lender under an
Interest Rate Agreement); and fourth to any other obligations of Borrower owing to Agent or any Lender under the Loan Documents or any Interest Rate Agreement.
Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

                                   SECTION 7.
                               CONDITIONS TO LOANS

        The obligations of Lenders and L/C Issuers to make Loans and to issue or cause to be issued Letters of Credit are subject to satisfaction or waiver of all of the applicable conditions set forth below.

                                       54

        7.1     Conditions to Initial Loans. The obligations of Lenders and L/C
Issuers to make the initial Loans and to issue or cause to be issued Letters of
Credit on the Closing Date are, in addition to the conditions precedent specified in Section 7.2, subject to the delivery of all documents listed on, the taking of all actions set forth on and the satisfaction of all other conditions precedent listed in the Closing Checklist attached hereto as annex C, all in form and substance, or in a manner, reasonably satisfactory to Agent and
Lenders.

        7.2     Conditions to All Loans. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Advance or incur any Letter of Credit Obligation, if, as of the date thereof (the "Funding
Date"):

                (a)     any representation or warranty by any Credit Party
   contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date, and Agent or Requisite Lenders have determined not to make such Advance or incur such Letter of Credit
   Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

                (b)     any Default or Event of Default has occurred and is
   continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and Agent or Requisite
   Lenders shall have determined not to make any Advance or incur any Letter of
   Credit Obligation as a result of that Default or Event of Default; or

                (c)     after giving effect to any Advance (or the incurrence
   of any Letter of Credit Obligations), the outstanding amount of the aggregate
   Revolving Loan would exceed remaining Borrowing Availability (except as provided in Section 1.1(a)(ii)).

The request and acceptance by Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, a representation and warranty by Borrower that the conditions in this Section 7.2 have been satisfied.

                                   SECTION 8.
                          ASSIGNMENT AND PARTICIPATION

        8.1     Assignment and Participations.

                (a)     Subject to the terms of this Section 8.1, any Lender may
    make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations
   and any Commitment or any portion thereof or interest therein, including any
   Lender's rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified
   Assignee) and the execution of an assignment agreement (an "Assignment
   Agreement" substantially in the form attached hereto as Exhibit 8.1 and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent); (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) except as otherwise agreed by
   Borrower (which agreement shall not be required while an Event of Default is continuing) and Agent after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to
   $5,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000 ; (iv)

                                       55

   require a payment to Agent of an assignment fee of $3,500 and (v) so long as no Event of Default has occurred and is continuing, require the consent of
   Borrower, which shall not be unreasonably withheld or delayed.
   Notwithstanding the above, Agent may in its sole and absolute discretion permit any assignment by a Lender to a Person or Persons that are not
   Qualified Assignees but such assignment shall nonetheless require the consent of Borrower to the extent required above. In the case of an assignment by a
   Lender under this Section 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender."
   In all instances, each Lender's liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender's Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such
   Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 8.1(a),
   (a) any Lender may at any time pledge the Obligations held by it and such
   Lender's rights under this Agreement and the other Loan Documents to a
   Federal Reserve Bank, (b) any Lender that is an investment fund may assign the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor or pledge such Obligations and rights to trustee for the benefit of its investors and (c) any Lender may assign the Obligations to an
   Affiliate of such Lender or to a Person that is a Lender prior to the date of such assignment.

                (b)     Any participation by a Lender of all or any part of its
   Commitments shall be made with the understanding that all amounts payable by
   Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of
   Sections 1.10, 1.11, 8.3 and 9.1, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a "Lender." Except as set forth in the preceding sentence no Borrower or any other Credit Party shall have any obligation or duty to any participant. Neither Agent nor any
   Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred. A participant shall not be entitled to receive any greater payment under Sections 1.10, 1.11 and 9.1 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower's prior written consent or while an Event of Default is continuing.

                (c)     Except as expressly provided in this Section 8.1, no
   Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

                (d)     Each Credit Party shall assist each Lender permitted to
   sell assignments or participations under this Section 8.1 as required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes

                                       56

   and other documents and instruments as shall be requested and the prompt preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants, all on a timetable established by Agent. Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials, except that any Projections delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower in compliance with the representations contained in Section 5.5.

                (e)     A Lender may furnish any information concerning Credit
   Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 9.13.

                (f)     Registration. The Agent shall, on behalf of and acting
   solely for this purpose as the agent of the Borrower, maintain, or cause to be maintained a copy of each Assignment Agreement delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the principal amount of the Loans (and stated
   interest thereon) (the "Registered Loans"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error. The
   Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this
   Agreement, including, without limitation, the right to receive payments of principal and interest hereunder, notwithstanding notice to the contrary.
   Copies of the Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee, together with any Note subject to such assignment, the Agent shall, if the Agent and the Borrower consent to such assignment, (i) accept such
   Assignment Agreement, (ii) record the information contained therein in the
   Register and (iii) issue one or more new Notes in the same aggregate principal amount as the principal amount of the surrendered Note.

        8.2     Agent.

                (a)     Appointment. Each Lender hereby designates and appoints
   GE Capital as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to execute and deliver the Collateral Documents and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders' consent be obtained in certain instances as provided in this Section 8.2 and Section 9.2. The provisions of this Section 8.2 are solely for the benefit of Agent and
   Lenders and neither Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Credit Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

                (b)     Nature of Duties. The duties of Agent shall be
   mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the

                                       57

   Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of each Credit Party in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of each
   Credit Party, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the Requisite Lenders or Supermajority Revolving Lenders have instructed
   Agent to act or refrain from acting pursuant hereto.

                (c)     Rights, Exculpation, Etc. Neither Agent nor any of its
   officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan
   Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In no event shall Agent be liable for punitive, special, consequential, incidental, exemplary or other similar damages. In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Agent nor any of its agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any
   Credit Party. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Credit Party, or the existence or possible existence of any
   Default or Event of Default. Agent may at any time request instructions from
   Requisite Lenders, Supermajority Revolving Lenders or all affected Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant. If such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders,
   Supermajority Revolving Lenders or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other
   Loan Documents in accordance with the instructions of Requisite Lenders,
   Supermajority Revolving Lenders or all affected Lenders, as applicable; and, notwithstanding the instructions of Requisite Lenders, Supermajority
   Revolving Lenders or all affected Lenders, as applicable, Agent shall have no obligation to take any action if it believes, in good faith, that such action is deemed to be illegal by Agent or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with Section
   8.2(e).

                (d)     Reliance. Agent shall be entitled to rely, and shall be
   fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, fax or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this
   Agreement or any of the Loan Documents and its

                                       58

   duties hereunder or thereunder. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

                (e)     Indemnification. Lenders will reimburse and indemnify
   Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys' fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent under this
   Agreement or any of the Loan Documents, in proportion to each Lender's Pro
   Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrower; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent's gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Requisite Lenders, Supermajority Revolving
   Lenders or such other portion of the Lenders as shall be prescribed by this
   Agreement until such additional indemnity is furnished. The obligations of
   Lenders under this Section 8.2(e) shall survive the payment in full of the
   Obligations and the termination of this Agreement.

                (f)     GE Capital Individually. With respect to its Commitments
   hereunder, GE Capital shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders",
   "Requisite Lenders", "Supermajority Revolving Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include GE Capital in its individual capacity as a Lender or one of the Requisite Lenders or
   Supermajority Revolving Lenders. GE Capital, either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Credit Party as if it were not acting as Agent pursuant hereto and without any duty to account therefor to
   Lenders. GE Capital, either directly or through strategic affiliations, may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

                (g)     Successor Agent.

                        (i)     Resignation. Agent may resign from the
performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to Borrower and
Lenders. Such resignation shall take effect upon the acceptance by a successor
Agent of appointment pursuant to clause (ii) below or as otherwise provided in clause (ii) below.

                        (ii)    Appointment of Successor. Upon any such notice
of resignation pursuant to clause (i) above, Requisite Lenders shall appoint a successor Agent which, unless an Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrower. If a successor Agent shall not have been so appointed within the thirty (30) Business Day period referred to in clause (i) above, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

                        (iii)   Successor Agent. Upon the acceptance of any
appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring

                                       59

Agent shall be discharged from its duties and obligations under the Loan
Documents. After any retiring Agent's resignation as Agent, the provisions of this Section 8.2 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in its capacity as Agent.

                (h)     Collateral Matters.

                        (i)     Release of Collateral. Lenders hereby
irrevocably authorize Agent, at its option and in its discretion, to release any
Lien granted to or held by Agent upon any Collateral (x) upon termination of the
Commitments and payment and satisfaction of all Obligations (other than
Contingent Indemnification Obligations to the extent no claims giving rise thereto have been asserted) or (y) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry).

                        (ii)    Confirmation of Authority; Execution of
Releases. Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by Lenders (as set forth in Section
8.2(h)(i)), each Lender agrees to confirm in writing, upon request by Agent or
Borrower, the authority to release any Collateral conferred upon Agent under clauses (x) and (y) of Section 8.2(h)(i). Upon receipt by Agent of any required confirmation from the Requisite Lenders of its authority to release any particular item or types of Collateral, and upon at least ten (10) Business
Days' prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent upon such Collateral; provided, however, that (x) Agent shall not be required to execute any such document on terms which, in Agent's reasonable opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such
Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Credit Party, in respect of), all interests retained by any Credit Party, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

                        (iii)   Absence of Duty. Agent shall have no obligation
whatsoever to any Lender or any other Person to assure that the property covered by the Collateral Documents exists or is owned by Borrower or any other Credit
Party or is cared for, protected or insured or has been encumbered or that the
Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 8.2(h) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Collateral Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in property covered by the Collateral
Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Agent shall exercise the same care which it would in dealing with loans for its own account.

                (i)     Agency for Perfection. Agent and each Lender hereby
   appoint each other Lender as agent for the purpose of perfecting Agent's security interest in assets which, in accordance with the Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor, shall deliver such assets to Agent or in accordance with
   Agent's instructions or transfer control to Agent in accordance with Agent's instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any collateral security for the Loans unless

                                       60

   instructed to do so by Agent in writing, it being understood and agreed that such rights and remedies may be exercised only by Agent.

                (j)     Notice of Default. Agent shall not be deemed to have
   knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and
   Fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". Agent will use reasonable efforts to notify each Lender of its receipt of any such notice, unless such notice is with respect to defaults in the payment of principal, interest and fees, in which case Agent will notify each Lender of its receipt of such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Requisite Lenders in accordance with Section 6. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

                (k)     Lender Actions Against Collateral. Each Lender agrees
   that it will not take any action, nor institute any actions or proceedings, with respect to the Loans, against Borrower or any Credit Party hereunder or under the other Loan Documents or against any of the Real Estate encumbered by Mortgages without the consent of the Requisite Lenders. With respect to any action by Agent to enforce the rights and remedies of Agent and the
   Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Notes to Agent to the extent necessary to enforce the rights and remedies of Agent for the benefit of the Lenders under the
   Mortgages in accordance with the provisions hereof.

        8.3     Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all
(A) balances held by such Lender at any of its offices for the account of
Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries) (other than with respect to tax withholding accounts, payroll accounts or employee benefit accounts, provided that such accounts are used solely for the purpose of holding tax withholdings, payroll funds and employee benefit funds, respectively, and such payroll accounts are zero balance accounts), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender's Pro Rata
Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro
Rata Shares. Borrower agrees, to the fullest extent permitted by law, that any
Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such amount so set off to the Agent for the benefit of all Lenders in accordance with their Pro Rata Shares.

        8.4     Disbursement of Funds. Agent may, on behalf of Lenders, disburse funds to Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan before Agent disburses same to Borrower. If Agent elects to require that each Lender make funds available to Agent prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone or fax

                                       61

of the amount of such Lender's Pro Rata Share of the Loan requested by Borrower no later than 1:00 p.m. (New York time) on the Funding Date applicable thereto, and each such Lender shall pay Agent such Lender's Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent's account on such
Funding Date. If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent's demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent. Any repayment required pursuant to this Section 8.4 shall be without premium or penalty.
Nothing in this Section 8.4 or elsewhere in this Agreement or the other Loan
Documents, including the provisions of Section 8.5, shall be deemed to require
Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that
Agent or Borrower may have against any Lender as a result of any default by such
Lender hereunder.

        8.5     Disbursements of Advances; Payment.

                (a)     Advances; Payments.

                        (i)     Revolving Lenders shall refund or participate in
the Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(c).
If the Swing Line Lender declines to make a Swing Line Loan or if Swing Line
Availability is zero, Agent shall notify Revolving Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 1:00
p.m. (New York time) on the date such Notice of a Revolving Credit Advance is received, by fax, telephone or other similar form of transmission. Each
Revolving Lender shall make the amount of such Lender's Pro Rata Share of such
Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent's account as set forth in Section 1.1(e) not later than 3:00 p.m. (New
York time) on the requested Funding Date in the case of an Index Rate Loans and not later than 11:00 a.m. (New York time) on the requested Funding Date in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent's sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to Borrower as designated by Borrower in the Notice of Revolving Credit Advance. All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

                        (ii)    At least once each calendar week or more
frequently at Agent's election (each, a "Settlement Date"), Agent shall advise each Lender by telephone or fax of the amount of such Lender's Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments and
Advances required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such
Settlement Date, Agent shall pay to each Lender such Lender's Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender's account (as specified by such Lender in
Annex E or the applicable Assignment Agreement) not later than 2:00 p.m. (New
York time) on the next Business Day following each Settlement Date. To the extent that any Lender (a "Non Funding Lender") has failed to fund all such payments and Advances or failed to fund the purchase of all such participations,
Agent shall be entitled to set off the funding shortfall against that Non
Funding Lender's Pro Rata Share of all payments received from Borrower.

                (b)     Availability of Lender's Pro Rata Share. Agent may
assume that each Revolving Lender will make its Pro Rata Share of each Revolving
Credit Advance available to Agent on each Funding Date. If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower and

                                       62

   Borrower shall immediately repay such amount to Agent. Nothing in this
   Section 8.5(B) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving
   Lender or to relieve any Revolving Lender from its obligation to fulfill its
   Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such Revolving
   Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same
   Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

                (c)     Return of Payments.

                        (i)     If Agent pays an amount to a Lender under this
Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by
Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

                        (ii)    If Agent determines at any time that any amount
received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan
Document, Agent will not be required to distribute any portion thereof to any
Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

                (d)     Non-Funding Lenders. The failure of any Non Funding
   Lender to make any Revolving Credit Advance or any payment required by it hereunder, or to purchase any participation in any Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other
   Lender (each such other Revolving Lender, an "Other Lender") of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a
   "Lender" or a "Revolving Lender" (or be included in the calculation of
   "Requisite Lenders" or "Supermajority Revolving Lenders" hereunder) for any voting or consent rights under or with respect to any Loan Document.

        (e)     Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by
Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so.

        8.6     Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this
Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this
Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders. Agent is authorized to issue all notices to be issued by or on behalf of the Lenders with respect to any
Subordinated Indebtedness.

                                       63

                                   SECTION 9.
                                  MISCELLANEOUS

        9.1     Indemnities. Borrower agrees to indemnify, pay, and hold Agent, each Lender, each L/C Issuer and their respective officers, directors, employees, agents, and attorneys (the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the
Related Transactions; provided, that Borrower shall have no obligation to an
Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower agree to make the maximum contribution to the payment and satisfaction thereof which is permissible under Applicable Law. Notwithstanding anything to the contrary contained in this Section 9.1, it is agreed that any indemnity by the Borrower in respect of Taxes shall be limited to the indemnity set forth in Section
1.11(e), without duplication of amounts payable under Section 1.11 and shall exclude Excluded Taxes.

        9.2     Amendments and Waivers.

                (a)     Except for actions expressly permitted to be taken by
   Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, and by Requisite Lenders,
   Supermajority Revolving Lenders or all affected Lenders, as applicable. All such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders and the written consents set forth in clauses (b) and (c) below as applicable.

                (b)     No amendment, modification, termination or waiver of or
   consent with respect to any provision of this Agreement that increases the percentage advance rates set forth in the definition of the Borrowing Base, or that makes less restrictive the nondiscretionary criteria for exclusion from Eligible Accounts, Eligible Inventory, Eligible M&E or Eligible Real
   Estate set forth in Exhibit 4.9(d), shall be effective unless the same shall be in writing and signed by Agent, Supermajority Revolving Lenders and
   Borrower. No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 7.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of
   Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 7.2 unless the same shall be in writing and signed by Agent,
   Requisite Lenders and Borrower.

                (c)     No amendment, modification, termination or waiver shall,
   unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender's Revolving Loan
   Commitment (which action shall be deemed to directly affect any Lender whose
   Revolving Loan Commitment is increased); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit
   Obligations of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected
   Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender (which action shall be deemed only to affect those Lenders to whom such

                                       64

   payments are made); (v) release any Guaranty or, except as otherwise permitted in Section 3.7, release Collateral with a book value exceeding 10%
   of the book value of all assets in the aggregate in any one (1) year (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 9.2 or the definitions of the terms "Requisite Lenders" or "Supermajority Revolving
   Lenders" insofar as such definitions affect the substance of this Section
   9.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuers under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent or L/C Issuers, as the case may be, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this
   Section 9.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

        9.3     Notices. Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if transmitted on a Business Day before 4:00 p.m. New York Time; (c) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed;
or (d) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed.

        Notices shall be addressed as follows:

        If to Holdings:         RGCH Holdings Corp.
                                c/o Castle Harlan, Inc.
                                150 East 58th Street
                                New York, NY 10155
                                ATTN: William Pruellage
                                Telephone No.: (212) 644-8600
                                Fax No.: (212) 207-8042.

        If to Borrower:         RathGibson, Inc.
                                100 Aspen Hill Road
                                P.O. Box 5399
                                North Branch, New Jersey 08876
                                ATTN: President
                                Fax No.: (908) 218-0008

With copies, in the case of     c/o Castle Harlan, Inc.
notices to either Borrower, to: 150 East 58th Street
                                New York, NY 10155
                                ATTN: William Pruellage
                                Telephone No.: (212) 644-8600
                                Fax No.: (212) 207-8042

                                       65

                                Schulte Roth & Zabel, LLP
                                919 Third Avenue
                                New York, New York 10022
                                ATTN:  Ronald B. Risdon, Esq.
                                Fax No.: (212) 593-5955]

If to Agent or GE Capital:      GENERAL ELECTRIC CORPORATION
                                299 Park Avenue
                                New York, New York 10171
                                ATTN: RathGibson, Inc. Account Officer
                                Fax No.: (646) 428-7398

With a copy to:                 GENERAL ELECTRIC CAPITAL CORPORATION
                                201 Merritt #7
                                P.O. Box 5201
                                Norwalk, Connecticut 06856-5201
                                ATTN: Global Sponsor Finance General Counsel
                                Fax No.: (203) 956-4216

and                             GENERAL ELECTRIC CAPITAL CORPORATION
                                500 West Monroe Street
                                Chicago, Illinois 60661
                                ATTN: Global Sponsor Finance Corporate Counsel
                                Fax No.: (312) 441-6876

and                             King & Spalding LLP
                                1185 Avenue of the Americas
                                New York, New York 10036
                                ATTN: Robert S. Finley, Esq.
                                Telephone No: (212) 556-2142
                                Fax No: (212) 556-2222

If to a Lender:                 To the address set forth on the signature  page
                                hereto or in the applicable Assignment Agreement

        9.4     Failure or Indulgence Not Waiver; Remedies Cumulative. No
failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan
Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

        9.5     Marshaling; Payments Set Aside. Neither Agent nor any Lender
shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower make payment(s) or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set off had not occurred.

                                       66

        9.6     Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

        9.7     Lenders' Obligations Several; Independent Nature of Lenders'
Rights. The obligation of each Lender hereunder is several and not joint and no
Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan.
Nothing contained in any Loan Document and no action taken by Agent or any
Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

        9.8     Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this
Agreement for any other purposes or be given substantive effect.

        9.9     Applicable Law. THIS AGREEMENT AND EACH OF THE OTHER LOAN
DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY
AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE
STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

        9.10    Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of their respective successors and permitted assigns except that
Borrower may not assign its rights or obligations hereunder without the written consent of all Lenders.

        9.11    No Fiduciary Relationship; Limited Liability. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to Borrower by Agent or any Lender. Borrower agrees that neither Agent nor any Lender shall have liability to Borrower
(whether sounding in tort, contract or otherwise) for losses suffered by
Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan
Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction. Neither Agent nor any Lender shall have any liability with respect to, and Borrower hereby waives, releases and agree not to sue for, any special, indirect or consequential damages suffered by Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

        9.12    Construction. Agent, each Lender, Borrower and each other Credit
Party acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent, each Lender, Borrower and each other Credit Party.

        9.13    Confidentiality. Agent and each Lender agree to exercise their best efforts, to keep confidential any non-public information delivered pursuant to the Loan Documents and identified as such by Borrower and not to disclose such information to Persons other than to potential assignees or participants or to Persons employed by or engaged by Agent a Lender or a Lender's assignees or

                                       67

participants including attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services. The confidentiality provisions contained in this Section 9.13 shall not apply to disclosures (i) required to be made by Agent or any Lender to any regulatory or governmental agency or pursuant to legal process or (ii) consisting of general portfolio information that does not identify Borrower. The obligations of Agent and Lenders under this Section 9.13 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

        9.14    CONSENT TO JURISDICTION. EACH PARTY HERETO HEREBY CONSENTS TO
THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY,
STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, ALL ACTIONS OR PROCEEDINGS
ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL
BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO
THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON
CONVENIENS. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL
PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PERSON
BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH
PERSON, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE
COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

        9.15    WAIVER OF JURY TRIAL. BORROWER, CREDIT PARTIES, AGENT AND EACH
LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR
CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN
DOCUMENTS. BORROWER, CREDIT PARTIES, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS
WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH
HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN
DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED
FUTURE DEALINGS. BORROWER, CREDIT PARTIES, AGENT AND EACH LENDER WARRANT AND
REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH
LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL
RIGHTS.

        9.16    Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans, issuances of Letters of
Credit and the execution and delivery of the Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Sections 1.3(g), 1.10, 1.11 and 9.1 shall survive the repayment of the
Obligations and the termination of this Agreement.

        9.17    Entire Agreement. This Agreement, the Notes and the other Loan
Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. All Exhibits, Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement.

        9.18    Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate

                                       68

counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

        9.19    Replacement of Lenders.

                (a)     Within fifteen (15) days after receipt by Borrower of
   written notice and demand from any Lender for payment pursuant to Section
   1.10 or 1.11 or, in the case of refusal by any Lender to consent to a modification, termination or waiver with respect to this Agreement that has been approved by Requisite Lenders, Supermajority Revolving Lenders or all
   affected Lenders, as applicable (any such Lender demanding such payment or refusing to so consent being referred to herein as an "Affected Lender"),
   Borrower may, at its option, notify Agent and such Affected Lender of its intention to do one of the following:

                        (i)     Borrower may obtain, at Borrower's expense, a
replacement Lender ("Replacement Lender") for such Affected Lender, which
Replacement Lender shall be reasonably satisfactory to Agent. In the event
Borrower obtains a Replacement Lender that will purchase all outstanding
Obligations owed to such Affected Lender and assume its Commitments hereunder within ninety (90) days following notice of Borrower's intention to do so, the
Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of Section 8.1, provided that Borrower has reimbursed such
Affected Lender for any administrative fee payable pursuant to Section 8.1 and, in any case where such replacement occurs as the result of a demand for payment pursuant to Section 1.10 or 1.11, paid all amounts required to be paid to such
Affected Lender pursuant to Section 1.10 or 1.11 through the date of such sale and assignment; or

                        (ii)    Borrower may, with Agent's consent, prepay in
full all outstanding Obligations owed to such Affected Lender and terminate such
Affected Lender's Pro Rata Share of the Revolving Loan Commitment, in which case the Revolving Loan Commitment will be reduced by the amount of such Pro Rata
Share. Borrower shall, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected
Lender (including, in any case where such prepayment occurs as the result of a demand for payment for increased costs, such Affected Lender's increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender's obligations under the
Revolving Loan Commitment.

                (b)     In the case of a Non-Funding Lender pursuant to Section
   8.5(a), at Borrower's request, Agent or a Person acceptable to Agent shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each
   Non-Funding Lender agrees that it shall, at Agent's request, sell and assign to Agent or such Person, all of the Loans and Commitments of that Non-Funding
   Lender for an amount equal to the principal balance of all Loans held by such
   Non-Funding Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

                (c)     If, in connection with any proposed amendment,
   modification, waiver or termination pursuant to Section 9.2 (a "Proposed
   Change"):

                        (i)     requiring the consent of all affected Lenders,
the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such

                                       69

Lender whose consent is not obtained as described in this clause (i) and in clause (ii) below being referred to as a "Non-Consenting Lender"), or

                        (ii)    requiring the consent of Supermajority Revolving
Lenders, the consent of Requisite Lenders is obtained, but the consent of
Supermajority Revolving Lenders is not obtained, or

then at Borrower's request, so long as Agent is not a Non-Consenting Lender,
Agent, or a Person reasonably acceptable to Agent, shall have the right with
Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent's request, sell and assign to Agent or such Person, all of the Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment
Agreement.

        9.20    Delivery of Termination Statements and Mortgage Releases. Upon
payment in full in cash and performance of all of the Obligations (other than
Contingent Indemnification Obligations for which no claim has been asserted), termination of the Commitments and a release of all claims against Agent and
Lenders, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

        9.21    Subordination of Intercompany Debt.

                (a)     Each Credit Party hereby agrees that any intercompany
   Indebtedness or other intercompany payables or receivables, or intercompany advances directly or indirectly owed to such Credit Party by any other Credit
   Party (collectively, "Intercompany Debt"), of whatever nature at any time outstanding shall be subordinate and subject in right of payment to the prior payment in full in cash of the Obligations to the extent set forth in this
   Section 9.21. Each Credit Party hereby agrees that, while any Event of
   Default is continuing, to the extent so directed in writing by Agent, such
   Credit Party will not accept any payment, including by offset, on any
   Intercompany Debt until the Termination Date. Except during the continuation of an Event of Default, each Credit Party shall be permitted to make and accept payments of intercompany debt.

                (b)     In the event that any payment on any Intercompany Debt
   shall be received by a Credit Party other than as permitted by this Section
   9.21 before the Termination Date, such Credit Party shall receive such payments and hold the same in trust for, segregate the same from its own assets and shall immediately pay over to, the Agent for the benefit of the
   Agent and Lenders all such sums to the extent necessary so that Agent and the
   Lenders shall have been paid in full, in cash, all Obligations owed or which may become owing.

                (c)     Upon any payment or distribution of any assets of any
   Credit Party of any kind or character, whether in cash, property or securities by set-off, recoupment or otherwise, to creditors in any liquidation or other winding-up of such Credit Party or in the event of any bankruptcy or similar proceeding, Agent and Lenders shall first be entitled to receive payment in full in cash, in accordance with the terms of the
   Obligations and of this Agreement, of all amounts payable under or in respect of such Obligations, before any payment or distribution is made on, or in respect of, any Intercompany Debt, in any such proceeding, and in furtherance thereof, any distribution or payment, to which any Credit Party would be entitled except for the provisions hereof shall be paid by such Credit Party or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution directly to Agent (for the benefit of Agent and the Lenders) to the extent necessary to pay

                                       70

   all such Obligations in full in cash, after giving effect to any concurrent payment or distribution to Agent and Lenders (or to Agent for the benefit of
   Agent and Lenders).

      [remainder of page intentionally left blank; signature pages follow]

                                       71

        Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

                                     RATHGIBSON, INC.

                                     By:   /s/ Harley B. Kaplan
                                           _____________________________________
                                     Name:  Harley B. Kaplan
                                           _____________________________________
                                     Title: President & CEO

                                     RGCH HOLDINGS CORP.

                                     By:   /s/ William Pruellage
                                           _____________________________________
                                     Name:  William Pruellage
                                           _____________________________________
                                     Title: President

                                Credit Agreement

                                     GENERAL ELECTRIC CAPITAL CORPORATION,

                                     AS AGENT, AN L/C ISSUER AND A LENDER

                                     By: /s/ Ryan Cascade
                                         ---------------------------------------
                                     Its Duly Authorized Signatory

                                Credit Agreement

                                     ANNEX A

                                       TO

                                CREDIT AGREEMENT

                                   DEFINITIONS

            Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the
following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

            "Account Debtor" means any Person who may become obligated to any
Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

            "Accounting Changes" means: (a) changes in accounting principles required by GAAP and implemented by Holdings or any of its Subsidiaries; (b)
changes in accounting principles recommended by Borrower's certified public accountants and implemented by Borrower; and (c) changes in carrying value of
Borrower's or any of its Subsidiaries' assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (A.P.B. 16 and/or 17, FASB 141 and EITF 88 16 and FASB 109) to the Related Transactions or
(ii) as the result of any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma.

            "Accounts" means all "accounts," as such term is defined in the
Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or
Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party's rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party's rights to any goods represented by any of the foregoing
(including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d)
all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any
Account Debtor or other Person with respect to any of the foregoing.

            "Acquired Debt" means, with respect to any specified Person: (1)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

            "Acquisition" has the meaning ascribed to it in the recitals to the
Agreement.

            "Acquisition Agreement" means the Stock Purchase Agreement, dated as of December 6, 2005, by and among the Borrower, the Persons listed as "Sellers"
on the on the signature pages attached thereto and RGCH Holdings LLC, a Delaware limited liability company.

            "Acquisition Documents" means the Acquisition Agreement and all documents, certificates, instruments, agreements and other writings executed or delivered in connection therewith.

            "Advances" means any Revolving Credit Advance or Swing Line Advance, as the context may require.

            "Affected Lender" has the meaning ascribed to it in Section 9.19(a).

            "Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude Agent and each Lender.

            "Agent" means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 8.2.

            "Agreement" means this Credit Agreement (including all schedules, subschedules, annexes and exhibits hereto), as the same may be amended, supplemented, restated or otherwise modified from time to time.

            "Applicable Law" means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

            "Applicable L/C Margin" means the per annum fee, from time to time in effect, payable with respect to outstanding Letter of Credit Obligations as determined by reference to Section 1.2(a).

            "Applicable Margins" means collectively the Applicable L/C Margin, the Applicable Revolver Index Margin and the Applicable Revolver LIBOR Margin.

            "Applicable Revolver Index Margin" means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 1.2(a).

            "Applicable Revolver LIBOR Margin" means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.2(a).

            "Appraisal Date" means the date that Borrower has satisfied the requirements of Section 4.9(e)(i) (within the time period required by such
Section).

                                       A-2

            "Asset Acquisition" means, with respect to any Person, (1) an
Investment by such Person or any Subsidiary of such Person in any third Person pursuant to which such third Person shall become a Subsidiary of such Person or any Subsidiary of such Person, or shall be merged with or into such Person or any Subsidiary of such Person, or (2) the acquisition by such Person or any
Subsidiary of such Person of the assets of any third Person (other than a
Subsidiary of such Person) which constitutes all or substantially all of the assets of such third Person or comprises any division or line of business of such third Person or any other properties or assets of such third Person other than in the ordinary course of business.

            "Asset Disposition" means the disposition whether by sale, lease, transfer, loss, damage, destruction, casualty, condemnation or otherwise of any of the following (a) any of the Stock or other equity or ownership interest of any of Borrower's Subsidiaries or (b) any or all of the assets of Borrower or any of its Subsidiaries other than sales and dispositions permitted by Section
3.7(a) through (d) and (f) through (j).

            "Assignment Agreement" has the meaning ascribed to it in Section
8.1(a).

            "Attributable Debt" in respect of a sale and leaseback transaction means, as at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with
GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation".

            "Bankruptcy Code" means the provisions of Title 11 of the United
States Code, 11 U.S.C. ss.ss. 101 et seq. or other applicable bankruptcy, insolvency or similar laws.

            "Beneficial Owner" has the meaning assigned to such term in Rule
13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section
13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms
"Beneficially Owns" and "Beneficially Owned" have a corresponding meaning

            "Board of Directors" means (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (2) with respect to a partnership, the Board of
Directors of the general partner of the partnership; (3) with respect to a limited liability company, the managing member or members or any controlling committee or Board of Directors of such company or of the sole member or of the managing member thereof; and (4) with respect to any other Person, the board or committee of such Person serving a similar function.

            "Borrower" has the meaning ascribed to it in the preamble to the
Agreement.

            "Borrowing Availability" means as of any date of determination the lesser of (i) the Maximum Amount and (ii) the Borrowing Base, in each case, less the sum of the Revolving Loan then outstanding (including, without duplication, the outstanding balance of Letter of Credit Obligations and the Swing Line Loan
then outstanding).

            "Borrowing Base" means:

                                       A-3

            (1)   as of any date of determination by Agent prior to the
Appraisal Date, an amount equal to the sum at such time of:

                  (a)   85% of the book value of Eligible Accounts at such time;
            plus

                  (b)   the lesser of (i) 55% of the book value of Eligible
            Inventory valued at the lower of cost (determined on a first in, first out basis) or market and (ii) 85% of the Net Orderly
            Liquidation Value of Eligible Inventory, at such time; plus

                  (c)   85% of the Net Orderly Liquidation Value of Eligible
            M&E; plus

                  (d)   50% of the Fair Market Value of Eligible Real Estate;
            less

                  (e)   $10,000,000; less

                  (f)   such Reserves as Agent shall have imposed in its
            reasonable credit judgment, and

            (2)   as of any date of determination by Agent from and after the
Appraisal Date, an amount equal to:

                  (a)   85% of the book value of Eligible Accounts at such time;
            plus

                  (b)   the lesser of (i) 55% of the book value of Eligible
            Inventory valued at the lower of cost (determined on a first in, first out basis) or market and (ii) 85% of the Net Orderly
            Liquidation Value of Eligible Inventory, at such time; plus

                  (c)   85% of the Net Orderly Liquidation Value of Eligible
            M&E; plus

                  (d)   50% of the Fair Market Value of Eligible Real Estate;
            less

                  (e)   in the event that Borrower shall not have a Fixed Charge
            Coverage Ratio, as of the end of the most recent Fiscal Quarter for which a Compliance Certificate has been delivered pursuant to
            Section 4.9(k), of at least the minimum amount for such Fiscal
            Quarter set forth on Schedule A-1 hereto, $5,000,000; less

                  (f)   such Reserves as Agent shall have imposed in its
            reasonable credit judgment.

            "Borrowing Base Certificate" has the meaning ascribed to it in
Section 4.9(d).

            "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New
York, New Jersey or Wisconsin and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

            "Capital Expenditures" has the meaning ascribed to it in Schedule 5 to Exhibit 4.9(k).

            "Capital Lease" means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

                                       A-4

            "Capital Lease Obligation" means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

            "Capital Stock" means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (other than earnouts or similar consideration payable in connection with a Permitted Acquisition).

            "Cash Equivalents" means: (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the
United States government or (B) issued by any agency of the United States government the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after acquisition thereof; (ii) marketable direct obligations issued by any state of the United
States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from
S&P or at least P 1 from Moody's; (iii) commercial paper maturing no more than one year from the date of acquisition and, at the time of acquisition, having a rating of at least A 1 from S&P or at least P 1 from Moody's; (iv) certificates of deposit or bankers' acceptances issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least (A) "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within one year after issuance or acceptance thereof; (v) shares of any money market mutual or similar funds that
(A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (B) has net assets of not less than $500,000,000 and (C) has the highest rating obtainable from either
S&P or Moody's; and (vi) repurchase agreements secured by any one or more of the investments described in clauses (i), (ii), (iii) or (iv).

            "Change of Control" means the occurrence of any of the following:

                (i)     the direct or indirect sale, lease, transfer, conveyance
or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Borrower and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

                (ii)    the adoption of a plan relating to the liquidation or
dissolution of Borrower; or

                (iii)   the consummation of any transaction (including, without
limitation, any merger or consolidation), the result of which is prior to the consummation of an initial public offering of Capital Stock of Holdings that
Principals and Related Parties of Principals cease to own and control more than fifty percent (50%) of each class of the Capital Stock of Holdings or from and after the consummation of an initial public offering of Stock of Holdings, at least thirty-five per cent (35%) of each class of Capital Stock of Holdings; or

                                       A-5

                (iv)    the first day on which a majority of the members of the
Board of Directors of the Borrower are not Continuing Directors.

            "Charges" means all federal, state, county, city, municipal, local, foreign or other governmental taxes, levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c)
the employees, payroll, income or gross receipts of any Credit Party, (d) any
Credit Party's ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party's business.

            "Chattel Paper" means any "chattel paper," as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.

            "Closing Checklist" means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex C.

            "Closing Date" means February 7, 2006.

            "Code" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan
Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent's or any Lender's Lien on any Collateral is
governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the
Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

            "Collateral" means the property covered by the Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of
Agent, on behalf of itself and Lenders, to secure the Obligations or any portion thereof.

            "Collateral Documents" means the Security Agreement, the Pledge
Agreements, the Guaranties, the Intercreditor Agreement, the Mortgages, the
Patent Security Agreements, the Trademark Security Agreements, the Copyright
Security Agreements and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations or any portion thereof and the Subordination Agreements.

            "Commitment" means, collectively, the Revolving Loan Commitment and the Swing Line Commitment.

            "Commitment Termination Date" means the earliest of (a) February 7,
2011, (b) the date of termination of Lenders' obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 6.3, and (c) the date of (i) payment in full by
Borrower of the Loans, (ii) the cancellation and return (or stand-by guarantee)
of all Letters of Credit or the provision of cash collateral (or to the extent permitted hereby back to back letters of credit) for all Letter of Credit
Obligations pursuant to Section 1.5(g), and (iii) the permanent reduction of the
Commitments to zero dollars ($0).

                                       A-6

            "Compliance Certificate" has the meaning ascribed to it in Section
4.9(k).

            "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

            (a)   an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an
   Asset Disposition, to the extent such losses were deducted in computing such
   Consolidated Net Income; plus

            (b)   provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

            (c)   the Interest Charges of such Person and its Subsidiaries for such period, to the extent that such Interest Charges were deducted in computing such Consolidated Net Income; plus

            (d)   an amount equal to imputed principal with respect to
   Attributable Debt paid during such period, to the extent that such imputed principal was deducted in computing such Consolidated Net Income; plus

            (e)   depreciation, amortization (including amortization of
   intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income;
   plus

            (f)   any management fees paid or accrued by Borrower to the Sponsor or any of its respective Affiliates in such period pursuant to the terms of the Management Agreement as in effect on the date hereof, or to Liberty
   Partners or any of its Affiliates pursuant to the management services agreement as in effect prior to Closing Date, to the extent that any such management fees were deducted in computing such Consolidated Net Income; plus

            (g)   cash restructuring and/or nonrecurring charges not to exceed
   $2,000,000 in any Fiscal Year and not to exceed $4,000,000 in the aggregate;
   plus

            (h)   all transaction and restructuring costs incurred during such period in connection with any Asset Acquisition in an aggregate amount not to exceed five percent of the total enterprise value of such Asset Acquisition;
   plus

            (i)   any severance payments made in cash to former employees not to exceed $2,000,000 in the aggregate; minus

            (j)   non-cash items increasing such Consolidated Net Income for such period, excluding any such items to the extent they represent (a) the reversal in such period of an accrual of, or cash reserve for, cash expenses in a prior period, to the extent such accrual or reserve did not increase
   Consolidated Cash Flow in a prior period, (b) the amortization of income that was paid in a prior period (c) the accrual of revenue or income consistent with past practice or (d) extraordinary gains; minus

            (k)   gain from extraordinary items (net of loss from extraordinary items) realized by such Person or any of its Subsidiaries in connection with an Asset Disposition, to the extent such gains were included in computing
   Consolidated Net Income,

                                       A-7

            in each case, on a consolidated basis and determined in accordance with GAAP.

            "Consolidated Net Income" means, with respect to any specified
Person for any period, the aggregate of the Net Income of such Person and its
Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

            (a)   the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Subsidiary of the Person;

            (b)   solely for the purposes of calculating Consolidated Net Income to determine the amount of Restricted Payments permitted under Section 3.5, the Net Income of any Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its Stockholders;

            (c)   the cumulative effect of a change in accounting principles will be excluded;

            (d)   all goodwill impairment charges will be excluded;

            (e)   non-cash charges relating to employee benefit or other
   management compensation plans of any direct or indirect parent of Borrower
   (to the extent such non-cash charges relate to plans of any direct or indirect parent of Borrower for the benefit of members of the Board of
   Directors of Borrower (in their capacity as such) or employees of Borrower and its Subsidiaries), Borrower or any of its Subsidiaries or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of any direct or indirect parent of Borrower (to the extent such non-cash charges relate to plans of any direct or indirect parent of Borrower for the benefit of members of the Board of Directors of Borrower
   (in their capacity as such) or employees of Borrower and its Subsidiaries),
   Borrower or any of its Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) in each case will be excluded;

            (f)   any non-cash charges from the application of the purchase
   method of accounting in connection with the Acquisition or any future acquisition will be excluded;

            (g)   transaction costs and restructuring charges incurred in
   connection with the Acquisition will be excluded; and

            (h)   the amortization of the consideration for any non-competition agreements entered into the connection with the Acquisition shall be excluded.

            "Contingent Indemnification Obligation" means at any time
obligations in respect of indemnities provided under the Loan Documents to the extent that no claim for or notice of a claim for any such indemnity has been made or given as of such time.

            "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person: (i) with respect to Guaranteed
Indebtedness; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any Hedge Agreement,or (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement. The amount of any

                                       A-8

Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

            "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Borrower who: (1) was a member of such Board of Directors on the Closing Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing
Directors who were members of such Board of Directors at the time of such nomination or election.

            "Contractual Obligations" means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including the Related Transactions Documents.

            "Control Agreements" means tri-party deposit account, securities account or commodities account control agreements by and among the applicable
Credit Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory in all respects to Agent and in any event providing to Agent control of such deposit account, securities account or commodities account within the meaning of
Articles 8 and 9 of the Code.

            "Copyright License" means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

            "Copyright Security Agreements" means the Copyright Security
Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party, as amended, restated, modified or supplemented from time to time, in the form attached hereto as Exhibit B.

            "Copyrights" means all of the following now owned or hereafter created, adopted or acquired by any Credit Party: (a) all copyrights, mask works, databases, design rights and General Intangibles of like nature (whether or not registered or published), all registrations and recordations thereof, and all applications in connection therewith, including all registrations, recordations and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (b) all reissues, extensions or renewals thereof.

            "Credit Parties" means Holdings, Borrower, each Guarantor and each other Person who executes this Agreement as a "Credit Party" or a Guaranty or who grants a Lien on all or part of its assets to secure all of part of the
Obligations.

            "Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings' and its Subsidiaries'
operations and not for speculative purposes.

            "Default" means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

            "Default Rate" has the meaning ascribed to it in Section 1.2(d).

            "Disbursement Account" has the meaning ascribed to it in Section
1.1(e).

                                       A-9

            "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to May 8,
2011. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute
Disqualified Stock if the terms of such Capital Stock provide that Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless the Termination Date has occurred. The amount of Disqualified Stock deemed to be outstanding at any time for purposes hereof will be the maximum amount that Borrower and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such
Disqualified Stock, exclusive of accrued dividends.

            "Disclosure Schedules" means the Schedules prepared by Borrower and denominated as Schedules 2.7 through 5.18 in the index to the Agreement.

            "Documents" means any "document," as such term is defined in the
Code, including electronic documents, now owned or hereafter acquired by any
Credit Party, wherever located.

            "Dollars" or "$" means lawful currency of the United States of
America.

            "Domestic Subsidiary" means any Subsidiary of any Person organized under the laws of any state of the United States of America or the District of
Columbia.

            "EBITDA" has the meaning ascribed to it in Schedule 4 to Exhibit
4.9(k).

            "Eligible Accounts" has the meaning ascribed to it in Schedule 1 to
Exhibit 4.9(d).

            "Eligible Inventory" has the meaning ascribed to it in Schedule 1 to
Exhibit 4.9(d).

            "Eligible M&E" has the meaning ascribed to it in Schedule 1 to
Exhibit 4.9(d).

            "Eligible Real Estate" has the meaning ascribed to it in Schedule 1 to Exhibit 4.9(d).

            "Environmental Laws" means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, legally binding standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the
Comprehensive Environmental Response, Compensation, and Liability Act of 1980
(42 U.S.C. ss.ss. 9601 et seq.) ("CERCLA"); the Hazardous Materials
Transportation Authorization Act of 1994 (49 U.S.C. ss.ss. 5101 et seq.); the
Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss.ss. 136 et
seq.); the Solid Waste Disposal Act (42 U.S.C. ss.ss. 6901 et seq.); the Toxic
Substance Control Act (15 U.S.C. ss.ss. 2601 et seq.); the Clean Air Act (42
U.S.C. ss.ss. 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C.
ss.ss. 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. ss.ss.
651 et seq.); and the Safe Drinking Water Act (42 U.S.C. ss.ss. 300(f) et seq.),
and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

                                      A-10

            "Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses
(including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

            "Environmental Permits" means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

            "Equipment" means all "equipment," as such term is defined in the
Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

            "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

            "Equity Issuance" means any issuance by Holdings or any Subsidiary to any Person which is not a Credit Party of (a) shares of its Capital Stock,
(b) any shares of its Capital Stock pursuant to the exercise of options or warrants or (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity. The term "Equity Issuance" shall not include (i)
any Asset Disposition or (ii) any debt issuance.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

            "ERISA Affiliate" means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m)
or (o) of the IRC.

            "ERISA Event" means, with respect to any Credit Party or any ERISA
Affiliate, (a) a "reportable event" described in Section 4043(c) of ERISA with respect to a Title IV Plan for which the notice requirement has not been waived;
(b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a
Title IV Plan or the treatment of a plan amendment as a termination under
Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title
IV Plan or Multiemployer Plan by the PBGC; (f) the failure

                                      A-11

by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan under Section 4042 of ERISA or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h)
the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

            "ESOP" means a Plan that is intended to satisfy the requirements of
Section 4975(e)(7) of the IRC.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended or supplemented, or any successor statute, the rules and regulations promulgated thereunder, as the same shall be in effect from time to time.

            "Excluded Taxes" has the meaning ascribed to it in Section 1.11(a).

            "Event of Default" has the meaning ascribed to it in Section 6.1.

            "Fair Labor Standards Act" means the Fair Labor Standards Act, 29
U.S.C. ss.201 et seq.

            "Fair Market Value" means, at any time, as to any Eligible Real
Estate, the fair market value as determined by the most recent appraisal thereof obtained and approved by the Agent as of such time.

            "Federal Funds Rate" means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

            "Federal Reserve Board" means the Board of Governors of the Federal
Reserve System.

            "Fees" means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

            "Financial Statements" means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Holdings and its Subsidiaries delivered in accordance with Section 4.9.

            "FIRREA" means the Financial Institutions Reform, Recovery and
Enforcement Act, and all regulations promulgated thereunder, in each case as amended.

            "Fiscal Month" means any of the monthly accounting periods of
Borrower.

            "Fiscal Quarter" means any of the quarterly accounting periods of
Borrower, ending on January 31, April 30, July 31 and October 31 of each year.

            "Fiscal Year" means any of the annual accounting periods of Borrower ending on January 31 of each year.

                                      A-12

            "Fixed Charges" has the meaning ascribed to it in Section 4.4 of
Schedule 1 to Exhibit 4.9(k).

            "Fixed Charge Coverage Ratio" has the meaning ascribed to it in
Section 4.4 of Schedule 1 to Exhibit 4.9(k).

            "Fixtures" means all "fixtures" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

            "Foreign Lender" has the meaning ascribed to it in Section 1.11(d).

            "Foreign Subsidiary" means a Subsidiary of any Person that is not organized under the laws any state of the United States of America or the
District of Columbia.

            "Funded Debt" means, with respect to any Person, without
duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease
Obligations, current maturities of long term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations (including Letter of Credit
Obligations) and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

            "Funding Date" has the meaning ascribed to it in Section 7.2.

            "GAAP" means generally accepted accounting principles in the United
States of America, consistently applied.

            "GE Capital" has the meaning ascribed to it in the Preamble.

            "GE Capital Fee Letter" has the meaning ascribed to it in Section
1.3(a).

            "GE Credit Agreement" means the Credit Agreement, dated as of
September 14, 2004, as amended by Waiver & Amendment No. 1, dated as of January
19, 2005 and by Consent, Waiver & Amendment No. 2, dated as of September 21,
2005, among the Borrower, the other Credit Parties identified therein and GE
Capital as Agent, L/C Issuer and a Lender.

            "General Intangibles" means "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contractual Obligation, all payment intangibles, customer lists, Intellectual Property, Licenses, Copyrights, Trademarks,
Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and

                                      A-13

other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit
Party.

            "Goods" means any "goods," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in "goods" as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Guaranteed Indebtedness" means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any
Indebtedness, lease, dividend, or other obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or
(e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such
Guaranteed Indebtedness is incurred and (y) the maximum amount for which such
Person may be liable pursuant to the terms of the instrument embodying such
Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

            "Guaranties" means, collectively, the Guaranty of even date herewith executed by Holdings and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations, in each case, as amended, restated, modified or supplemented from time to time.

            "Guarantors" means Holdings, each Subsidiary of Borrower, and each other Person, if any, in each case, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other
Loan Documents.

            "Hazardous Material" means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any
Environmental Laws, including any material or substance that is (a) defined as a
"solid waste," "hazardous waste," "hazardous material," "hazardous substance,"
"extremely hazardous waste," "restricted hazardous waste," "pollutant,"
"contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

                                      A-14

            "Hedge Agreement" means an Interest Rate Agreement or a Currency
Agreement entered into with a Lender.

            "Holdings" has the meaning ascribed thereto in the recitals to the
Agreement.

            "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent: (1) in respect of borrowed money; (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than letters of credit issued in respect of trade payables entered into in the ordinary course, to the extent such obligations are cash collateralized or such letters of credit secure obligations entered into in the normal course of business of such Person and such letters of credit are not drawn upon or, if drawn upon, to the extent any such drawing is reimbursed no later than three business days following receipt by such Person of a demand for reimbursement); (3) in respect of banker's acceptances; (4) representing Capital Lease Obligations or Attributable Debt;
(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; (6) representing any Hedge Agreement, if and to the extent any of the preceding items (other than letters of credit, Attributable
Debt and Hedge Agreement) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP; or (7) in respect of earnouts and similar payment obligations. In addition, the term "Indebtedness"
includes all indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such indebtedness is assumed by the specified
Person) and, to the extent not otherwise included, Guaranteed Indebtedness of the specified Person.

            Notwithstanding the foregoing, in connection with the purchase by
Borrower or any Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed, determined and undisputed the amount is paid within 60 days thereafter.

            "Indemnitees" has the meaning ascribed to it in Section 9.1.

            "Index Rate" means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans posted by at least 75% of the nation's 30 largest banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal
Reserve Board in Federal Reserve statistical release H.15 (519) entitled
"Selected Interest Rates" as the Bank prime loan rate or its equivalent), and
(ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

            "Index Rate Loan" means a Loan or portion thereof bearing interest by reference to the Index Rate.

            "Instruments" means all "instruments," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including transferable certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel
Paper.

            "Intellectual Property" means all rights, title, and interests in or relating to intellectual property, including, as applicable, (a) all United
States and foreign counterparts to, and all divisionals,

                                      A-15

reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of such intellectual property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such intellectual property, including all rights to sue or recover at law or in equity for any past, present, or future infringement, misappropriation, dilution, violation, or other impairment thereof, arising under all Software, Licenses, Patents,
Copyrights, Trademarks, and the goodwill associated with such Trademarks, (b)
all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (c) all other unregistered intellectual property rights, including know-how, confidential information, customer lists, technical documentation, technical information, data, technology, research records, plans, drawings, schematics, compilations, devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible.

            "Intercompany Debt" has the meaning ascribed to it in Section 9.21.

            "Intercompany Notes" has the meaning ascribed to it in Section 3.1.

            "Intercreditor Agreement" means any intercreditor agreement entered into as contemplated by clause (l) of the definition of Permitted Encumbrance.

            "Interest Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

            (a)   the consolidated interest expense of such Person and its
   Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital
   Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedge Agreement (but, in calculating Interest Charges for the purposes of determining the denominator of Interest Coverage Ratio only, excluding any one-time non-cash charges or expenses associated with the write off of deferred debt issuance costs relating to (A) Indebtedness that is retired with the proceeds of the Senior
   Notes issued on the Closing Date or (B) the repayment or retirement of the
   Obligations or the Senior Notes); plus

            (b)   the consolidated interest expense of such Person and its
   Subsidiaries that was capitalized during such period; plus

            (c)   any interest on Indebtedness of another Person that is
   guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such
   Guarantee or Lien is called upon; plus

            (d)   the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock or Disqualified
   Stock of such Person or any preferred stock of any of its Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of
   Borrower (other than Disqualified Stock) or to Borrower or a Subsidiary of
   Borrower, times (b) a

                                      A-16

   fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal,

            in each case, determined on a consolidated basis in accordance with
GAAP.

            "Interest Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Interest Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness
(other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Interest Coverage Ratio is made
(the "Calculation Date"), then the Interest Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

            In addition, for purposes of calculating the Interest Coverage
Ratio:

            (a)   the Acquisition, future acquisitions, dispositions, mergers, consolidations and discontinued operations that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including any related financing transactions and including increases in ownership of Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect
   (in accordance with Regulation S-X under the Securities Act), including Pro
   Forma Cost Savings, whether or not such Pro Forma Cost Savings complies with
   Regulation S-X, as if they had occurred on the first day of the four-quarter reference period;

            (b)   the Consolidated Cash Flow attributable to discontinued
   operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the
   Calculation Date, will be excluded (including by adding back the amount of any attributable Consolidated Cash Flow that was negative);

            (c)   the Interest Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such
   Interest Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date;

            (d)   any Person that is a Subsidiary on the Calculation Date will be deemed to have been a Subsidiary at all times during such four-quarter period;

            (e)   any Person that is not a Subsidiary on the Calculation Date will be deemed not to have been a Subsidiary at any time during such four-quarter period; and

            (f)   if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any obligation under any Hedge Agreement applicable to such Indebtedness if such obligation has a remaining term as at the Calculation Date in excess of 12 months).

                                      A-17

            "Interest Payment Date" means (a) as to any Index Rate Loan, the last day of each Fiscal Quarter while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR
Period; and provided further that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest that has then accrued under the Agreement.

            "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement or arrangement designed to protect Borrower against fluctuations in interest rates entered into by Borrower and any Lender.

            "Interim Financing" means a financing, in lieu of the issuance of
Senior Notes, to finance the Acquisition, on terms and conditions reasonably acceptable to Agent, including any bridge loans and any exchange notes issued in order to retire such bridge loans.

            "Inventory" means any "inventory," as such term is defined in the
Code, now owned or hereafter acquired by any Credit Party, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Credit Party's business or in the processing, production, packaging, promotion, delivery or shipping of the same.

            "Investment" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guaranteed Indebtedness or other obligations), advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees made in the ordinary course of business and
(ii) extensions of credit to customers or advances, deposits or payments to or with suppliers, lessors or utilities or for workers' compensation, in each case, that are incurred in the ordinary course of business and recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of such Person prepared in accordance with GAAP), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Holdings or any Subsidiary of Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect
Subsidiary of Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Holdings, Holdings or such
Subsidiary, as applicable, will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of Holdings' or such Subsidiary's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 3.5(c). Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

            "Investment Property" means all "investment property," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including: (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies (that constitute securities under Article 8 of the Code), partnership interests (that constitute securities under Article 8 of the Code), treasuries and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any

                                      A-18

Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

            "IRC" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

            "IRS" means the Internal Revenue Service.

            "L/C Issuer" means GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion, in such Person's capacity as an issuer of Letters of Credit hereunder.

            "L/C Sublimit" has the meaning ascribed to it in Section 1.1(d).

            "Lenders" means GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any permitted assignee of such Lender.

            "Letters of Credit" means documentary or standby letters of credit issued for the account of Borrower by L/C Issuers, and bankers' acceptances issued by Borrower, for which Agent and Lenders have incurred Letter of Credit
Obligations.

            "Letter of Credit Fee" has the meaning ascribed to it in Section
1.3(d).

            "Letter of Credit Obligations" means all outstanding obligations incurred by Agent and Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 1.1(d) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

            "Liberty Loan Agreement" means the Loan Agreement dated as of
November 1, 1999 among Liberty Partners Lenders 10, LLC, Liberty Holdings 10,
LLC, and Gibson Tube, Inc., as amended by First Amendment of Loan Agreement, dated as of February 3, 2000, Second Amendment of Loan Agreement, dated as of
March 15, 2002 and Third Amendment to Loan Agreement and Term Note, dated as of
September 14, 2004, and as further amended, modified, restated, refinanced, replaced, supplemented or otherwise modified from time to time.

            "LIBOR Breakage Fee" means an amount equal to the amount of any losses, expenses, liabilities (including, without limitation, any loss
(including interest paid) in connection with the re-employment of such funds)
that any Lender may sustain as a result of (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following
Borrower's delivery to Agent of any LIBOR Loan request in respect thereof or
(ii) any payment of a LIBOR Loan on any day that is not the last day of the
LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise). For purposes of calculating amounts payable to a Lender under Section 1.3(e), each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that
LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant LIBOR Period; provided, however, that each Lender may fund each of its
LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under Section 1.3(e).

                                      A-19

            "LIBOR Business Day" means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

            "LIBOR Loans" means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

            "LIBOR Period" means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to the
Agreement and ending one, two, three or six months thereafter, as selected by
Borrower's irrevocable notice to Agent as set forth in Section 1.2(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

            (a)   if any LIBOR Period would otherwise end on a day that is not a
      LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such
      LIBOR Period shall end on the immediately preceding LIBOR Business Day;

            (b)   any LIBOR Period that would otherwise extend beyond the date set forth in clause (a) of the definition of "Commitment Termination Date"
      shall end two (2) LIBOR Business Days prior to such date;

            (c)   any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period)
      shall end on the last LIBOR Business Day of a calendar month;

            (d)   Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such
      Loan; and

            (e)   Borrower shall select LIBOR Periods so that there shall be no more than 10 separate LIBOR Loans in existence at any one time.

            "LIBOR Rate" means for each LIBOR Period, a rate of interest determined by Agent equal to:

            (a)   the offered rate for deposits in United States Dollars for the applicable LIBOR Period that is published by the British Bankers'
      Association and currently appears on Telerate Page 3750 as of 11:00 a.m.
      (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

            (b)   a number equal to 1.0 minus the aggregate (but without
      duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the
      Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for
      Eurocurrency funding (currently referred to as "Eurocurrency Liabilities"
      in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

            If such interest rates shall cease to be available from Telerate
News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be available to Agent.

                                      A-20

            "License" means any Copyright License, Patent License, Trademark
License or other license of rights or interests now held or hereafter acquired by any Credit Party.

            "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, in each case for the purpose of securing payment or performance (including any title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction, but excluding any financing statement filed for precautionary purposes in connection with an operating lease).

            "Litigation" has the meaning ascribed to it in Section 4.9(i).

            "Loan Account" as the meaning ascribed to it in Section 1.9.

            "Loan Documents" means the Agreement, the Notes, the Collateral
Documents, the GE Capital Fee Letter and all other agreements, instruments, documents and certificates identified in the Closing Checklist or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit
Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

            "Loans" means the Revolving Loan and the Swing Line Loan.

            "Management Agreement" means that certain Management Agreement dated as of February 7, 2006, by and among Castle Harlan, Inc., Holdings, Borrower and
RGCH Holdings LLC, as in existence as of the Closing Date.

            "Master Documentary Agreement" means the Master Agreement for
Documentary Letters of Credit, dated as of the Closing Date, among the Borrower, as applicant, and GE Capital, as L/C Issuer, as amended, restated, modified or supplemented from time to time.

            "Master Standby Agreement" means the Master Agreement for Standby
Letters of Credit, dated as of the Closing Date, among the Borrower, as applicant, and GE Capital, as L/C Issuer, as amended, restated, modified or supplemented from time to time.

            "Material Adverse Effect" means a material adverse effect on (a) the financial condition, assets, properties or operating results of the Credit
Parties considered as a whole, (b) the Borrower's ability to pay any of the
Loans or any of the other Obligations in accordance with the terms of the
Agreement, (c) the Collateral or Agent's Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent's or any Lender's rights and remedies under the Agreement and the other Loan Documents; provided, however, that the following shall in no event be deemed to be a Material Adverse
Effect: (i) any effect or change (including any change in the laws, rules, regulations, orders, or other binding directives issued by any governmental or regulatory authority) which effects generally the United States economy or the
Borrower's industry as a whole except for those effects or changes that disproportionately affect the Borrower and its Subsidiaries, taken as a whole;
(ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency of war, or the occurrence of

                                      A-21

any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States except for those effects or changes that disproportionately affect the Borrower and its
Subsidiaries, taken as a whole; or (iii) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to financial, banking, or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index).

            "Maximum Amount" means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

            "Maximum Lawful Rate" has the meaning ascribed to it in
Section 1.2(f).

            "Moody's" means Moody's Investor's Services, Inc.

            "Mortgages" means each of the mortgages, deeds of trust, collateral assignments of leases or other real estate security documents delivered by any
Credit Party to Agent on behalf of itself and Lenders with respect to the Real
Estate.

            "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make, contributions on behalf of participants who are or were employed by any of them.

            "Net Income" means, with respect to any specified Person, the net income (or loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however: (1)
any gain (or loss), together with any related provision for taxes on such gain
(or loss), realized in connection with: (a) any Asset Sale (as such term is defined as of the Closing Date in the Senior Notes Documents and without giving effect to the $2,000,000 threshold provided in such definition of "Asset Sale"), or abandonment and reserves relating thereto; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; (2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss); and (3) any unrealized non-cash gains or losses in respect of Hedge Agreement (including those resulting from the application of FAS 133), to the extent that such gains or losses are deducted in computing Net Income.

            "Net Orderly Liquidation Value" means, as to any asset at any time, the net orderly liquidation value of such asset based on the most recent appraisal prepared for Agent as to such asset as of such time.

            "Net Proceeds" means (a) with respect to Asset Dispositions, the aggregate cash proceeds received by Borrower or any of its Subsidiaries in respect of any Asset Disposition (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration), net of the direct costs relating to such Asset Disposition, including, without limitation, legal, accounting and investment banking fees, appraisal and insurance adjuster fees and sales commissions, and any relocation expenses incurred as a result of the Asset Disposition, taxes paid or payable as a result of the Asset Disposition, in each case, after taking into account without duplication, (1) any amounts required to be applied to the repayment of
Indebtedness secured by a Lien on the assets that were the subject of such Asset
Disposition, (2) any reserve or payment with respect to liabilities associated with such asset or assets and retained by Borrower or a Subsidiary after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (3) any reserves for adjustment in respect of the sale price of such asset, and (4) any cash

                                      A-22

escrows in connection with purchase price adjustments, reserves or indemnities
(until released) and (b) with respect to any sale or issuance of Stock, the cash proceeds received from any sale or issuance of Stock, in each case, net of brokers', advisors' and investment banking fees and other out-of-pocket underwriting discounts, commissions and other out-of-pocket cash costs, fees and expenses, in each case, incurred in connection with such transaction.

            "Non-Consenting Lender" has the meaning ascribed to it in Section
9.19(c).

            "Non-Excluded Taxes" has the meaning ascribed to it in Section
1.11(a).

            "Non-Funding Lender" has the meaning ascribed to it in Section
8.5(a).

            "Notes" means, collectively, the Revolving Notes and the Swing Line
Note.

            "Notice of Conversion/Continuation" has the meaning ascribed to it in Section 1.2(e).

            "Notice of Revolving Credit Advance" has the meaning ascribed to it in Section 1.1(a).

            "Obligations" means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), including obligations pursuant to Interest Rate Agreements and Letter of Credit
Obligations, owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys'
fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

            "Other Lender" has the meaning ascribed to it in Section 8.5(d).

            "Other Taxes" has the meaning ascribed to it in Section 1.11(c).

            "Overadvance" has the meaning ascribed to it in Section 1.1(a).

            "Patent License" means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

            "Patent Security Agreements" means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable
Credit Party, as amended, restated, modified or supplemented from time to time, in the form of Exhibit C.

            "Patents" means all of the following in which any Credit Party now holds or hereafter creates or acquires any interest in: (a) inventions and discoveries that may be patentable, (b) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordations and applications in the United States
Patent and Trademark Office or in any similar office or agency of the United
States, any State or any other country, and (c) all reissues, divisions, continuations, continuations-in-part or extensions thereof.

                                      A-23

            "PBGC" means the Pension Benefit Guaranty Corporation.

            "Pension Plan" means a Plan described in Section 3(2) of ERISA.

            "Permitted Acquisition" has the meaning ascribed to it in Section
3.6.

            "Permitted Encumbrances" means the following encumbrances:

                  (i)     Liens on assets of the applicable Foreign Subsidiary
securing Indebtedness (including Capital Lease Obligations) or Attributable Debt and other obligations in respect thereof in an amount when incurred, together with the aggregate amount of all other Indebtedness and other obligations at that time outstanding secured by a Lien pursuant to this clause (i), not to exceed the aggregate amount of Indebtedness and Attributable Debt that has been incurred and such additional debt as would be permitted to be incurred at such time under Section 3.1(b)(xv) and/or securing Hedge Agreement of such Foreign
Subsidiary related thereto;

                  (ii)    Liens in favor of Borrower or the Guarantors;

                  (iii)   Liens on property of a Person existing at the time
such Person is merged with or into or consolidated with Borrower or any
Subsidiary of Borrower; provided that such Liens were in existence prior to and were not incurred in connection with or in the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Borrower or the Subsidiary;

                  (iv)    Liens on property (including Capital Stock) existing
at the time of acquisition of the property by Holdings or any Subsidiary of
Holdings; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

                  (v)     Liens to secure the performance of tenders, completion
guarantees, statutory obligations, surety or appeal bonds, bids, leases performance bonds or other obligations of a like nature incurred in the ordinary course of business in an amount not to exceed $1,000,000 in the aggregate outstanding at any time;

                  (vi)    Liens existing on the date hereof and listed on
Schedule 3.2;

                  (vii)   Liens for taxes, assessments or governmental charges
or claims that (x) are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded and (y) in the case of Liens in respect of federal or state income taxes, do not have priority in any respect over the Lien of the Agent securing the
Obligations; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

                  (viii)  Liens imposed by law, such as carriers'
warehousemen's, landlords', mechanics', suppliers, materialmen's and repairmen's
Liens, or in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of custom duties, in each case, incurred in the ordinary course of business;

                  (ix)    survey exceptions, easements or reservations of, or
rights of others for or pursuant to any leases, licenses, rights-of-way, or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under any property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission

                                      A-24

facilities and other similar purposes, or zoning or other restrictions as to the use of real property which were not incurred to secure the payment of
Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

                  (x)     Liens created for the benefit of (or to secure) the

Obligations;

                  (xi)    Liens to secure any Permitted Refinancing Indebtedness
permitted to be incurred hereunder; provided, however, that the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the Indebtedness being refinanced arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof) and shall be subject to any intercreditor agreement to which such prior Lien was subject;

                  (xii)   Liens upon specific items of inventory or other goods
and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

                  (xiii)  judgment and attachment Liens not giving rise to an
Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with GAAP;

                  (xiv)   Liens securing Indebtedness arising in connection with
Hedge Agreements incurred pursuant to Section 3.1(b)(ix);

                  (xv)    any extension, renewal or replacement, in whole or in
part, of any Lien described in clauses (vi), (vii), (xvi), or (xvii) of this definition of Permitted Encumbrances; provided that any such extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets, in conformity with GAAP and shall be subject to any intercreditor agreement to which such prior Lien was subject;

                  (xvi)   any interest or title of a lessor, licensor or
sublicense under any operating lease, license or sublicense, as applicable;

                  (xvii)  Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Borrower or any Subsidiary thereof on deposit with or in possession of such bank;

                  (xviii) Liens securing other Indebtedness incurred in
accordance with the terms of this Agreement so long as the holders of such
Indebtedness and the holders of such Liens have entered into intercreditor agreements in form and substance satisfactory in all respects to the Agent; and

                  (xix)   Liens incurred or pledges or deposits made in the
ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty or liability insurance or self insurance.

            "Permitted Holders" means (1) Castle Harlan Partners IV, L.P. and any Person controlling, controlled by, or under common control with, and any account controlled or managed by or under common control or management with
Castle Harlan Partners IV, L.P. or (2) Castle Harlan Inc. and employees, management and directors of (including any of their heirs), and Persons owning accounts managed or advised by or controlled by, any of the foregoing and their respective Affiliates.

                                      A-25

            "Permitted Investments" means any:

                  (i)     Investment in (x) Borrower or in a Subsidiary of
Borrower that is a Credit Party or (y) in a Foreign Subsidiary or a Person that is not and is not required to be a Credit Party so long as the total amount of
Investments under this clause (y) shall not exceed, together with other
Investments under this clause (y), the then outstanding amount of intercompany
Indebtedness under Section 3.1(b)(vii)(e), the then outstanding guarantees and
Guaranteed Indebtedness under Section 3.1(b)(x), and the total consideration in respect of Permitted Acquisitions described in Section 3.6(ii)(G), $5,000,000;

                  (i)     any Investment in Cash Equivalents;

                  (ii)    Permitted Acquisitions;

                  (iii)   any Investment made as a result of the receipt of
non-cash consideration from (a) an Asset Disposition that was made pursuant to and in compliance with Section 3.7 or (b) a sale or other disposition of assets not constituting an Asset Disposition;

                  (iv)    omitted.

                  (v)     any acquisition of assets or Capital Stock solely in
exchange for the issuance of Equity Interests (other than Disqualified Stock) of
Borrower, Holdings, or a direct or indirect parent of Holdings;

                  (vi)    any Investment acquired by Holdings or any of its
Subsidiaries (i) in exchange for any other Investment or accounts receivable held by Holdings or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of a Person or the good faith settlement of delinquent obligations of a Person or of a litigation arbitration or other dispute, or (ii) result of a foreclosure by Holdings or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

                  (vii)   Investments represented by Hedge Agreements;

                  (viii)  loans or advances to employees made in the ordinary course of business of Holdings or any Subsidiary of Borrower in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding;

                  (ix)    repurchases of the Senior Notes in accordance with
Section 3.18(viii);

                  (x)     any Investment of Holdings or any of its Subsidiaries
existing on the Closing Date and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investments as in effect on the date of the indenture;

                  (xi)    guarantees otherwise permitted by Section 3.1;

                  (xii)   Investments resulting from the acquisition of a
Person, otherwise permitted by this Agreement, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

                                      A-26

                  (xiii)  other Investments not exceeding $10,000,000 in the aggregate so long as no Event of Default has occurred and is continuing or would be caused thereby and after giving effect thereto (1) Borrowing Availability shall be at least $10,000,000 and (2), on a pro forma basis for the period of four Fiscal Quarters for which financial statements have been delivered hereunder to the Agent ending on or most recently prior to such payment, as though such payment occurred on the first day of such period, the Fixed Charge
Coverage Ratio shall be at least 1.0:1.0; and

                  (xiv)   Investments consisting of the licensing or
contribution of intellectual property pursuant to joint marketing arrangements with other Persons.

            "Permitted Payments to Parent" means, without duplication as to amounts:

            (a)   payments to Holdings or any other direct or indirect parent of
   Borrower to permit such direct or indirect parent to pay reasonable accounting, legal and administrative expenses of such Person when due, in an aggregate amount not to exceed $500,000 per annum (or $1,000,000 per annum following the completion of an underwritten public offering of common stock of any such direct or indirect parent holding company); and

            (b)   for so long as Borrower is a member of a group filing a
   consolidated or combined tax return with Holdings or any other direct or indirect parent of Borrower, payments to such direct or indirect parent in respect of an allocable portion of the federal and state taxes then due and owing by such group that are attributable to Borrower and its Subsidiaries
   ("Tax Payments") and to pay franchise or similar taxes and fees of such direct or indirect parent required to maintain such direct or indirect parent's corporate existence. The Tax Payments shall not exceed the lesser of
   (i) the amount of the relevant tax (including any penalties and interest)
   that Borrower would owe if Borrower were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of
   Borrower and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that Holdings or such other direct or indirect parent actually owes to the appropriate taxing authority. Any Tax Payments received from Borrower shall be paid over to the appropriate taxing authority within fifteen (15) days of direct or indirect parent's receipt of such Tax
   Payments or refunded to Borrower.

            "Permitted Refinancing Indebtedness" means any Indebtedness of
Holdings or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Holdings or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

                  (i)     the principal amount (or accreted value, if
applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including the amount of any reasonably determined premium and defeasance costs, incurred in connection therewith and other amounts necessary to accomplish such refinancing);

                  (ii)    such Permitted Refinancing Indebtedness has a final
maturity date equal to or later than the final maturity date of, and has a
Weighted Average Life to Maturity equal to or greater than the Weighted Average
Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

                                      A-27

                  (iii)   if the Indebtedness being renewed, refunded,
refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms, taken as a whole, at least as favorable to the holders of notes as those contained in the documentation governing the
Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

                  (iv)    such Indebtedness is incurred either by Holdings or by
the Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and by no other obligor and is on terms no less favorable to Holdings or such Subsidiary than those of the
Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

            "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

            "Plan" means, an "employee benefit plan," as defined in Section 3(3)
of ERISA, that any Credit Party maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any
Credit Party.

            "Pledge Agreements" means, the Pledge Agreement of even date herewith executed by Holdings in favor of Agent, on behalf of itself and
Lenders, pledging all Stock of its Domestic Subsidiaries and 65% of the voting
Stock and 100% of the non-voting Stock of Foreign Subsidiaries owned directly by
Holdings or any Domestic Subsidiary of Holdings, if any, and all Intercompany
Notes owing to or held by them and any other pledge agreement entered into after the Closing Date by any Credit Party, in each case, as amended, restated, modified or supplemented from time to time.

            "Principals" means (i) Castle Harlan Partners IV, L.P., a Delaware limited partnership or any Affiliate thereof or any fund or account controlled or managed by or under common control with Castle Harlan Partners IV, L.P. or any Affiliate thereof, (ii) Castle Harlan, Inc. and its employees, management and directors, (iii) Harley Kaplan, (iv) William Anacker, and (v) C. Michael
Griffith, Jr.

            "Prior Lenders" means GE Capital, the State Board Administration of
Florida and Liberty Partners Lenders 10, LLC.

            "Prior Lender Obligations" means the obligations, liabilities and indebtedness of RathGibson, Inc. arising under the GE Credit Agreement, the
Liberty Loan Agreement and the State Board Subordinated Loan Agreement.

            "Pro Forma" means the unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries prepared in accordance with GAAP as of October 31, 2005, after giving effect to the Related Transactions. The Pro
Forma is annexed hereto as Annex D.

            "Pro Forma Cost Savings" means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an acquisition that occurred during the four quarter period or after the end of the four quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the
Securities Act as in effect and applied as of the date of the indenture, (ii)
were actually implemented by the business that was the subject of any such acquisition within six months after the date of the acquisition and prior to the
Calculation Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such acquisition and that Borrower reasonably determines

                                      A-28

are probable based upon specifically identifiable actions to be taken within six months of the date of the acquisition and, in the case of each of (i), (ii) and
(iii), are described, as provided below, in an certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro
Forma Cost Savings described above, shall have been (in the case of clause (iii)
only) approved by the Agent, shall be accompanied by a certificate delivered to the Agent from Borrower's chief financial officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.

            "Pro Rata Share" means with respect to all matters relating to any
Lender (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate
Revolving Loan Commitments of all Lenders, and (b) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing
(i) the aggregate outstanding principal balance of the Loans held by that
Lender, by (ii) the outstanding principal balance of the Loans held by all
Lenders, as such percentages may be adjusted by assignments pursuant to Section
8.1.

            "Projections" means Holdings' forecasted consolidated and
consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, and consistent with the historical Financial Statements of Holdings, together with appropriate supporting details and a statement of underlying assumptions.

            "Proposed Change" has the meaning ascribed to it in Section 9.19(c).

            "Qualified Assignee" means (a) any Lender, any Affiliate of any
Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody's at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that no Person determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee and no Person or Affiliate of such
Person (other than a Person that is already a Lender) holding Subordinated Debt or Stock issued by any Credit Party shall be a Qualified Assignee.

            "Qualified Plan" means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

            "Qualified Proceeds" means any of the following or any combination of the following:

            (a)   Cash Equivalents; and

            (b)   the fair market value of assets that are used or useful in a line of business permitted by Section 3.9; and

            (c)   the fair market value of the Capital Stock of any Person
engaged primarily in a line of business permitted by Section 3.9 if, in connection with the receipt by Holdings or any of its Subsidiaries of such
Capital Stock, such Person becomes a Subsidiary or such Person is merged or consolidated into Holdings or any Subsidiary.

                                      A-29

            The fair market value of any assets or Capital Stock that are required to be valued by this definition will be determined by the Board of
Directors of Borrower whose resolution with respect thereto will be delivered to the Agent. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $1,000,000.

            "Real Estate" has the meaning ascribed to it in Section 5.12.

            "Refinancing" means the repayment in full by Borrower of the Prior
Lender Obligations on the Closing Date.

            "Refunded Swing Line Loan" has the meaning ascribed to it in Section
1.1(c)(iii).

            "Related Party" means: (1) any controlling Stockholder, partners, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or (2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, Stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

            "Related Transactions" means the initial borrowing under the
Revolving Loan on the Closing Date, the Refinancing, the Acquisition, the
payment of all Fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

            "Related Transactions Documents" means the Loan Documents and the
Senior Notes Documents, the Acquisition Documents and all other agreements or instruments executed in connection with the Related Transactions.

            "Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous
Material in the indoor or outdoor environment, including the movement of
Hazardous Material through or in the air, soil, surface water, ground water or property.

            "Replacement Lender" has the meaning ascribed to it in Section
9.19(a).

            "Requisite Lenders" means Lenders having (a) more than 50% of the
Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan
Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Loans.

            "Reserves" means, with respect to the Borrowing Base (a) reserves established by Agent from time to time in its reasonable credit judgment against
Eligible Accounts, Eligible Inventory, Eligible M&E and Eligible Real Estate
pursuant to Exhibit 4.9(d) and (b) such other reserves against Eligible
Accounts, Eligible Inventory or Borrowing Availability that Agent may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued interest expenses or Indebtedness shall be deemed to be within Agent's reasonable credit judgment.

            "Restricted Investment" means an Investment other than a Permitted
Investment.

            "Restricted Payment" means, with respect to any Credit Party (1)
declare or pay any dividend or make any other payment or distribution on account of such Credit Party's or any of its

                                      A-30

Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Holdings or any of its
Subsidiaries) or to the direct or indirect holders of Holdings' or any of its
Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of
Holdings and other than dividends or distributions payable to Holdings or a
Subsidiary of Holdings); (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Borrower) any Equity Interests of Borrower, Holdings, or
any other direct or indirect parent of Borrower; (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Holdings or any Guarantor that is contractually subordinated to the Obligations (excluding any intercompany Indebtedness between or among Holdings and any of its Subsidiaries), except (a) a payment of interest or principal at the stated maturity thereof or (b) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition; (4) make any Restricted Investment. (5) make or pay any earn out or similar obligation in connection with any Permitted Acquisition (other than the
Acquisition) or (6) make or payment any management (or similar) fee or expense reimbursement under the Management Agreement or any similar agreement.

            "Retiree Welfare Plan" means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

            "Revolving Credit Advance" has the meaning ascribed to it in Section
1.1(a).

            "Revolving Lenders" means those Lenders having a Revolving Loan
Commitment.

            "Revolving Loan(s)" means, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrower (including Swing
Line Advances) plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

            "Revolving Loan Commitment" means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of Revolving Credit
Advances (including, in the case of the Swing Line Lender, its commitment to make Swing Line Advances as a portion of its Revolving Loan Commitment) or incur its Pro Rata Share of Letter of Credit Obligations as set forth on Annex B or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Revolving
Credit Advances (including, in the case of the Swing Line Lender, Swing Line
Advances) or incur Letter of Credit Obligations, which aggregate commitment shall be Fifty Million Dollars ($50,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

            "Revolving Notes" has the meaning ascribed to it in Section 1.1(a).

            "S&P" means Standard & Poor's Ratings Services, a division of the
McGraw-Hill Companies, Inc.

            "Scrap Value" means at any time for any metal, the price obtained by
Borrower most recently prior to and within one month of such time for scrap metal of that type or, if neither Borrower

                                      A-31

has consummated a sale for scrap metal of that type within one month of the date of determination, a price reasonably determined by Agent in consultation with
Borrower.

            "Securities Act" means the Securities Act of 1933, as amended or supplemented, or any successor statute, the rules and regulations promulgated thereunder, as the same shall be in effect from time to time.

            "Security Agreement" means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and the Credit Parties, and any other security agreement entered into after the
Closing Date by any Credit Party, in each case, as amended, restated, modified or supplemented from time to time.

            "Sellers" means Liberty Partners Holdings 10, L.L.C., Harley Kaplan,
William S. Anacker, C. Michael Griffith, and Frank R. Fenton.

            "Senior Loan Agreement Consolidated Net Income" has the meaning ascribed to it in Schedule 4 to Exhibit 4.9(k).

            "Senior Notes" means Borrower's 11.25% Senior Notes due 2014 issued pursuant to the Senior Notes Documents and any registered notes issued by
Borrower in exchange for, and as contemplated by, such notes.

            "Senior Notes Documents" means the Senior Notes, the indenture and purchase agreement pursuant to which the Senior Notes are issued and originally sold, the guarantees of the Senior Notes by Borrower's current and future
Domestic Subsidiaries, and all other documents executed and delivered pursuant to or in connection with the Senior Notes and the other Senior Notes Documents.

            "Settlement Date" has the meaning ascribed to it in Section
8.5(a)(ii).

            "Software" means all "software" as such term is defined in the Code, now owned or hereafter created or acquired by any Credit Party, other than software embedded in any category of Goods, including (a) computer software in both source code and object code; (b) any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (c)
databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (d) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing,
(e) the technology supporting any Internet site(s), and (f) all documentation, including system documentation, user manuals and training materials, relating to any of the foregoing.

            "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c)
such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

                                      A-32

            "Sponsor" means Castle Harlan, Inc.

            "Sponsor Portfolio Company" means any Person that is owned and controlled by any investment fund that is managed by the Sponsor or an Affiliate of the Sponsor.

            "State Board Subordinated Loan Agreement" means that certain
Subordinated Loan Agreement, dated as of April 3, 1995, between the State Board
Administration of Florida and Rath Manufacturing Co., Inc., as amended by First
Amendment to Subordination Agreement and Second Amendment to Subordinated Loan
Document, dated as of October 15, 1997, Consent, Waiver and Third Amendment to
Subordinated Loan Agreement, dated as of October 30, 1998, Consent, Waiver and
Fourth Amendment to Subordinated Loan Agreement, dated as of February 3, 2000,
Fourth Amendment to Subordinated Loan Agreement, dated as of October 31, 2000,
Consent, Waiver and Sixth Amendment to Subordinated Loan Agreement, dated as of
March 15, 2002 and Consent and Seventh Amendment to Subordinated Loan Agreement,
dated as of September 14, 2004, and as further amended, restated, supplemented or otherwise modified from time to time.

            "Statement" has the meaning ascribed to it in Section 4.9(b).

            "Stock" means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule
3a11 1 of the General Rules and Regulations promulgated by the Securities and
Exchange Commission under the Exchange Act).

            "Stockholder" means, with respect to any Person, each holder of
Stock of such Person.

            "Subordinated Indebtedness" means the collective reference to any
Indebtedness of Holdings or any Subsidiary subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are reasonably satisfactory to the Requisite Lenders.

            "Subsidiary" means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation
(irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such
Person, or with respect to which any such Person has the exclusive right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Borrower.

            "Subsidiary Guarantors" means each direct or indirect Subsidiary of the Borrower in existence on the Closing Date or which becomes a Credit Party and guarantees the Obligations of the Borrower pursuant to Section 2.8(c).

            "Supermajority Revolving Lenders" means Lenders having (a) 66 2/3%
or more of the Revolving Loan Commitments of all Lenders, or (b) if the
Revolving Loan Commitments have been

                                      A-33

terminated, 66 2/3% or more of the aggregate outstanding amount of the Revolving
Loan (with the Swing Line Loan being attributed to the Lender making such Loan).

            "Swing Line Advance" has the meaning ascribed to it in Section
1.1(c).

            "Swing Line Availability" has the meaning ascribed to it in Section
1.1(c).

            "Swing Line Commitment" means the commitment of the Swing Line
Lender to make Swing Line Advances as set forth on Annex B to the Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

            "Swing Line Lender" means GE Capital.

            "Swing Line Loan" means at any time, the aggregate amount of Swing
Line Advances outstanding to Borrower.

            "Swing Line Note" has the meaning ascribed to it in Section 1.1(c).

            "Taxes" has the meaning ascribed to it in Section 1.11(a).

            "Tax Return" has the meaning ascribed to it in Section 5.21.

            "Termination Date" means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations (other than Contingent
Indemnification Obligations) under the Agreement and the other Loan Documents have been completely discharged, (c) all Letter of Credit Obligations have been cash collateralized in the amount set forth in Section 1.5(g), cancelled or, with the consent of Agent in each instance, backed by standby letters of credit in form and issued by a Person acceptable to Agent and (d) no Borrower shall have any further right to borrow any monies under the Agreement.

            "Title IV Plan" means a Pension Plan (other than a Multiemployer
Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA
Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

            "Trademark Security Agreements" means the Trademark Security
Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party, as amended, restated, modified or supplemented from time to time.

            "Trademark License" means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any
Trademark.

            "Trademarks" means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all trademarks, trade names, trade dress, corporate names, business names, trade styles, service marks, logos, internet domain names, internet domain name registrations, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered, including common-law marks), all registrations and recordations thereof, and all applications in connection therewith, including registrations, recordations and applications in the United States Patent and
Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other region, country or any political subdivision thereof; and (b) all goodwill associated with or symbolized by any of the foregoing.

                                      A-34

            "Unfunded Pension Liability" means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title
IV of ERISA, all determined as of the most recent valuation date for each such
Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of
ERISA, the liabilities (whether or not accrued) that could be avoided by any
Credit Party or any ERISA Affiliate as a result of such transaction.

            "Weighted Average Life to Maturity" means, when applied to any
Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

            "Welfare Plan" means a Plan described in Section 3(1) of ERISA.

            "Wholly-Owned" means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by Borrower and/or one or more of its Wholly-Owned Subsidiaries
(except in the case of Foreign Subsidiaries for directors' qualifying shares or other shares required by Applicable Law to be owned by a Person other than the
Borrower).

            Rules of construction with respect to accounting terms used in the
Agreement or the other Loan Documents shall be as set forth or referred to in this Annex A. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a
Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all
Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or
Schedule.

            Wherever from the context it appears appropriate, each term stated
in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and
"include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the
Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance.

                                      A-35